     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        ALABAMA NATIONAL BANCORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6712                    63-1114426
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                               ----------------

                            1927 FIRST AVENUE NORTH
                           BIRMINGHAM, ALABAMA 35203
                                (205) 583-3600
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICE)

                               ----------------

                             JOHN H. HOLCOMB, III
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            1927 FIRST AVENUE NORTH
                             BIRMINGHAM, AL 35203
                                (205) 583-3600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
      CHRISTOPHER B. HARMON, ESQ.             RICHARD R. CHEATHAM, ESQ.
     MAYNARD, COOPER & GALE, P.C.             KILPATRICK STOCKTON, LLP
        1901 SIXTH AVENUE NORTH                 1100 PEACHTREE STREET
              SUITE 2400                             SUITE 2800
       BIRMINGHAM, ALABAMA 35203               ATLANTA, GEORGIA 30309

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement has become effective.


  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
    SECURITIES TO BE         TO BE        PRICE PER      AGGREGATE     REGISTRATION
       REGISTERED          REGISTERED      UNIT(1)        PRICE(1)         FEE
-----------------------------------------------------------------------------------
Common, $1.00 par val-
 ue....................    1,132,887        $8.40        $9,516,336       $2,807
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of all outstanding shares of Community Financial Corporation as of March 31, 1998.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 [Community Financial Corporation Letterhead]

                                        , 1998

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of the shareholders of Community Financial Corporation ("CFC"), to be held at the principal executive office of Georgia State Bank, 620 Fontaine Road, S.W., Mableton,
Georgia, on          , 1998, at          .m Eastern Time (the "Annual
Meeting").

  At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated as of June 8, 1998 (the "Merger Agreement"), which provides for the merger of CFC with and into Alabama National BanCorporation ("ANB") (the "Merger"). If the Merger is consummated, each outstanding share of CFC common stock will be converted into the right to receive 0.351807 shares of the common stock, par value $1.00, of ANB. The accompanying Proxy Statement and Prospectus provides a detailed description of the proposed Merger, including the conditions to consummation of the Merger. In addition, you will be asked to consider and vote upon the election of eleven directors of CFC to serve until the consummation of the Merger, or until the next annual meeting of the shareholders of CFC and their successors are elected and qualified.

  The affirmative vote of the holders of at least a majority of the shares of CFC common stock entitled to vote at the Annual Meeting is required for approval of the Merger Agreement. Accordingly, your vote is important, no matter how large or how small your holdings are.

  Enclosed are the Notice of Annual Meeting, the Proxy Statement and Prospectus and proxy for the Annual Meeting. Please give this information your careful attention.

  The Board of Directors of CFC has carefully reviewed and considered the terms and conditions of the proposed Merger Agreement and has received an opinion from Brown, Burke Capital Partners, Inc. that the Merger is fair to the CFC shareholders from a financial point of view. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting. Sending in your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting if you wish to do so.

                                          Sincerely,

                                          Ken F. Thigpen
                                          Chief Executive Officer

                        COMMUNITY FINANCIAL CORPORATION
                            620 FONTAINE ROAD, S.W.
                            MABLETON, GEORGIA 30126

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON         , 1998

                               ----------------

                                                                         , 1998

TO THE SHAREHOLDERS OF COMMUNITY FINANCIAL CORPORATION

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Community Financial Corporation ("CFC") will be held at the principal executive office of Georgia State Bank, 620 Fontaine Road, S.W.,
Mableton, Georgia on        , 1998, at   .m., Eastern Time, for the following
purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 8, 1998 (the "Merger Agreement"), by and between Alabama National BanCorporation ("ANB") and CFC, pursuant to which, among other matters, (a) CFC would be merged with and into ANB, and (b) each share of CFC common stock will be converted into the right to receive
  0.351807 shares of ANB common stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement and Prospectus and is hereby incorporated by reference herein.

    2. To elect eleven directors of CFC to serve until the consummation of the Merger, or until the next annual meeting of the shareholders of CFC and their successors are elected and qualified.

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only shareholders of record at the close of business on July 31, 1998 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of CFC common stock entitled to vote at the Annual Meeting.

  THE BOARD OF DIRECTORS OF CFC UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  Each shareholder has the right to dissent from the Merger Agreement and demand payment of the fair value of his shares if the Merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with requirements of Sections 14-2-1301 et seq. of the Georgia Business Corporation Code (the "Georgia Dissent Provisions"). The full text of the Georgia Dissent Provisions is set forth in Appendix B to the Proxy Statement and Prospectus and is incorporated herein by reference. For a summary of the requirements of the Georgia Dissent Provisions, see "GENERAL INFORMATION--Dissenters' Rights" in the Proxy Statement and Prospectus.

                                          By order of the Board of Directors

                                          Ken F. Thigpen
                                          Chief Executive Officer


 WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                PROXY STATEMENT

                        COMMUNITY FINANCIAL CORPORATION

                              For Annual Meeting
                                Of Shareholders
                                 To Be Held On
                                [       ], 1998

                               ----------------

                                  PROSPECTUS

                        ALABAMA NATIONAL BANCORPORATION
                                 Common Stock

                               ----------------

  This Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the shareholders of Community Financial Corporation, a Georgia corporation ("CFC"), in connection with the solicitation of proxies by the Board of Directors of CFC from holders of outstanding shares of common stock, par value $2.50 per share, of CFC ("CFC Common Stock"), for use at CFC's meeting of shareholders as shown above (the "Annual Meeting"). One very important purpose of the Annual Meeting is to consider and vote upon that certain Agreement and Plan of Merger dated as of June 8, 1998 (the "Merger Agreement"), pursuant to which CFC will merge (the "Merger") with and into Alabama National Bancorporation ("ANB"). Except as described herein, each share of CFC Common Stock issued and outstanding at the Effective Time (described below) shall be converted into the right to receive 0.351807 shares of ANB Common Stock, subject to adjustment in certain circumstances as described herein (the "Exchange Ratio"). This Proxy Statement also serves as a prospectus with respect to the issuance of up to approximately 1,132,887 shares of ANB Common Stock that are issuable to the shareholders of CFC and holders of options to purchase CFC Common Stock upon consummation of the Merger. See "The Merger-- Terms of the Merger."

  In addition to the consideration of the Merger, the shareholders of CFC will be asked to consider the election of eleven directors of CFC to serve until the consummation of the Merger or until the next annual meeting of CFC and their successors are elected and qualified.

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS OF CFC.

  This Proxy Statement, the accompanying Notice of Meeting and the other documents enclosed herewith are being first mailed to the shareholders of CFC
on or about [        ], 1998.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON THE  ACCURACY  OR  ADEQUACY OF  THIS  PROXY STATEMENT.  ANY
    REPRESENTATION TO THE  CONTRARY IS A  CRIMINAL OFFENSE. THE SECURITIES
     OFFERED  HEREBY  ARE   NOT  DEPOSITS,  SAVINGS   ACCOUNTS  OR   OTHER
     OBLIGATIONS  OF A BANK  AND ARE NOT  INSURED BY THE FEDERAL  DEPOSIT
      INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ----------------

              THE DATE OF THIS PROXY STATEMENT IS         , 1998

                             AVAILABLE INFORMATION

  ANB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by ANB can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements, and other information regarding ANB, CFC and other registrants that file electronically with the Commission.

  ANB has filed with the Commission a Registration Statement (No. 333-) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of ANB Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, portions of which were omitted in accordance with the rules and regulations of the Commission. For further information regarding ANB and the ANB Common Stock offered hereby, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein or in any document incorporated by reference herein as to the contents of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. In addition, ANB Common Stock is traded on the NASDAQ National Market System. Reports, proxy statements, and other information concerning ANB may be inspected at the office of the National Association of Securities' Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

  All information contained in this Proxy Statement pertaining to ANB and its subsidiaries has been supplied by ANB, and all information pertaining to CFC and its subsidiaries has been supplied by CFC.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANB OR CFC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

FORWARD-LOOKING STATEMENTS

  Statements related to ANB or the Merger contained in this Proxy Statement which are not historical facts are forward-looking statements. In addition, ANB, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of ANB's senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the section entitled "Risk Factors" herein and in ANB's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. Forward-looking statements contained in this Proxy Statement or in the other public statements of ANB or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. See "Risk Factors" and "Incorporation of Certain Documents by Reference."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by ANB with the Commission (Commission File No. 0-25160) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement:

    1. ANB's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. ANB's Proxy Statement for its 1998 Annual Meeting of Shareholders;

    3. ANB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

    4. ANB's Report on Form 8-K dated June 11, 1998.

  All documents filed by ANB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the CFC Annual Meeting, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing thereof. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement to the extent that another statement contained herein, in any supplement hereto or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement or any supplement hereto.

  This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. On the written or oral request of any person to whom this Proxy Statement is delivered, ANB will provide, without charge, a copy of any or all of the documents incorporated herein by reference pertaining to it (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Kimberly Moore, Secretary, Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, (205) 583-3600. In order to ensure timely delivery
of such documents, any request should be made by [          ], 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
FORWARD-LOOKING STATEMENTS.................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
SUMMARY....................................................................   5
  Parties to the Merger....................................................   5
  Shareholder Meeting......................................................   5
  The Merger...............................................................   6
  Selected Consolidated Financial Data.....................................   9
ANB SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)......................  10
CFC SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)......................  12
  Pro Forma Selected Consolidated Financial Data...........................  13
PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA.............................  14
  Comparative Per Share Data...............................................  16
RISK FACTORS...............................................................  17
  Determination of Terms and Exchange Ratio................................  17
  Restrictions on Dividends................................................  17
  Competition..............................................................  17
  Supervision and Regulation...............................................  17
  Monetary Policies........................................................  18
  Allowance for Loan Losses................................................  18
  Tax Considerations.......................................................  18
  Interests of Certain Persons in the Transaction..........................  18
  Restrictions on Resale of ANB Common Stock...............................  19
GENERAL INFORMATION........................................................  19
  Meeting, Record Dates and Votes Required.................................  19
  Proxies..................................................................  19
  Dissenters' Rights.......................................................  20
  Recommendation of Board of Directors.....................................  21
THE MERGER.................................................................  21
  Terms of the Merger......................................................  21
  Effective Time...........................................................  22
  Background of and Reasons for the Merger.................................  22
  Opinion of Brown, Burke Capital Partners, Inc............................  24
  Effect on Certain Employee Benefit Plans of CFC..........................  27
  Surrender of Certificates................................................  28
  Conditions to Consummation of the Merger.................................  29
  Regulatory Approvals.....................................................  30
  Conduct of Business Pending the Merger...................................  31
  Waiver and Amendment; Termination; Termination Fee.......................  33
  Management and Operations After the Merger...............................  33
  Interests of Certain Persons in the Merger...............................  33
  Federal Income Tax Consequences..........................................  34
  Accounting Treatment.....................................................  35
  Expenses and Fees........................................................  35
  Resales of ANB Common Stock..............................................  35

                                                                            PAGE
                                                                            ----
PRO FORMA FINANCIAL STATEMENTS............................................   36
DESCRIPTION OF ANB CAPITAL STOCK..........................................   41
  General.................................................................   41
  Common Stock............................................................   41
  Preferred Stock.........................................................   41
  Certain Anti-Takeover Effects...........................................   41
EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS................................   43
  Charter and Bylaw Provisions............................................   43
  Shareholder Approval of Mergers.........................................   43
  Dissenters' Rights......................................................   43
  Shareholders Meetings and Voting........................................   44
  Dividends...............................................................   45
  Preemptive Rights.......................................................   46
  Liquidation Rights......................................................   46
  Limitation of Liability and Indemnification.............................   46
  Antitakeover Legislation................................................   47
CERTAIN INFORMATION CONCERNING ANB........................................   47
  General.................................................................   47
  Recent Developments.....................................................   48
CERTAIN INFORMATION CONCERNING CFC........................................   48
  Description of Business.................................................   48
  Information About Voting Securities and Principal Holders Thereof.......   49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF CFC........................................................   51
  Financial Condition.....................................................   51
  Loans...................................................................   52
  Investment Securities...................................................   54
  Deposits................................................................   54
  Capital Resources.......................................................   55
  Results of Operations...................................................   56
  Interest Sensitivity....................................................   60
  Market Risk.............................................................   61
  Provisions and Allowance for Loan Losses................................   62
  Nonperforming Assets....................................................   64
  Noninterest Income......................................................   65
  Noninterest Expense.....................................................   65
  Income Taxes, Inflation and Other Issues................................   65
ELECTION OF DIRECTORS.....................................................   66
LEGAL MATTERS.............................................................   66
EXPERTS...................................................................   67
APPENDICES
  Appendix A--Agreement and Plan of Merger
  Appendix B--Provisions of Georgia Business Corporation Act Relating to
   Dissenters' Rights
  Appendix C--Consolidated Financial Statements of Community Financial
   Corporation
  Appendix D--Opinion of Brown, Burke Capital Partners, Inc.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be a complete description of all material information regarding ANB, CFC and the matters to be considered at the Annual Meeting, and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement, the Appendices hereto and the documents referred to herein. The Merger Agreement, a copy of which is set forth in Appendix A to this Proxy Statement, is incorporated herein and reference is made thereto for a complete description of the terms of the Merger. As used in this Proxy Statement, the terms "ANB" and "CFC" refer to such corporations, respectively, and where the context so requires, such corporations and their respective subsidiaries.

PARTIES TO THE MERGER

  ANB. ANB is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve") and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). ANB is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), First Citizens Bank N.A. (Talladega, Alabama) and Citizens & Peoples Bank, N.A. (Pensacola, Florida); three state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama) and First Gulf Bank (Baldwin County, Alabama), and two state nonmember banks, First American Bank (Decatur, Alabama) ("FAB") and Public Bank (St. Cloud, Florida) (collectively the "Banks"). In addition, ANB is the ultimate parent entity of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama); and one insurance agency, Ashland Insurance, Inc. (Ashland, Alabama).

  At March 31, 1998, ANB had total assets of approximately $1.28 billion, total deposits of approximately $967.7 million, total net loans of approximately $838.4 million and total shareholders' equity of approximately $100.6 million. Additional information about ANB is included elsewhere in this Proxy Statement and in documents incorporated by reference in this Proxy Statement. See "Summary--ANB Selected Consolidated Financial Data," "Available Information," "Incorporation of Certain Documents by Reference," and "Certain Information Regarding ANB."

  CFC. CFC is a one-bank holding corporation organized under the laws of the State of Georgia and registered under the Bank Holding Company Act of 1956, as amended. It is subject to supervision and regulation by the Federal Reserve and the Georgia Department of Banking and Finance (the "Georgia Department"). CFC's principal offices are located at 620 Fontaine Road, Mableton, Georgia 30126, (Telephone Number: (770) 941-2100). CFC is the parent corporation of Georgia State Bank, a Georgia bank. Georgia State Bank is organized as a state-chartered bank and offers a wide range of consumer and commercial banking services.

  At March 31, 1998, CFC had total assets of approximately $123.6 million and total shareholders' equity of approximately $9.5 million. Georgia State Bank's total deposits as of March 31, 1998 were approximately $103.6 million, and its net loans totaled approximately $67.3 million. Additional information about CFC is found elsewhere in this Proxy Statement. See "Summary--CFC Selected Consolidated Financial Data," "Certain Information Concerning CFC," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Appendix C.

SHAREHOLDER MEETING TO APPROVE MERGER AND ELECT DIRECTORS OF CFC

  The Annual Meeting of Shareholders of CFC (the "Annual Meeting") will be held
at        .m. local time, on           , 1998, at the main office of Georgia
State Bank, 620 Fontaine Road, S.W., Mableton, Georgia

30126. The purpose of the Annual Meeting is to consider and vote upon approval of the Merger Agreement and to elect eleven directors of CFC. The Board of Directors of CFC has fixed the close of business on July 31, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of such date, there were 3,059,194 shares of CFC Common Stock issued and outstanding and entitled to be voted at the Annual Meeting.

  See "General Information--Meeting, Record Dates and Votes Required."

THE MERGER

  Terms. The Merger Agreement provides that CFC will merge with and into ANB (the "Merger"). Each share of CFC Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' appraisal rights shall have been perfected and certain shares owned by CFC or its subsidiaries, will be converted into the right to receive 0.351807 shares of ANB Common Stock. In addition, options held to purchase shares of CFC Common Stock will be converted into options to purchase 0.351807 shares of ANB Common Stock for each share of CFC Common Stock subject to option, pursuant to the terms of the Merger Agreement. The number of shares of ANB Common Stock to be exchanged for each share of CFC Common stock is referred to as the "Exchange Ratio." Cash will be paid by ANB in lieu of the issuance of fractional shares. See "Risk Factors," "The Merger--Terms of the Merger" and "The Merger--Waiver and Amendment; Termination."

  Effective Time. The Merger will become effective on the date and at the time that the later of the following occurs (i) the Certificate of Merger reflecting the merger of ANB and CFC (the "Certificate of Merger") shall be accepted for filing by the Secretary of State of Delaware, and the Articles of Merger reflecting the merger of ANB and CFC (the "Articles of Merger") shall be accepted for filing by the Secretary of State of Georgia, or (ii) on such date and at such time subsequent to the filing of the Certificate of Merger and Articles of Merger, as may be specified by the parties in the Certificate of Merger and the Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed), which filing shall not occur until after all conditions contained in the Merger Agreement have been satisfied or waived, including receipt of all regulatory approvals, expiration of all statutory waiting periods and the approval of the Merger Agreement by the shareholders of CFC (the "Effective Time"). See "The Merger--Effective Time."

  Recommendation of CFC Board of Directors; Opinion of Brown, Burke Capital Partners, Inc. The Board of Directors of CFC considered numerous factors in approving the Merger Agreement. The CFC Board of Directors also obtained an opinion from an independent investment banker, Brown, Burke Capital Partners, Inc. ("Brown, Burke"), with respect to the fairness of the transaction to its shareholders from a financial point of view. Brown, Burke conducted an analysis of the values of the two companies and determined a range of values and acceptable exchange ratios and issued an opinion to the effect that the terms of the Merger are fair, from a financial standpoint, to the shareholders of CFC. CFC has paid, or will pay, Brown, Burke, professional fees not to exceed $899,000, plus reasonable out of pocket expenses, in connection with rendering of investment banking services related to the Merger, which fees include a fee of $50,000 in connection with the issuance of the fairness opinion. See "The Merger--Background of and Reasons for the Merger" and "--Opinion of Brown, Burke Capital Partners, Inc." and Appendix D. The Board of Directors of CFC recommends that shareholders of CFC vote for approval of the Merger Agreement.

  Vote Required. Approval of the Merger Agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of CFC Common Stock. The directors and executive officers of CFC beneficially owned, as of the Record Date, and are entitled to vote, a total of 1,724,272 shares of CFC Common Stock at the CFC Meeting, or 56.4% of the outstanding shares entitled to be voted. Each of the members of the Board of Directors of CFC and certain officers of CFC have entered into an agreement with ANB whereby such persons have agreed, subject to certain conditions, to vote their shares of CFC Common Stock in favor of the Merger. See "General Information--Meetings, Record Dates and Votes Required."

  Exchange of Certificates. No later than five days after the Effective Time, AmSouth Bank, as Exchange Agent, will mail to each holder of record of CFC Common Stock at the Effective Time a transmittal letter, with instructions and return envelope, to use in effecting the exchange of certificates representing such CFC Common Stock for certificates representing shares of ANB Common Stock and for cash in lieu of fractional shares. Beginning six months after the Effective Time, dividends and other distributions payable with respect to ANB Common Stock will be paid to the holder of an unsurrendered CFC Common Stock certificate only upon surrender of such certificate. See "The Merger--Surrender of Certificates."

  Conditions to Consummation. The obligations of ANB and CFC to effect the Merger are subject to various conditions, including (i) approval of the Merger Agreement and the transactions provided for therein by the CFC shareholders,
(ii) receipt of regulatory approvals required in connection with the Merger and expiration of statutory waiting periods, (iii) receipt of any other consents necessary to the consummation of the Merger, (iv) receipt of certain opinions of counsel, (v) receipt by CFC of an opinion of fairness from Brown, Burke and
(vi) the receipt by ANB of a letter from PricewaterhouseCoopers LLP concurring with the conclusions of ANB's and CFC's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a pooling of interests. See "The Merger--Conditions to Consummation of the Merger," and "--Regulatory Approvals."

  Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by ANB or CFC and no gain or loss will be recognized by CFC shareholders, except in respect of cash received for fractional shares and except for dissenting shareholders who receive cash payments. Counsel for ANB has delivered an opinion to the effect that, for federal income tax purposes, under current law, assuming the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and CFC are true and correct at the time of the consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger--Certain Federal Income Tax Consequences."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT EACH SHAREHOLDER CONSULT SUCH HOLDER'S TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER IN SUCH HOLDER'S PARTICULAR CIRCUMSTANCES.

  Management and Operations after the Merger. The Merger Agreement provides that from and after the Effective Time, the ANB Board of Directors will consist of the thirteen (13) current directors of ANB and one of either Roy E. Barnes or W. Ray Barnes, both of whom are current directors of CFC, to be chosen at the discretion of CFC. The Merger Agreement also provides that from and after the Effective Time, Ken F. Thigpen, shall, pursuant to an employment agreement, serve as Chief Executive Officer of Georgia State Bank. All current ANB officers will continue to serve ANB in accordance with the Bylaws of ANB after the Effective Time. See "The Merger--Management and Operations after the Merger."

  Interests of Certain Persons in the Merger. Certain of the directors and officers of ANB and CFC have been selected or will be selected to serve as directors and officers of ANB after the Effective Time. Certain directors and executive officers of CFC and their family members and related interests will receive shares of ANB Common Stock in exchange for their shares of CFC Common Stock upon consummation of the Merger at the Exchange Ratio, as will other CFC shareholders. As of the Effective Time, Ken F. Thigpen will enter into an employment agreement whereby Mr. Thigpen will agree to serve as Chief Executive Officer of Georgia State Bank for a period of three years from the Effective Time. Under Mr. Thigpen's new employment agreement,

Mr. Thigpen will receive annual compensation of not less than $190,000 per year. See "The Merger--Interest of Certain Persons in the Merger."

  Accounting Treatment. The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of a letter from PricewaterhouseCoopers LLP, independent accountants, concurring with the conclusions of ANB's and CFC's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a pooling of interests, is a condition to consummation of the Merger. See "The Merger--Accounting Treatment."

  Market Prices. The following table sets forth the market value of ANB Common Stock; the market value of CFC Common Stock; and the market value of CFC Common Stock on an equivalent per share basis determined as if the Effective Time were
(A) June 5, 1998, the business day immediately preceding the announcement of
the execution of the Merger Agreement and (B)           , 1998, the last day
for which such information could be calculated prior to the mailing of this Proxy Statement:

                                  ANB             CFC        EQUIVALENT PRICE
                            COMMON STOCK(1) COMMON STOCK(2) PER SHARE OF CFC(3)
                            --------------- --------------- -------------------
      June 5, 1998.........     $34.00            N/A             $11.96
                , 1998.....

--------
(1) Determined on an historical basis with reference to the last sales price as reported on the NASDAQ National Market for each particular date.
(2) There is no established public trading market for the CFC Common Stock on which an historical market value could be based.
(3) Determined on an equivalent price per share basis by multiplying the ANB market value on each particular date by the Exchange Ratio of 0.351807.

  Resales of ANB Stock. The shares of ANB Common Stock issued pursuant to the Merger Agreement will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an "affiliate" of CFC for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of ten percent of any class of capital stock). Affiliates may not sell their shares of ANB Common Stock acquired in the Merger, except (i) upon registration, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act. See "The Merger--Resales of ANB Common Stock" and "Risk Factors."

  Waiver and Amendment; Termination; Termination Fee. Either ANB or CFC may waive or extend the time for performance by the other of obligations under the Merger Agreement, and the Boards of Directors of each of ANB and CFC may agree, subject to certain limitations imposed by Delaware and Georgia law, to amend the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent, (ii) in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party (provided such terminating party is not in material breach of any material obligation in the Merger Agreement) in the event any required regulatory approval is denied or not obtained or the shareholders of CFC fail to approve the Merger, (iv) by either party in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied, (v) by either party in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by December 14, 1998, and such failure was not the fault of the terminating party, (vi) by ANB, if the holders of greater than 7.5% of the outstanding shares of CFC Common Stock properly assert their dissenters' rights under the Georgia Business Corporation Code ("GBCC"), or (vii) by CFC, if a majority of the disinterested members of the Board of Directors of CFC shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if CFC terminates the Merger Agreement as a result of a superior acquisition or merger proposal, CFC shall pay to ANB a termination fee of $750,000. See "The Merger--Waiver and Amendment; Termination; Termination Fee."

  Certain Differences in Shareholders' Rights. At the Effective Time, CFC shareholders, whose rights are governed by CFC's Articles of Incorporation and Bylaws and by the GBCC, will automatically become ANB shareholders, and their rights as ANB shareholders will be determined by ANB's Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law ("DGCL"). The rights of ANB's shareholders differ from the rights of CFC shareholders in certain important respects. See "Effect of the Merger on Rights of Shareholders."

  Dissenters' Rights. CFC shareholders have the right to dissent from the Merger Agreement and, upon satisfaction of certain specified procedures, to receive cash in respect of the "fair value" of their shares of CFC Common Stock in accordance with applicable Georgia law. The procedures to be followed by dissenting shareholders are summarized under "General Information--Dissenters' Rights." A copy of the applicable Georgia statutory provisions is set forth in Appendix B to this Proxy Statement. Failure to follow precisely such provisions as are applicable may result in loss of dissenters' rights.

  In general, any dissenting shareholder who perfects his statutory dissenters' rights to be paid the "fair value" of his stock in cash will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "The Merger--Federal Income Tax Consequences."

  If a significant number of shares of CFC Common Stock are held by shareholders who dissent and elect to receive cash in lieu of their shares, the Merger might not qualify for pooling-of-interests accounting treatment. Such accounting treatment is a condition to ANB's obligation to effect the Merger. In addition, the Merger Agreement may be terminated by ANB if the holders of more than 7.5% of the outstanding shares of CFC Common Stock invoke their dissenters' rights. Further, dissent by holders of a significant number of shares of CFC Common Stock could cause the Merger not to qualify as a tax-free reorganization for federal income tax purposes. See "The Merger--Accounting Treatment," "--Conditions to Consummation of the Merger" and "--Federal Income Tax Consequences."

SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables present for ANB and CFC, on an historical basis, selected consolidated financial data and ratios. This information is based on the consolidated financial statements of ANB, incorporated herein by reference, and of CFC, included herein as Appendix C, and should be read in conjunction therewith and with notes thereto. See "Available Information," "Incorporation of Certain Documents by Reference," "Pro Forma Financial Information" and Appendix C.

             ANB SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                           THREE MONTHS ENDED
                                MARCH 31,                        YEAR ENDED DECEMBER 31,
                          ----------------------  ---------------------------------------------------------
                          1998(1)(2)  1997(1)(2)  1997(1)(2)  1996(1)(2)  1995(1)(2)  1994(1)(2) 1993(1)(2)
                          ----------  ----------  ----------  ----------  ----------  ---------- ----------
INCOME STATEMENT DATA:
Interest income.........  $   23,432  $   21,650  $   90,388  $   83,180  $   53,067   $ 40,970   $ 34,515
Interest expense........      11,839      10,084      42,840      38,246      26,555     17,243     13,990
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Net interest income.....      11,593      11,566      47,548      44,934      26,512     23,727     20,525
Provision for loan
 losses (benefit of
 recoveries)............         265         486       2,988         885       1,016      1,596        (50)
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Net interest income
 after provision for
 loan losses (benefit of
 recoveries)............      11,328      11,080      44,560      44,049      25,496     22,131     20,575
Net securities gains
 (losses)...............          28          11          (8)        (84)         26        (52)       222
Noninterest income......       6,531       4,472      18,047      17,510       9,160      5,820      6,776
Noninterest expense.....      12,511      10,888      45,461      44,053      26,849     19,720     20,298
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Income before income
 taxes..................       5,376       4,675      17,138      17,422       7,833      8,179      7,275
Provision for income
 taxes..................       1,625       1,547       5,458       5,281         901        736        838
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Income before minority
 interest in earnings of
 consolidated
 subsidiary.............       3,751       3,128      11,680      12,141       6,932      7,443      6,437
Minority interest in
 earnings of
 consolidated
 subsidiary.............           3           3          12          14         650        750        236
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Net income..............  $    3,748  $    3,125  $   11,668  $   12,127  $    6,282   $  6,693   $  6,201
                          ==========  ==========  ==========  ==========  ==========   ========   ========
BALANCE SHEET DATA:
Total assets............  $1,281,322  $1,135,609  $1,274,166  $1,110,729  $1,027,099   $607,628   $545,348
Earning assets..........   1,128,873   1,037,586   1,109,202   1,013,789     929,677    560,900    506,676
Securities..............     231,167     186,384     214,012     182,009     199,830    128,346    128,899
Loans...................     851,309     791,640     842,790     785,282     680,172    422,307    351,990
Allowance for loan
 losses.................      12,959      11,206      12,829      11,011      10,421      6,506      7,307
Deposits................     967,685     907,259     928,970     858,103     841,899    506,256    457,644
Short-term debt.........      27,000      20,500      27,750      42,105      21,280     12,717      7,350
Long-term debt..........      19,576      12,927      14,587      12,939       1,089      2,132      1,376
Stockholders' equity....     100,609      90,928      97,933      88,803      78,144     43,520     35,496
Weighted Average Shares
 Outstanding--Diluted
 (3)....................       8,960       8,877       8,884       8,756       4,955      4,464      4,316
PER COMMON SHARE DATA:
Net income--diluted (4).  $     0.42  $     0.35  $     1.31  $     1.38  $     1.10   $   1.34   $   1.27
Book value (period end)
 (5)....................       11.63       10.58       11.32       10.38        9.16       7.05       5.78
Tangible book value
 (period end) (5).......       10.64        9.68       10.32        9.48        8.27       6.55       5.21
Dividends declared......        0.15       0.115        0.46        0.28         --         --         --
PERFORMANCE RATIOS:
Return on average
 assets.................        1.16%       1.13%       1.01%       1.17%       0.95%      1.18%      1.22%
Return on average
 equity.................       14.97       13.96       12.42       14.48       13.58      17.89      18.54
Net interest margin (6).        4.08        4.59        4.53        4.70        4.29       4.49       4.34
Net interest margin
 (taxable
 equivalent) (6)........        4.16        4.67        4.64        4.79        4.39       4.64       4.48
ASSET QUALITY RATIOS:
Allowance for loan
 losses to period end
 loans..................        1.52%       1.42%       1.52%       1.40%       1.53%      1.54%      2.08%
Allowance for loan
 losses to period end
 nonperforming loans
 (7)....................      278.81      286.53      245.48      356.92      320.55     354.36     240.28
Net charge-offs
 (recoveries) to average
 loans..................        0.06        0.15        0.15        0.04        0.05       0.68      (0.11)
Nonperforming assets to
 period end loans and
 foreclosed property
 (7)....................        0.73        0.57        0.79        0.46        0.57       0.54       1.18
CAPITAL AND LIQUIDITY
 RATIOS:
Average equity to
 average assets.........        7.73%       8.12%       8.10%       8.06%       6.98%      6.59%      6.58%
Leverage (4.00% required
 minimum) (8) ..........        7.16        7.68        7.58        8.13       10.59       8.25       6.78
Risk-based capital
 Tier 1 (4.00% required
  minimum) (8) .........        9.53       10.09        9.38       10.28       10.51      11.17       9.99
 Total (8.00% required
  minimum) (8) .........       10.78       11.28       10.63       11.38       11.59      12.30      11.14
Average loans to average
 deposits ..............       88.84       88.98       89.24       87.06       82.36      81.35      75.98

--------
(1) On November 30, 1997, FAB merged with and into ANB ("the FAB Merger"). Pursuant to the terms of the FAB Merger, each share of FAB common stock was converted into .7199 shares of ANB's common stock. The FAB Merger was accounted for as a pooling of interests. On September 30, 1996, FIRSTBANC Holding Company, Inc. ("FIRSTBANC") was merged with and into ANB, with each share of common stock of FIRSTBANC being converted into 7.12917 shares of ANB Common Stock. The FIRSTBANC merger was accounted for as a pooling of interests. On December 29, 1995, National Commerce Corporation ("NCC") and Commerce Bankshares, Inc. ("CBS") merged with and into ANB ("the NCC Merger"). Pursuant to the terms of the NCC Merger, each share of NCC common stock was converted into 348.14 shares of ANB Common Stock and each share of CBS common stock was converted into 7.0435 shares of ANB Common Stock for a total of 3,106,981 shares (or 50.1%) of ANB Common Stock. The NCC Merger was accounted for as a "reverse acquisition," whereby NCC is deemed to have acquired ANB for financial reporting purposes. However, ANB remained as the continuing legal entity and registrant for Securities and Exchange Commission filing purposes. Consistent with the reverse acquisition accounting treatment, the historical income statement information included in the ANB Selected Consolidated Financial Data is that of NCC for years prior to 1996. The balance sheet information included in the ANB Selected Consolidated Financial Data is that of NCC for years prior to 1995, as adjusted for subsequent poolings of interests. The ANB Selected Consolidated Financial Data for all periods have been restated to include the results of operations of FAB and FIRSTBANC from the earliest period presented, except for dividends per common share.
(2) Data presented herein does not include Public Bank Corporation, which was merged into ANB on May 29, 1998. See "CERTAIN INFORMATION CONCERNING ANB-- Recent Developments."
(3) The weighted average common share and common equivalent shares outstanding are those of NCC, CBS, FAB, and FIRSTBANC converted into ANB common and common equivalents at the applicable exchange ratios.
(4) Net income per common share--diluted is calculated based upon net income as adjusted for minority interests in earnings of consolidated subsidiaries and cash dividends on preferred stock.
(5) Book value and tangible book value at December 31, 1994 and 1993 are calculated on the outstanding common shares of NCC, CBS, FAB, and FIRSTBANC converted at the exchange ratio.
(6) Net interest income divided by average earning assets.
(7) Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest.
(8) Based upon fully phased-in requirements.

             CFC SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                          THREE MONTHS ENDED
                               MARCH 31,                YEAR ENDED DECEMBER 31,
                          --------------------  --------------------------------------------
                            1998       1997       1997     1996     1995     1994     1993
                          ---------  ---------  --------  -------  -------  -------  -------
INCOME STATEMENT DATA:
Interest income.........  $   2,246  $   1,753  $  7,774  $ 6,372  $ 5,867  $ 4,739  $ 4,248
Interest expense........        959        690     3,116    2,596    2,307    1,647    1,683
                          ---------  ---------  --------  -------  -------  -------  -------
Net interest income.....      1,287      1,063     4,658    3,776    3,560    3,092    2,565
Provision for loan
 losses.................         10        --        150      --        30      112      100
                          ---------  ---------  --------  -------  -------  -------  -------
Net interest income
 after provision for
 loan losses............      1,277      1,063     4,508    3,776    3,530    2,980    2,465
Net securities gains
 (losses)...............        --         --          6      --        (5)     --       --
Noninterest income......        390        306     1,353      999      856      750      743
Noninterest expense.....        994        909     4,020    3,523    3,342    2,969    2,932
                          ---------  ---------  --------  -------  -------  -------  -------
Income before income
 taxes..................        673        460     1,847    1,252    1,039      761      276
Provision for income
 taxes..................        229         75       211      --       --       --       --
                          ---------  ---------  --------  -------  -------  -------  -------
Net income..............  $     444  $     385  $  1,636  $ 1,252  $ 1,039  $   761  $   276
                          =========  =========  ========  =======  =======  =======  =======
BALANCE SHEET DATA:
Total assets............  $ 123,675  $  86,953  $100,984  $83,168  $70,724  $65,072  $58,381
Earning assets..........    113,717     78,731    91,727   76,488   65,081   59,885   53,996
Securities .............     28,263     23,985    26,385   22,354   20,019   16,850   13,250
Loans...................     67,398     53,575    65,341   51,013   42,762   40,359   36,401
Allowance for loan
 losses.................      1,239      1,141     1,233    1,139      847      781      768
Deposits................    103,638     76,855    87,143   74,096   63,619   59,882   53,788
Short-term debt.........      8,785      1,421     3,416      100      --       --       --
Long-term debt..........        --         --        --       --       --       --       --
Stockholders' equity....      9,516      7,362     8,793    7,103    6,042    4,720    4,094
Weighted Average Shares
 Outstanding--Diluted...      2,981      2,904     2,909    2,852    2,695    2,608    2,125
PER COMMON SHARE DATA:
Net income--diluted.....  $    0.15  $    0.13  $   0.56  $  0.44  $  0.39  $  0.30  $  0.13
Book value (period end)
 .......................       3.60       3.02      3.55     2.92     2.52     1.98     1.71
Tangible book value
 (period end)...........       3.60       3.02      3.55     2.92     2.52     1.98     1.71
Dividends declared......        --         --       0.05      --       --       --       --
PERFORMANCE RATIOS:
Return on average
 assets.................       1.62%      1.82%    1.75 %    1.62%    1.52%    1.26%    0.48%
Return on average
 equity.................      19.62      20.99     20.88    19.31    19.43    17.16     8.01
Net interest margin (1)
 .......................       5.13       5.48      5.48     5.31     5.58     6.44     4.84
Net interest margin
 (taxable equivalent)
 (1)....................       5.17       5.50      5.50     5.32     5.58     6.44     4.84
ASSET QUALITY RATIOS:
Allowance for loan
 losses to period end
 loans..................       1.84%      2.13%     1.89%    2.23%    1.98%    1.94%    2.11%
Allowance for loan
 losses to period end
 nonperforming loans
 (2)....................  24,780.00  12,677.78       --    666.08   274.11      --     40.66
Net charge-offs
 (recoveries) to average
 loans..................       0.02      (0.02)     0.10    (0.64)   (0.09)    0.26     0.12
Nonperforming assets to
 period end loans and
 foreclosed property
 (2)....................       0.01       0.02       --      0.34     0.88     0.71     8.36
CAPITAL AND LIQUIDITY
 RATIOS:
Average equity to
 average assets.........       8.28%      8.66%     8.38%    8.41%    7.84%    7.32%    5.95%
Leverage (4.00% required
 minimum) (3)...........       8.70       8.56      7.90     8.40     8.25     7.51     7.06
Risk-based capital
 Tier 1 (4.00% required
 minimum) (3)...........      12.60      13.13     13.10    12.60    12.91    11.67    10.85
 Total (8.00% required
  minimum) (3)..........      13.80      14.38     14.30    13.90    14.16    11.78    11.07
Average loans to average
 deposits...............      71.48      70.18     68.89    66.24    66.58    68.06    64.93

--------
(1) Net interest income divided by average earning assets.
(2) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(3) Based upon fully phased-in requirements.

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth pro forma combined selected consolidated financial data and ratios giving effect to the Merger on a pooling-of-interests accounting basis for the three months ended March 31, 1998 and 1997, and the five years ended December 31, 1997. The data are not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated as of the beginning of the periods presented. In addition, the data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements appearing elsewhere in this Proxy Statement, the consolidated financial statements of ANB, incorporated herein by reference, and the consolidated financial statements of CFC, included herein as Appendix C. See "Incorporation of Certain Documents by Reference," "Pro Forma Financial Information" and Appendix C.

                 PROFORMA SELECTED CONSOLIDATED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                           THREE MONTHS ENDED
                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                          ----------------------  ------------------------------------------------------
                             1998        1997        1997        1996        1995       1994      1993
                          ----------  ----------  ----------  ----------  ----------  --------  --------
INCOME STATEMENT DATA:
Interest income ........  $   25,678  $   23,403  $   98,162  $   89,552  $   58,934  $ 45,709  $ 38,763
Interest expense .......      12,798      10,774      45,956      40,842      28,862    18,890    15,673
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Net interest income ....      12,880      12,629      52,206      48,710      30,072    26,819    23,090
Provision for loan
 losses.................         275         486       3,138         885       1,046     1,708        50
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Net interest income
 after provision for
 loan losses............      12,605      12,143      49,068      47,825      29,026    25,111    23,040
Net securities gains
 (losses) ..............          28          11          (2)        (84)         21       (52)      222
Noninterest income .....       6,921       4,778      19,400      18,509      10,016     6,570     7,519
Noninterest expense (7)
 .......................      13,515      11,807      49,521      47,626      30,229    22,689    23,230
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Income before income
 taxes .................       6,039       5,125      18,945      18,624       8,834     8,940     7,551
Provision for income
 taxes .................       1,854       1,622       5,669       5,281         901       736       838
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Income before minority
 interest in earnings of
 consolidated subsidiary
 .......................       4,185       3,503      13,276      13,343       7,933     8,204     6,713
Minority interest in
 earnings of
 consolidated subsidiary
 .......................           3           3          12          14         650       750       236
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Net income .............  $    4,182  $    3,500  $   13,264  $   13,329  $    7,283  $  7,454  $  6,477
                          ==========  ==========  ==========  ==========  ==========  ========  ========
BALANCE SHEET DATA:
Total assets ...........  $1,404,997  $1,222,562  $1,375,150  $1,193,897  $1,097,823  $672,710  $603,729
Earning assets .........   1,242,590   1,116,317   1,200,929   1,090,277     994,758   620,785   560,672
Securities .............     259,430     210,369     240,397     204,363     219,849   145,196   142,149
Loans...................     918,707     845,215     908,131     836,295     722,934   462,666   388,391
Allowance for loan
 losses ................      14,198      12,347      14,062      12,150      11,268     7,287     8,075
Deposits ...............   1,071,323     984,114   1,016,113     932,199     905,518   566,138   511,432
Short-term debt ........      35,785      21,921      31,166      42,205      21,280    12,717     7,350
Long-term debt .........      19,576      12,927      14,587      12,939       1,089     2,132     1,376
Stockholders' equity (7)
 .......................     109,987      98,192     106,598      95,818      84,148    48,240    39,590
Weighted Average Shares
 Outstanding--Diluted
 (1) ...................      10,009       9,899       9,907       9,759       5,903     5,381     5,064
PER COMMON SHARE DATA:
Net income--diluted (2)
 .......................  $     0.42  $     0.35  $     1.34  $     1.37  $     1.23  $   1.39  $   1.28
Book value (period end)
 (3)....................       11.48       10.39       11.20       10.65        9.54      8.78      7.72
Tangible book value
 (period end) (3) ......       10.68        9.58       10.28        9.78        8.68      8.36      7.24
Dividends declared......        0.23        0.10        0.28         --          --        --        --
PERFORMANCE RATIOS:
Return on average
 assets.................        1.19%       1.18%       1.06%       1.20%       1.00%     1.19%     1.14%
Return on average
 equity.................       15.35       14.48       13.07       14.83       14.18     17.81     17.55
Net interest margin (4)
 .......................        4.16        4.65        4.60        4.74        4.41      4.65      4.39
Net interest margin
 (taxable equivalent)
 (4) ...................        4.24        4.65        4.70        4.83        4.50      4.79      4.52
ASSET QUALITY RATIOS:
Allowance for loan
 losses to period end
 loans .................        1.55%       1.46%       1.55%       1.45%       1.56%     1.58%     2.08%
Allowance for loan
 losses to period end
 nonperforming loans (5)
 .......................      305.14      314.97      269.08      373.16      316.52    396.90    163.79
Net charge-offs
 (recoveries) to average
 loans..................        0.08        0.19        0.14                    0.04      0.65     (0.08)
Nonperforming assets to
 period end loans and
 foreclosed property (5)
 .......................        0.67        0.54        0.74        0.45        0.59      0.56      1.87
CAPITAL AND LIQUIDITY
 RATIOS:
Average equity to
 average assets ........        7.77%       8.15%       8.12%       8.08%       7.06%     6.66%     6.52%
Leverage (4.00% required
 minimum) (6) ..........        7.42        7.68        7.61        8.15       10.41      8.25      6.78
Risk-based capital
 Tier 1 (4.00% required
  minimum) (6) .........        9.84       10.09        9.70       10.46       10.69     11.17      9.99
 Total (8.00% required
  minimum) (6) .........       11.09       11.28       10.94       11.58       11.78     12.30     11.14
Average loans to average
 deposits ..............       65.22       63.49       87.54       85.46       80.75     79.94     74.76

--------
(1) The weighted average common shares and common equivalent shares outstanding are of ANB plus CFC converted at the exchange ratio of 0.351807 shares of ANB Common Stock for each share of CFC Common Stock. For the purpose of these pro forma selected consolidated financial data, it is assumed that 1,010,000 shares of ANB Common Stock and common equivalent shares will result from consummation of the Merger. This figure is calculated by multiplying the exchange ratio by the number of CFC Common Shares actually outstanding and common equivalent shares as of March 31, 1998. It does not include CFC shares issued after March 31, 1998. See "THE MERGER--Terms of the Merger."
(2) Net income per common share--diluted is calculated based upon net income as adjusted for minority interests in earnings of consolidated subsidiaries and cash dividends on preferred stock.
(3) Book value and tangible book value are calculated on the total shares of ANB Common Stock plus shares of CFC Common Stock converted at the exchange ratio of 0.351807 shares of ANB Common Stock for each share of CFC Common Stock. For the purpose of this pro forma selected consolidated financial data, it is assumed that 931,073 shares of ANB Common Stock will be issued in consummating the Merger. This figure is calculated by multiplying the exchange ratio by the number of CFC common shares actually outstanding as of March 31, 1998. It does not include common equivalent shares or CFC shares issued after March 31, 1998. See "THE MERGER--Terms of the Merger."
(4) Net interest income divided by average earning assets.
(5) Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest.
(6) Based upon fully phased-in requirements.
(7) Includes amounts necessary to conform the recognition of compensation expense related to stock options to that of ANB.

COMPARATIVE PER SHARE DATA

  The following table presents selected comparative per share data for ANB Common Stock and CFC Common Stock on an historical basis, for ANB Common Stock on a pro forma basis reflecting consummation of the Merger and for CFC Common Stock on an equivalent pro forma basis reflecting consummation of the Merger. Such information has been prepared giving effect to the Merger on a pooling-of-interests basis. See "THE MERGER--Accounting Treatment." The data is not necessarily indicative of the results of future operations of either entity or the actual results that would have occurred had the Merger been consummated as of the beginning of the periods presented. The information is derived from and should be read in conjunction with the consolidated financial statements of ANB incorporated herein by reference, the consolidated financial statements of CFC included herein as Appendix C, and the unaudited pro forma financial information appearing elsewhere in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL INFORMATION," and "Appendix C."

                                         THREE MONTHS
                                            ENDED      YEAR ENDED DECEMBER 31,
                                          MARCH 31,   -------------------------
                                             1998       1997     1996    1995
                                         ------------ -------- -------- -------
ANB Common Stock
  Net income per common share-diluted:
    Historical .........................    $ 0.42    $   1.31 $   1.38 $  1.10
    Pro forma combined .................      0.42        1.34     1.37    1.23
  Dividends paid per common share:
    Historical .........................      0.15        0.46     0.28     --
  Book value per common share (end of
   period)
    Historical .........................     11.63       11.32    10.38    9.16
    Pro forma combined .................     11.48       11.20    10.65    9.54
CFC Common Stock
  Net income per common share:
    Historical..........................    $ 0.15    $   0.56 $   0.44 $  0.39
    Pro forma equivalent (1)............      0.15        0.47     0.48    0.43
  Dividends paid per common share:
    Historical .........................       --         0.05      --      --
    Pro forma equivalent (1)............      0.05        0.16     0.10     --
  Book value per common share (end of
   period)
    Historical .........................      3.60        3.55     2.92    2.52
    Pro forma equivalent (1)............      4.04        3.94     3.75    3.36

--------
(1) CFC equivalent pro forma amounts are computed by multiplying the ANB pro forma amount by the exchange ratio of 0.351807 shares of ANB Common Stock for each share of CFC Common Stock. See "THE MERGER--Terms of the Merger."

                                 RISK FACTORS

  Shareholders of CFC are urged to consider carefully the following factors:

DETERMINATION OF TERMS AND EXCHANGE RATIO

  The terms of the Merger, including the Exchange Ratio, were determined by arms-length negotiations between ANB and CFC. ANB and CFC considered the book value, earnings per share, potential market values and the projected financial performance of the combined company in evaluating the Exchange Ratio. No effort was made to determine the going concern or liquidation values of ANB and CFC. See "The Merger--Background of and Reasons for the Merger" and "The Merger--Opinion of Brown, Burke Capital Partners, Inc."

RESTRICTIONS ON DIVIDENDS

  The principal business operations of ANB are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of ANB is derived primarily, if not entirely, from dividends paid by the Banks. After the Merger, the ability of the Banks and Georgia State Bank to pay dividends to ANB as well as ANB's ability to pay dividends to its stockholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to ANB may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by ANB. There can be no assurance of whether or when ANB may pay dividends after the Merger. See "Incorporation of Certain Documents by Reference."

COMPETITION

  The banking business is highly competitive, particularly in the Banks' and Georgia State Bank's market areas. The Banks and Georgia State Bank compete as financial intermediaries with other commercial banks, savings associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies and money market mutual funds operating in Alabama, Georgia, Florida and elsewhere. Many of these competitors have substantially greater resources and lending limits than ANB, the Banks and Georgia State Bank. Additionally, non-depository institution competitors are generally not subject to the extensive regulations applicable to ANB, the Banks and Georgia State Bank. Pursuant to the recently effective Riegle-Neal Interstate Banking and Branching Efficiency Act, bank holding companies can acquire financial institutions, and commercial banks can merge with other banks, on a nationwide basis, further increasing competition. See "Incorporation of Certain Documents by Reference."

SUPERVISION AND REGULATION

  The banking industry is heavily regulated. Subsequent to the Merger, ANB, the Banks and Georgia State Bank will be subject, in certain respects, to regulation by the Federal Reserve, the Federal Depository Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency ("OCC"), the Alabama State Banking Department, the Florida State Banking Department and the Georgia Department of Banking and Finance (the "Georgia Department"). The success of ANB, the Banks and Georgia State Bank depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. The ultimate effect of recent and proposed changes to the regulation of the financial institution industry cannot be predicted. The effects of the implementation of new legislation applicable to ANB, the Banks and Georgia State Bank, including the Community Development and Regulatory Improvement Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act, cannot be measured at this time. The enactment of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") changed the framework of federal regulation of banks. The FDICIA contains a number of provisions that affect the operation of banks, including the establishment of a system of prompt corrective action for insured depository institutions that set regulatory capital categories for such institutions. Regulations now affecting ANB, the Banks and Georgia State Bank may be modified at any time, and there is no assurance that such modification will not adversely affect the business of ANB, the Banks and Georgia State Bank. See "Incorporation of Certain Documents by Reference."

MONETARY POLICIES

  The results of operations of the Banks and Georgia State Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Banks and Georgia State Bank.

ALLOWANCE FOR LOAN LOSSES

  Management of each of the Banks and Georgia State Bank maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although each of ANB and CFC believes that the allowance for loan losses at each of the Banks and Georgia State Bank are adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of the Banks and Georgia State Bank. Material additions to the allowance for loan losses of the Banks and Georgia State Bank would result in a material decrease in ANB's net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences. See "Incorporation of Certain Documents by Reference," "Summary--Parties to the Merger" and "Certain Information Concerning CFC."

TAX CONSIDERATIONS

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code"). Based upon certain representations made by the managements of ANB and CFC, Maynard, Cooper & Gale, P.C. has delivered an opinion to ANB and CFC, regarding the federal income tax effects of the Merger, described under the caption "The Merger--Federal Income Tax Consequences."

  No ruling has been requested from the Internal Revenue Service ("IRS") as to any federal income tax consequences in connection with the Merger, and the opinions of counsel described above are not binding on the IRS. Further, because certain tax consequences of the Merger may vary depending upon the particular circumstances of each shareholder and other factors, each holder of CFC stock is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the application and effect of state, local and other tax laws).

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  Directors and officers of ANB and CFC (and certain of their family members and related interests) have personal interests in the Merger that may present them with conflicts of interest in connection with the Merger. The Boards of Directors of ANB and CFC are aware of this and have considered personal interests disclosed in this Proxy Statement in their evaluation of the Merger. See "The Merger--Background of and Reasons for the Merger" and "The Merger-- Interests of Certain Persons in the Merger."

RESTRICTIONS ON RESALE OF ANB COMMON STOCK

  Affiliates of CFC who receive ANB Common Stock pursuant to the Merger will be restricted on the resale of such ANB Common Stock pursuant to Rule 145 under the Securities Act. Additionally, individuals who are not affiliates of CFC but who will become affiliates of ANB after the Merger will be restricted on the resale of any ANB Common Stock, whether or not received in the Merger, pursuant to Rule 144 under the Securities Act. An affiliate of CFC who will also be an affiliate of ANB after the Merger will be subject to the restrictions on resale contained in both Rule 145 and Rule 144. An "affiliate" is generally a person that, directly or indirectly, controls an entity and generally includes all officers, directors and 10% shareholders of such entity. See "The Merger--Resales of ANB Common Stock."

                              GENERAL INFORMATION

MEETING, RECORD DATES AND VOTES REQUIRED

  The Annual Meeting of Shareholders of CFC will be held at              .m.
local time, on                    , 1998, at the main office of Georgia State
Bank, 620 Fontaine Road, S.W., Mableton, Georgia 30126. The purpose of the meeting is to consider and vote upon a proposal to approve the Merger Agreement, which provides for, among other things, the Merger and to elect eleven directors of CFC. Only holders of record of CFC Common Stock at the close of business on July 31, 1998, will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 3,059,194 shares of CFC Common Stock issued, outstanding and entitled to be voted. There were
       CFC shareholders of record on the Record Date. Each share of CFC Common Stock will be entitled to one vote at the Annual Meeting.

  The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of CFC Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at such meeting.

  Approval of the Merger Agreement on behalf of CFC, pursuant to the GBCC, will require the affirmative vote of the holders of at least a majority of the outstanding shares of CFC Common Stock entitled to be voted thereon. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against approval of the Merger Agreement. As of the Record Date, 1,724,272 shares of CFC Common Stock, or 56.4% of the total shares of CFC Common Stock outstanding, were beneficially owned and entitled to be voted by directors and executive officers of CFC and certain family members and related interests. Certain officers and directors of CFC with the power to vote an aggregate of 1,724,272 shares of CFC Common Stock (approximately 56.4% of the outstanding shares entitled to vote), have entered into agreements with ANB whereby they have agreed to vote their shares in favor of the Merger. Approval of the Merger is therefore assured.

  Dissenters' rights may be demanded by CFC shareholders who do not vote in favor of the Merger and who follow the specified procedures of Georgia law. See "Dissenters' Rights" below.

PROXIES

  The enclosed CFC proxies are solicited on behalf of the Board of Directors of CFC for use in connection with the CFC Meeting and any adjournment or adjournments thereof. Holders of CFC Common Stock are requested to complete, date and sign the accompanying proxy and return it promptly to CFC in the enclosed envelope. Failure to return a properly executed proxy or to vote at the CFC Meeting will have the same effect as a vote against approval of the Merger Agreement. CFC shareholders should not forward any stock certificates with their proxies.

  A CFC shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later written proxy, by giving written revocation to the Secretary of CFC, provided such later proxy or revocation is actually received by CFC before the vote of the shareholders, or by voting in person at the Annual Meeting. Any shareholder attending the Annual Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the Annual Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. IF INSTRUCTIONS ARE NOT GIVEN, PROPERLY EXECUTED PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

  Other Matters. CFC will bear the costs of solicitation of proxies for the Annual Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of CFC.

  The management of CFC is not aware of any business to be acted upon at the Annual Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Annual Meeting or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of the CFC's management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

DISSENTERS' RIGHTS

  Under the GBCC, shareholders of a corporation generally have the right to dissent from certain corporate actions, including the consummation of a plan of merger, and obtain payment of the fair value of their shares. If the Merger is consummated, holders of record of CFC Common Stock who follow the procedures specified by Sections 14-2-1301 et seq. of the GBCC (the "Georgia Dissent Provisions") will be entitled to determination and payment in cash of the "fair value" of their stock as of the day prior to the Annual Meeting, such value is exclusive of any appreciation in anticipation of the Merger. Shareholders who elect to follow such procedures are referred to herein as "Dissenting Shareholders."

  A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A HOLDER OF CFC COMMON STOCK WILL RESULT IN THE WAIVER OF THE SHAREHOLDER'S RIGHT TO DEMAND PAYMENT FOR HIS OR HER SHARES PURSUANT TO THE GEORGIA DISSENT PROVISIONS.

  The following summary of the provisions of Sections 14-2-1301 et seq. of the GBCC is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix B to this Proxy Statement, and is qualified in its entirety by reference thereto.

  Any shareholder of record of CFC Common Stock who objects to the Merger and who fully complies with the Georgia Dissent Provisions will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of CFC Common Stock if the Merger is consummated. A shareholder of record may assert dissenters' rights as to fewer than the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies CFC in writing of the name and address of each person on whose behalf he asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Dissent Provisions, the fair value of a dissenting shareholder's CFC Common Stock equals the value of the shares immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

  Any CFC shareholder desiring to receive payment of the fair value of his or her CFC Common Stock in accordance with the requirements of the Georgia Dissent Provisions: (a) must deliver to CFC prior to the time the shareholder vote on the Merger Agreement is taken, a written notice of his or her intent to demand payment for his shares if such Merger is consummated; (b) must not vote his or her shares in favor of the Merger Agreement; and (c) must demand payment and deposit stock certificates representing CFC Common Stock in accordance with the terms of a notice which will be sent to the shareholder by CFC no later than 10 days after the Merger is consummated. A filing of the written notice of intent to dissent with respect to the Merger Agreement should be sent to: Ken Thigpen, Community Financial Corporation, 620 Fontaine Rd SW, Mableton, Georgia 30126. A VOTE AGAINST THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE

SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF CFC COMMON STOCK AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO IN CONDITIONS (A) AND (C) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

  Within 10 days of the later of the Effective Time or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the CFC's dissenters' notice sent to those shareholders who notified CFC of their intent to dissent, described in (c) above, ANB, as the surviving corporation in the Merger, must offer to pay to each dissenting shareholder the amount ANB estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Such notice and offer must be accompanied by: (a) CFC's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (b) an explanation of how the interest was calculated; (c) a statement of the dissenting shareholder's right to demand payment of a different amount under
Section 14-2-1327 of the GBCC; and (d) a copy of the Georgia Dissent
Provisions.

  If the dissenting shareholder accepts ANB's offer, by written notice to such entity, within 30 days after ANB's offer or is deemed to have accepted the offer by reason of failing to respond to such offer, ANB must make payment for his or her shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his shares of CFC Common Stock.

  If within 30 days after ANB offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then CFC, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in a court of competent jurisdiction in Cobb County, Georgia, requesting that the fair value of such shares be found and determined. ANB must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If ANB does not commence the proceeding within such 60-day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

  The foregoing does not purport to be a complete statement of the provisions of the GBCC relating to statutory dissenters' rights and is qualified in its entirety by reference to the Georgia Dissent Provisions, which are reproduced in full in Appendix B to this Proxy Statement and which are incorporated herein by reference.

RECOMMENDATION OF BOARD OF DIRECTORS

  The Board of Directors of CFC recommends that the shareholders of CFC vote FOR the proposal to approve the Merger Agreement. See "The Merger--Background of and Reasons for the Merger."

                                  THE MERGER

  The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The information contained herein with respect to the opinion of the financial advisor to CFC is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix C and incorporated herein by reference.

TERMS OF THE MERGER

  At the Effective Time, CFC will merge with and into ANB. In the Merger, each share of CFC Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' rights shall have been perfected, and also excluding shares held by CFC or its subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into and exchanged for the right to receive 0.351807 shares of ANB Common Stock. If the Merger is consummated, approximately 10.46% of the outstanding shares of ANB Common Stock will be held by former CFC shareholders. In addition, options held to purchase shares of CFC Common Stock will be converted into options to purchase 0.351807 shares of ANB Common Stock for each share of CFC Common Stock, pursuant to the terms of the Merger Agreement. See "The Merger--Effect on Employee Benefit Plans."

  No fractional shares of ANB Common Stock will be issued in respect to CFC Common Stock, and cash will be paid by ANB in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of ANB Common Stock by the average of the high and low sales price of one share of ANB Common Stock reported on the NASDAQ National Market System on each of the ten trading days ending on the fifth business day prior to the Effective Time. No holder of CFC Common Stock who would otherwise have been entitled to a fractional share of ANB Common Stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

  Holders of CFC Common Stock will have the right to dissent from the Merger Agreement and receive a cash payment equal to the fair value of their shares, all in conformity with the GBCC. See "General Information--Dissenters' Rights."

EFFECTIVE TIME

  Articles of Merger will be filed with the Secretary of State of the State of Georgia, and a Certificate of Merger will be filed with the Secretary of State of the State of Delaware, as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of CFC. The Effective Time of the Merger will be at the later of the time the Certificate of Merger shall be accepted for filing by the Secretary of State of Delaware or the time that the Articles of Merger shall be accepted for filing by the Secretary of State of Georgia (or such later time as the parties may agree).

BACKGROUND OF AND REASONS FOR THE MERGER

  In the latter part of 1997, the Board of Directors of CFC elected to explore the possibility of a sale of CFC. After discussions with Brown, Burke, an investment banking firm specializing in financial institutions, CFC executed a contract with Brown, Burke whereby Brown, Burke was retained to solicit offers and represent CFC in negotiating a potential merger or sale of CFC.

  After interviewing CFC management and reviewing financial and other information provided by CFC, Brown, Burke prepared a confidential information memorandum regarding CFC in February, 1998 (the "Information Memorandum"). Brown, Burke then contacted several potential financial institution bidders (including ANB), and those bidders, after executing a confidentiality agreement, received a copy of the Information Memorandum. ANB executed a confidentiality agreement on February 24, 1998 and received the Information Memorandum shortly thereafter.

  Part of ANB management's current strategy is to expand through acquisitions into other markets with attractive economic characteristics, and the greater-Atlanta market has experienced strong growth in recent years. In addition, Georgia is contiguous to Alabama, and Atlanta is within approximately 150 miles of ANB's headquarters in Birmingham, Alabama.

  Upon receipt of the Information Memorandum, ANB analyzed the data contained therein and determined that in addition to the attractive growth characteristics of CFC's market, Georgia State Bank's success as a community bank made CFC a good strategic merger partner for ANB. Following the offering procedures established by CFC and Brown, Burke, ANB responded with a preliminary non-binding written indication of interest on the March 23, 1998 deadline for the receipt of such letters. Upon receipt of the indication letters, Brown, Burke personnel and CFC management compared the summary non-binding offers received, and a final group of two bidders was selected to perform due diligence on CFC prior to finalizing offers. ANB was one of the two institutions so selected. A group of ANB officers and employees performed a due diligence review of CFC's books and records at the offices of CFC from April 14 through April 16, 1998.

  After compiling and analyzing the information obtained during the due diligence period, ANB determined that it wished to pursue the transaction further with CFC. John Holcomb, ANB's Chairman and Chief Executive Officer, and Will Matthews, ANB's Chief Financial Officer, held a conference call with Dennis Wolfarth, Principal of Brown, Burke, on April 22, 1998. Messrs. Holcomb and Matthews subsequently visited with Mr. Wolfarth and Ken Thigpen, CFC's Chief Executive Officer, Ray Barnes, CFC's Chairman, and Roy Barnes, a CFC board member, at CFC's offices on April 30, 1998. At that meeting, both sides discussed their respective strategies, markets, and management philosophies. It was ascertained at this meeting that the two entities hold the common belief in the strategic importance of community banking. Discussions at this meeting of business strategies and philosophies further solidified both parties' interest in a merger of ANB and CFC. A subsequent meeting was held at CFC's offices with Messrs. Holcomb, Matthews, Thigpen, Ray Barnes and Roy Barnes on May 11, 1998, during which relative value ranges were discussed. Messrs. Holcomb and Matthews then returned to Atlanta to meet Messrs. Thigpen, Barnes and Barnes on May 13, 1998 at Peachtree Dekalb Airport. At that meeting, the parties further discussed the valuation issue and agreed verbally upon a value and exchange ratio for the transaction.

  At the regularly scheduled April 16, 1998 meeting of the ANB Board of Directors, Mr. Holcomb presented information on the potential CFC merger to the ANB Board. Information presented to the ANB Board relating to CFC included financial information, market share, banking practices and banking personnel. After deliberations and careful consideration of information presented to the Board, the ANB Board authorized its officers to move forward with the consummation of a merger with CFC. Subsequently, after negotiations indicated that ANB might be successful in reaching a definitive agreement with CFC, the ANB Board of Directors formally approved by unanimous written consent as of June 3, 1998, the execution of the Merger Agreement and authorized its officers to take all other action necessary to consummate the Merger.

  ANB's Reasons for the Merger.

  In approving the Merger Agreement and the Merger, the ANB Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the ANB Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of ANB concerning the business, operations, earnings, asset quality and financial condition of CFC, including the composition of the earning assets portfolio of CFC;

    (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of CFC;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of CFC Common Stock for ANB Common Stock for federal income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (e) the opportunity for reducing the noninterest expense of the operations of CFC and the ability of the operations of CFC after the Effective Time to contribute to the earnings of ANB;

    (f) the attractiveness of the CFC franchise, the market position of CFC in each of the markets in which it operates, and the compatibility of the franchise of CFC in north-central Georgia with the operations of ANB in its market areas; and

    (g) the compatibility of the community banking orientation of the operations of CFC to that of ANB and the Banks.

  CFC's Reasons for the Merger. In approving the Merger Agreement and the Merger, the Board of CFC considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the CFC Board considered the following material factors:

    (a) ANB's ability to provide additional financial services to the customers of Georgia State Bank;

    (b) ANB's ability, due to its superior capitalization, to facilitate Georgia State Bank's addition of bank branches which would increase customer convenience;

    (c) the impact of ANB's reputation as an owner and operator of community banks on Georgia State Bank's image as a community bank;

    (d) ANB's experience in owning and operating community banks and the value thereof to the Mableton, Austell, Powder Springs and Hiram, Georgia communities;

    (e) ANB's commitment to using CFC as a platform to create a north-central Georgia network of community banks as an opportunity for the growth and enhancement of the Mableton, Austell, Powder Springs and Hiram, Georgia communities;

    (f) ANB's reputation for maintaining continuity of qualified, local personnel in acquired banks;

    (g) the marketability and liquidity of ANB's securities;

    (h) the ability of ANB's growth potential to enhance shareholder value;
  and

    (i) the overall ability of the merger to enhance shareholder value.

  CFC's Board of Directors recommends that CFC Stockholders vote FOR approval of the Merger Agreement.

OPINION OF BROWN, BURKE CAPITAL PARTNERS, INC.

  CFC has retained Brown, Burke to act as its financial advisor in connection with the Merger. Representatives of Brown, Burke participated in the meeting of the CFC Board held on June 5, 1998, at which meeting the CFC Board reviewed the terms of the Merger Agreement. At the meeting, Brown, Burke rendered its oral opinion to the effect that, as of such date, conversion of each share of CFC Common Stock into the right to receive a number of shares of ANB Common Stock equal to the Exchange Ratio and the additional terms to be provided by the Merger Agreement (the "Per Share Purchase Price and Terms") were fair to the holders of CFC Common Stock from a financial point of view. Brown, Burke has also rendered a written opinion to the CFC Board that, as of July 22, 1998, based on the information set forth therein, the Per Share Purchase Price and Terms were fair, from a financial point of view, to the CFC shareholders.

  The full text of Brown, Burke's written opinion is attached as Exhibit D to this Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Exhibit D. Holders of CFC Common Stock are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Brown, Burke in connection therewith.

  Brown, Burke's opinion is directed to the CFC Board only and is directed only to the Per Share Purchase Price and Terms, and does not constitute a recommendation to any holder of CFC Common Stock regarding how such stockholder should vote on the Merger at the Annual Meeting.

  In arriving at its written opinion, Brown, Burke, among other things: (i) analyzed certain audited and unaudited financial statements and other information of CFC and ANB; (ii) reviewed and discussed with appropriate management personnel of CFC and ANB the past and current business activities and financial results and the business and financial outlook of CFC and ANB;
(iii) reviewed the historical price and trading activity of the common stock of ANB; (iv) compared certain financial and stock market data relating to ANB with similar data of other publicly held banking institutions considered to be potential alternative affiliation candidates to ANB for CFC; (v) performed an analysis comparing the pro forma consequences of the Merger to CFC stockholders with respect to earnings per share, book value per share and dividends per share represented by the ANB Common Stock they will receive in the Merger to those same measures represented by the CFC Common Stock they currently hold; (vi) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions; (vii) reviewed the Merger Agreement and certain related documents; (viii) considered the financial implications of certain other strategic alternatives available to CFC; and (ix) performed such other analyses as Brown, Burke deemed appropriate.

  In conducting its analysis and arriving at its opinion, Brown, Burke assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. Brown, Burke also relied upon the management of CFC with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. CFC instructed Brown, Burke that, for the purposes of its opinion, Brown, Burke should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of CFC. Brown, Burke also assumed, with CFC's consent, that the aggregate allowances for loan losses for each of CFC and ANB are adequate to cover such losses. Brown, Burke is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. Brown, Burke did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either CFC or ANB or any of their subsidiaries. Brown, Burke did not, and was not asked to, express any opinion about what the value of ANB Common Stock actually will be when issued to the holders of CFC Common Stock pursuant to the Merger or the price at which ANB Common Stock will trade subsequent to the Merger. Moreover, CFC has informed Brown, Burke, and Brown, Burke has assumed, that the Merger will be recorded utilizing pooling of interests accounting under generally accepted accounting principles.

  No limitations were imposed by CFC or the CFC Board on the scope of Brown, Burke's investigation or the procedures to be followed by Brown, Burke in rendering its opinion. As part of its procedures, Brown, Burke solicited regional bank holding companies for their indications of acquisition interest in CFC. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Brown, Burke as of, the date of its analysis.

  In arriving at the opinion of fairness, from a financial point of view, of the consideration to be received by the holders of CFC Common Stock, Brown, Burke developed an opinion of the value of CFC Common Stock should the institution remain independent and analyzed such value in light of the premium represented by the Per Share Purchase Price and Terms. In connection with rendering its opinion to the CFC Board, Brown, Burke also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.

  The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Brown, Burke did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by Brown, Burke was assigned a greater significance by Brown, Burke than any other. Accordingly, Brown, Burke believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, Brown, Burke made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond CFC's and ANB's control. Any estimates contained in Brown, Burke's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, Brown, Burke's opinion and presentation to the CFC Board was one of many factors taken into consideration by the CFC Board in making its determination to approve the Merger Agreement.

  The following is a brief summary of analyses performed by Brown, Burke in connection with its oral opinion delivered to the CFC Board on June 5, 1998:

  Summary of Proposal. Brown, Burke reviewed the terms of the proposed transaction as reflected in the Merger Agreement, including the calculation of the Exchange Ratio. Brown, Burke stated that assuming exercise of all outstanding CFC warrants and based on the recent price of ANB Common Stock of $34.625, an Exchange Ratio of 0.351807 shares of ANB Common Stock per share of CFC Common Stock would provide CFC stockholders a per share value of $12.18 (the "Per Share Purchase Price") or a total transaction value of $37.7 million.

  Indicated Value of CFC as an Independent Bank Holding Company. Brown, Burke undertook an analysis addressing the range of potential values which would be implied if CFC were to remain an independent bank holding company. Brown, Burke computed this range of values based on a discounted cash flow analysis, relying on projections extrapolated from CFC's 1998 budget and its historical performance. In this analysis methodology, Brown, Burke assumed stockholders received, in addition to the projected dividend stream, a terminal valuation at December 31, 2000 based upon a 2.3 times multiple of December 31, 2000 stated book value and a 13.0 times multiple of earnings for such year. These amounts were discounted at rates ranging from 12% to 14% and indicated net present values to CFC stockholders between $25.7 million and $28.0 million.

  Per Share Merger Consequences Analysis. Based upon an Exchange Ratio of
0.351807 shares of ANB Common Stock for each share of CFC Common Stock and using the earnings estimates for CFC prepared by CFC management and earnings estimates for ANB prepared by independent securities analysts, Brown, Burke compared the estimated 1998 and 1999 fully diluted earnings per share of CFC Common Stock on a stand-alone basis to the equivalent pro forma earnings per share of ANB Common Stock which would be received in the Merger. Brown, Burke concluded that the Merger would result in an earnings decrease of 1.4% in 1998 and 3.8% in 1999 for CFC stockholders in the combined company.

  Brown, Burke also analyzed the impact of the Merger on the amount of fully diluted book value represented by a share of CFC Common Stock. Brown, Burke assumed exercise of all outstanding warrants and consummation of the Merger as of December 31, 1998 and utilized the above described earnings estimates for CFC and ANB. Brown, Burke concluded that the Merger would result in an increase of 6.2% in fully diluted book value on an equivalent per share basis, respectively, for CFC stockholders projected as of December 31, 1998.

  Finally, Brown, Burke compared the amount of dividends expected to be paid on a share of CFC Common Stock before the Merger to the level expected to be paid on a pro forma basis reflecting the Merger. Brown, Burke assumed that 25% of future earnings of CFC would be paid out in the form of dividends to common shareholders. Brown, Burke concluded that the Merger would result in an increase of 31.3% in 1998 in dividends per share for CFC common stockholders.

  Analysis of Selected Other Bank Mergers Involving Southeastern Community Banks. Brown, Burke reviewed twenty-one mergers involving southeastern community banks and bank holding companies announced since January 1, 1998 in which the seller had a return on average assets greater than 1.25%. Brown, Burke noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. Brown, Burke also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. Brown, Burke then compared this data to that of CFC and to the value to be received by CFC stockholders in the Merger.

  This comparison yielded a range of transaction values as multiples of latest twelve-months earnings per share of a low of 12.6 times and a high of 29.9 times and a median value of 21.4 times. The CFC multiple of trailing earnings was 27.2 times. For the purposes of this analysis, Brown, Burke adjusted CFC's reported earnings for the last twelve months to reflect an income tax rate that would have been used had CFC not utilized a portion of its net loss carryforward. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.99 times to a high of 5.59 times and a median value of 2.98 times. The CFC multiple as of April 30, 1998 book value was 3.89 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of 12.1% to a high of 64.9%, with a median value of 27.8%. The equivalent premium on CFC deposits represented by the Per Share Purchase Price and Terms was 30.9%.

  No company or transaction used in the above analyses as a comparison is identical to CFC, ANB, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

  In connection with its opinion dated as of July 22, 1998, Brown, Burke confirmed the appropriateness of its reliance on the analyses used to render its June 5, 1998 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  Brown, Burke is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. CFC has paid Brown, Burke a fee of $25,000 in connection with its engagement. An additional fee of 0.9% of the aggregate market value of the consideration received by CFC stockholders, warrantholders and optionholders up to $24 million, plus 5% of the aggregate market value of the consideration received by CFC stockholders, warrantholders and optionholders in excess of a base valuation of $24 million will be payable to Brown, Burke upon consummation of the Merger. Brown, Burke has agreed that for purposes of computing this additional fee, the aggregate market value of the total consideration received would not exceed an amount computed using a valuation of $34.625 per share of ANB Common Stock. Based upon an assumed market price and value of a share of ANB common stock at the Effective Time of the Merger of $34.625 (the closing price of ANB common stock on June 4, 1998) this additional fee would be approximately $899,000. No compensation payable to Brown, Burke is contingent on the conclusions reached in the opinion of Brown, Burke. CFC has also agreed to reimburse Brown, Burke for reasonable out-of-pocket-expenses and to indemnify Brown, Burke and certain related persons against certain liabilities relating to or arising out of its engagement.

EFFECT ON CERTAIN EMPLOYEE BENEFIT PLANS OF CFC

  CFC Stock Option Plans. Pursuant to the Merger, at the Effective Time, ANB shall assume the obligations arising under or pursuant to the Community Financial Corporation 1994 Stock Option Plan (the "1994 CFC Plan") and the 1996 Stock Incentive Plan (the "1996 CFC Option Plan") (collectively, the "Option Plans"), and ANB shall be vested with the powers, rights and privileges of CFC under each of the Option Plans. All outstanding options under the Option Plans to purchase CFC Common Stock (the "CFC Options") shall be converted into options (the "ANB Options") to acquire the amount of shares of ANB Common Stock equal to the amount for CFC Options held by each holder multiplied by the Exchange Ratio (0.351807). The exercise price for such ANB Options shall depend on whether such options are vested as of the date hereof (the "Vested Options") or unvested (the "Unvested Options"). The exercise price for Vested Options shall be equal to the exercise price for each such Vested Option, divided by the Exchange Ratio (0.351807). At the Effective Time, certain stockholders of CFC will hold Vested Options providing for the purchase of additional shares of CFC

Common Stock totalling 131,000 in the aggregate, which will be converted into ANB Options to purchase approximately 46,086 shares of ANB Common Stock in the aggregate. Each of the Unvested Options represents options issued pursuant to the 1996 CFC Option Plan. A portion of the Unvested Options (options to purchase 10,000 shares of CFC Common Stock) vest on September 1, 1998 and by the terms of such Unvested Options, the exercise price is established on the date of vesting. Pursuant to the terms of the Merger Agreement, the exercise price for the Unvested Options which vest on September 1, 1998 shall be determined by multiplying the Exchange Ratio times the "Vesting Date Average Quoted Price." The Vesting Date Average Quoted Price for such options is determined by (a) adding the averages of the high and low sales price of one share of ANB Common Stock as reported on the NASDAQ National Market System on each of the ten (10) consecutive trading days prior to September 1, 1998, and
(b) dividing such sum by ten (10). The Unvested Options which vest after September 1, 1998 (options to purchase 20,000 shares of CFC Common Stock) shall be exercisable at an exercise price equal to the Vesting Date Average Quoted Price determined based on the vesting date of such options.

  Employee Stock Ownership Plan. Pursuant to the Merger Agreement, one of the conditions of Closing is that CFC shall terminate the Georgia State Bank Employee Stock Ownership Plan (the "ESOP") prior to or at the Effective Time. The ESOP owns 38,100 shares of CFC Common Stock. In addition, the ESOP is indebted to Columbus Bank & Trust for a loan related to the purchase of CFC Common Stock held by the ESOP in the aggregate principal amount of $79,795 (the "ESOP Loan"). For purposes of approval of the Merger Agreement by the holders of CFC Common Stock, the ESOP beneficiaries shall be provided the opportunity to vote the shares of CFC Common Stock allocated to such beneficiaries at the Annual Meeting (or by Proxy). Any ESOP Shares for which votes are not received (by proxy or otherwise) at the Annual Meeting shall be voted by the trustees of the ESOP. The current trustees of the ESOP are Ken Thigpen, Chief Executive Officer of CFC and Caric Martin, Chief Financial Officer of CFC.

  Pursuant to the terms of the Merger Agreement, at the Effective Time, all of the shares of CFC Common Stock held by the ESOP shall be converted into the right to receive 0.351807 shares of ANB Common Stock. In connection with the termination of the ESOP, following the consummation of the Merger, the ESOP shall sell enough of the ESOP shares of ANB Common Stock in open market sales to enable the ESOP to repay the ESOP Loan in full. Following the Effective Time, the ESOP shall distribute the ESOP shares (as converted into shares of ANB Common Stock) that have not been sold to repay the ESOP Loan to the ESOP beneficiaries as allocated to such beneficiaries. The ESOP shares of ANB Common Stock that are not sold to repay the ESOP Loan shall be allocated to the beneficiaries of the ESOP on a pro rata basis, based on the allocation percentages of the ESOP beneficiaries as of the Effective Time.

  401(k) Plans. CFC maintains a 401(k) defined contribution plan for its employees (the "401(k) Plan"). ANB plans to merge the 401(k) Plan into the 401(k) plan maintained by ANB for its employees, unless otherwise required by law in order to maintain its status as a qualified plan under the Code.

SURRENDER OF CERTIFICATES

  Promptly after the Effective Time, AmSouth Bank, acting in the capacity of exchange agent for ANB (the "Exchange Agent"), will mail to each former holder of record of CFC Common Stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials"), for the exchange of such holders' CFC Common Stock certificates for certificates representing shares of ANB Common Stock and cash in lieu of fractional shares. HOLDERS OF CFC COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

  Upon receipt of the Exchange Materials, former holders of CFC Common Stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of CFC Common Stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, ANB will issue, and the Exchange Agent will mail, to such holder of CFC Common Stock a check in the amount of any payment in respect of fractional shares of CFC Common Stock payable to the surrendering shareholder and a certificate representing the number of shares of ANB Common Stock to which such holder is entitled pursuant to the Merger Agreement. No certificates of ANB Common Stock and no payment in respect of fractional shares will be delivered to a holder of CFC Common Stock unless and until such holder shall have delivered to the Exchange Agent certificates representing the shares of CFC Common Stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

  Former shareholders of record of CFC will be entitled to vote after the Effective Time at any meeting of ANB shareholders the number of whole shares of ANB Common Stock into which such holders' respective shares of CFC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing CFC Common Stock for certificates representing ANB Common Stock.

  Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to ANB Common Stock issued to replace CFC Common Stock will be paid to the holder of an unsurrendered CFC Common Stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

  After the Effective Time, there will be no transfers on CFC's stock transfer books of shares of CFC Common Stock issued and outstanding at the Effective Time. If certificates representing shares of CFC Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

  Neither ANB nor the Exchange Agent shall be liable to a holder of CFC Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of ANB and CFC to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

    (i) shareholder approval of CFC shall have been received;

    (ii) all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the Board of Directors of ANB or CFC, materially adversely impacts the Merger so as to render it inadvisable;

    (iii) all consents necessary to avoid a material adverse effect on the relevant party shall have been obtained;

    (iv) no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which renders its consummation inadvisable;

    (v) ANB shall have received a letter, dated as of the Effective Time, from PricewaterhouseCoopers LLP, concurring with the conclusions of ANB's and CFC's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests.

    (vi) ANB and CFC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

    (vii) the Registration Statement on Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced by the Commission; and

    (viii) ANB and Ken F. Thigpen shall have signed an employment agreement.

  The obligations of ANB to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

    (i) the representations and warranties of CFC in the Merger Agreement shall be true as if made at the Effective Time;

    (ii) the agreements and covenants of CFC in the Merger Agreement shall have been performed and complied with by the Effective Time;

    (iii) CFC shall have delivered to ANB certain certificates of its corporate officers provided for in the Merger Agreement;

    (iv) CFC shall have delivered to ANB an opinion of its counsel as provided in the Merger Agreement;

    (v) immediately prior to the Effective Time, CFC and Georgia State Bank shall each have a minimum net worth (as defined in the Merger Agreement) of $9,675,000;

    (vi) ANB shall have received from Porter Keadle Moore LLP, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial statements of CFC as ANB may reasonably request;

    (vii) CFC shall have delivered to ANB documentation, in a form reasonably satisfactory to ANB, amending certain CFC stock option plans in accordance with the terms of the Merger Agreement; and

    (viii) CFC shall have delivered to ANB documentation, in a form reasonably satisfactory to ANB, that the Georgia State Bank Employee Stock Ownership Plan has been terminated prior to or at the Effective Time.

  The obligations of CFC to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

    (i) the representations and warranties of ANB in the Merger Agreement shall be true as if made at the Effective Time;

    (ii) the agreements and covenants of ANB in the Merger Agreement shall have been performed and complied with by the Effective Time;

    (iii) ANB shall have delivered to CFC certain certificates of its corporate officers provided for in the Merger Agreement;

    (iv) ANB shall have delivered to CFC an opinion of its counsel as provided in the Merger Agreement;

    (v) CFC shall have received from PricewaterhouseCoopers LLP a comfort letter dated as of the Effective Time with respect to such matters relating to the financial statements of ANB as CFC may reasonably request;

    (vi) CFC shall have received an opinion from Brown, Burke that the Exchange Ratio is fair to it and its shareholders for a financial point of view;

    (vii) the ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ "National Market System Security"; and

    (viii) at the Closing Date, the ANB allowance for loan losses, as defined in the Merger Agreement, shall not be less than 1.4% of total loans outstanding at such time.

REGULATORY APPROVALS

  The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. ANB is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on July 23, 1998, ANB filed an application with the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act.

  In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve, unless a court of competent jurisdiction specifically orders otherwise. There can be no assurance that such regulatory approval will be obtained or as to the timing of any such approval.

  CFC and Georgia State Bank are subject to regulation by the Georgia Department. Pursuant to the requirements of Section 7-1-606 of the Georgia Statutes, any proposed change in control, whether direct or indirect, of a state bank and any proposed merger of two bank holding companies must be submitted to the Georgia Department in the form of an application for approval. ANB submitted an application to merge with CFC and to indirectly acquire Georgia State Bank (through the Merger of CFC with and into ANB) to the Georgia Department on July 23, 1998. There can be no assurance that such regulatory approval will be obtained or as to the timing of any such approval.

CONDUCT OF BUSINESS PENDING THE MERGER

  The Merger Agreement requires that each of CFC and ANB shall preserve its business organization, goodwill, relationships with depositors, customers and employees and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, CFC has agreed that, without the consent of ANB, it will not:

    (i) amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

    (ii) incur additional debt obligations in excess of an aggregate of $100,000 except in the ordinary course of business;

    (iii) repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend or make any other distribution in respect of its capital stock;

    (iv) except as provided in the Merger Agreement, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of CFC Common Stock or any other capital stock of CFC or any subsidiary, or any options, warrants, conversion or other rights to acquire any such stock;

    (v) adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, or authorize any of the foregoing, other than in the ordinary course of business for reasonable and adequate consideration;

    (vi) except as specifically provided in the Merger Agreement, acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business and acquisitions of control by depository institution subsidiaries in a fiduciary capacity;

    (vii) grant any increase in compensation or benefits of the employees or officers of CFC or any of its subsidiaries, except in accordance with past practices with respect to employees or enter into, grant or pay bonuses, severance agreements, or material increases in fees or other compensation to officers and directors;

    (viii) enter into any employment contract without an unconditional right to terminate without liability;

    (ix) adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

    (x) make any significant change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

    (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or, except in the ordinary course of business, modify, amend, terminate, waive, release, compromise or assign any material rights, contracts or claims;

    (xii) operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

    (xiii) fail to file timely any report required to be filed with any regulatory authorities;

    (xiv) make any loan or advance to any shareholder owning 5% or more of the outstanding shares of CFC Common Stock, director or officer of CFC or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

    (xv) cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any shareholder, director, officer or employee of CFC or any of its subsidiaries or any of their immediate families;

    (xvi) enter into any contract for services or otherwise with any of the holders of 5% or more of CFC Common Stock, or the directors, officers or employees of CFC or any of its subsidiaries or any members of their immediate families;

    (xvii) modify, amend or terminate any material contract, except in the ordinary course of business and for fair consideration;

    (xviii) file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

    (xix) except in accordance with applicable law, change its or any of its subsidiary's lending, investment, liability management and other material banking policies in any material respect;

    (xx) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger; or

    (xxi) take any action that would cause the transactions provided for in the Merger Agreement to be subject to requirements imposed by any anti-takeover provision of the GBCC, and CFC shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in the Merger Agreement from any anti-takeover law.

  ANB has agreed that, without the consent of CFC, it will not:

    (i) fail to file timely any report required to be filed with any regulatory authorities, including the SEC; or

    (ii) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ, except for certain exceptions specified in the Merger Agreement.

  Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE

  Prior to the Effective Time, either ANB or CFC may waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of CFC and ANB.

  The Merger Agreement may be terminated at any time prior to the Effective Time, as follows: (i) by mutual consent, (ii) in the event of a breach of a representation or warranty or covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of CFC fail to approve the Merger, (iv) by either party, in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied,
(v) by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by December 14, 1998, and such failure was not the fault of the terminating party; (vi) by ANB, if the holders of greater than 7.5% of the outstanding shares of CFC Common Stock properly assert their dissenters' rights under the GBCC; or (vii) by CFC, if a majority of the disinterested members of the Board of Directors of CFC shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if CFC terminates the Merger Agreement under such circumstances of a superior acquisition or merger proposal, CFC shall pay to ANB a termination fee of $750,000.

  In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, except that the confidentiality requirements and termination fee provisions shall survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  The Merger Agreement provides that from and after the Effective Time, the ANB Board of Directors will consist of the thirteen (13) current directors of ANB and one of either Roy E. Barnes or W. Ray Barnes, both of whom are current directors of CFC, to be chosen at the discretion of CFC. All such persons are to serve in accordance with the bylaws of ANB.

  All current ANB officers will continue to serve ANB in accordance with the bylaws of ANB after the Effective Time. The Merger Agreement further provides that, pursuant to the terms of an employment agreement, after the Effective Time, Ken F. Thigpen will continue to serve as Chief Executive Officer of Georgia State Bank. All directors and officers of each of the subsidiaries of ANB after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary. ANB intends that most of the personnel at Georgia State Bank will remain with Georgia State Bank in their current capacity following the Merger. See "The Merger--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  All of the current directors of ANB and one of either Roy E. Barnes or W. Ray Barnes, both of whom are current directors of CFC, to be chosen at the discretion of CFC, will serve as directors of ANB after the Effective Time. As set forth above under "--Management and Operations After the Merger," certain officers of ANB, CFC and their subsidiaries will continue to serve as officers after the Effective Time. No director or executive officer of ANB has any material direct or indirect financial interest in CFC or the Merger, except as a director, executive officer or shareholder of ANB or its subsidiaries.

  In the normal course of business, Georgia State Bank makes loans to directors and officers of CFC, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of CFC, do not involve more than the normal risk of collectibility. As of March 31, 1998, the amount of these loans (including amounts available under lines of credit) by Georgia State Bank to CFC directors and officers was 2.96% of CFC's total loans.

  A condition precedent to the obligations set forth in the Merger Agreement is that Ken F. Thigpen will, as of the Effective Time, enter into an employment agreement (the "Employment Agreement") whereby Mr. Thigpen agrees, among other things, to serve as Chief Executive Officer of Georgia State Bank for a period of three years, unless earlier terminated pursuant to the terms of the Employment Agreement. Mr. Thigpen will receive annual compensation of not less than One Hundred Ninety Thousand Dollars ($190,000) for the term of the Employment Agreement and certain other fringe benefits. Reference should be made to a copy of the form of the Employment Agreement which is included herewith as Exhibit B to the Merger Agreement, which is included as Appendix A to this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

  Neither ANB nor CFC has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for ANB, has delivered opinions to ANB and CFC that, for federal income tax purposes, under current law, assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and CFC (including the representation that CFC shareholders will maintain sufficient equity ownership interests in ANB after the Merger) are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and ANB and CFC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

  Assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and CFC (including the representation that CFC shareholders will maintain sufficient equity ownership interests in ANB after the Merger) are true and correct at the time of consummation of the Merger, then, in the opinion of Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the Merger: (i) no gain or loss will be recognized by ANB or CFC in the Merger; (ii) the shareholders of CFC will recognize no gain or loss upon the exchange of their CFC Common Stock solely for shares of ANB Common Stock; (iii) the basis of the ANB Common Stock received by the CFC shareholders in the proposed transaction will, in each instance, be the same as the basis of the CFC Common Stock surrendered in exchange therefor; (iv) the holding period of the ANB Common Stock received by the CFC shareholders will, in each instance, include the period during which the CFC Common Stock surrendered in exchange therefor was held, provided that the CFC Common Stock was held as a capital asset on the date of the exchange; (v) the payment of cash to CFC shareholders in lieu of fractional share interests of ANB Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by ANB; these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a) of the Code; and (vi) where solely cash is received by an ANB or CFC shareholder in exchange for his ANB or CFC Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his ANB or CFC Common Stock, subject to the provisions and limitations of Section 302 of the Code.

  THE DISCUSSION SET FORTH ABOVE IS BASED UPON THE OPINION OF MAYNARD, COOPER & GALE, P.C., AND APPLIES ONLY TO CFC SHAREHOLDERS WHO HOLD CFC COMMON STOCK AS A CAPITAL ASSET, AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS CFC SHAREHOLDERS, IF ANY, WHO RECEIVED THEIR CFC COMMON STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND CFC SHAREHOLDERS

THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, CORPORATIONS, TRUSTS, FOREIGN PERSONS, PERSONS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, OR PERSONS SUBJECT TO THE GOLDEN PARACHUTE PROVISIONS OF THE CODE. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ANY TAX CONSEQUENCES OF A SUBSEQUENT TRANSACTION INVOLVING AND COMMON STOCK, INCLUDING ANY REDEMPTION OR TRANSFER OF AND COMMON STOCK. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH CFC SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  ANB will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of CFC Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of CFC Common Stock. Under this accounting treatment, assets and liabilities of CFC will be added to those of ANB at their recorded book values, and the shareholders' equity of the two companies will be combined in ANB's consolidated balance sheet. Financial statements of ANB issued after the Effective Time of the Merger will be restated to reflect the consolidated operations of ANB and CFC as if the Merger had taken place prior to the periods covered by the financial statements. The receipt of a letter from PricewaterhouseCoopers LLP independent accountants, concurring with the conclusions of ANB's and CFC's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a pooling of interests, is a condition to the consummation of the Merger.

EXPENSES AND FEES

  The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

RESALES OF ANB COMMON STOCK

  The shares of ANB Common Stock issued pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of CFC for purposes of Rule 145 under the Securities Act as of the date of the CFC Meetings or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Affiliates may not sell their shares of ANB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of ANB and CFC after the Merger have been published. ANB may place restrictive legends on certificates representing ANB Common Stock issued to all persons who are deemed "affiliates" of CFC under Rule 145. This Proxy Statement does not cover resales of ANB Common Stock received by any person who may be deemed to be an affiliate of CFC.

                        PRO FORMA FINANCIAL STATEMENTS

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION

  The following unaudited Pro Forma Combined Condensed Consolidated Statement of Condition combines the historical consolidated statements of condition of ANB and CFC giving effect to the Merger, which will be accounted for as a pooling of interests, as if it had been effective March 31, 1998, after giving effect to the pro forma adjustments. For a description of pooling of interests accounting treatment, see "THE MERGER--Accounting Treatment." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of CFC which are included herein as Appendix C, and of ANB which are incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "Appendix C." This pro forma financial information is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on March 31, 1998, nor is it necessarily indicative of the future financial position.

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION
                       AS OF MARCH 31, 1998 (UNAUDITED)
                         (IN THOUSANDS, EXCEPT RATIOS)

                               HISTORICAL
                           --------------------    PRO FORMA         PRO FORMA
                              ANB        CFC      ADJUSTMENTS         COMBINED
                           ----------  --------  ----------------    ----------
ASSETS
Cash and cash
 equivalents.............  $   40,193  $  5,613                      $   45,806
Investments..............     231,167    28,263                         259,430
Loans, net of allowance
 for loan losses.........     851,309    66,159                         917,468
Premises and equipment...      32,538     3,245                          35,783
Intangibles, net.........       8,603       --                            8,603
Other assets.............     117,512    20,395                         137,907
                           ----------  --------                      ----------
    Total assets ........  $1,281,322  $123,675  $  --     $  --     $1,404,997
                           ==========  ========  ======    ======    ==========
LIABILITIES
Deposits.................  $  967,685  $103,638                      $1,071,323
Short-term borrowings....      27,000     8,785                          35,785
Other liabilities........     166,452     1,736                         168,188
Long-term debt...........      19,576       --      --        --         19,576
                           ----------  --------  ------    ------    ----------
    Total liabilities....   1,180,713   114,159     --        --      1,294,872
STOCKHOLDERS' EQUITY
Common stock.............       8,648     6,616   6,616(1)    931(1)      9,579
Additional paid-in
 capital.................      61,551     1,897   1,897(1)  7,582(1)     69,133
Retained earnings........      29,830     1,044     138(2)               30,736
Unearned restricted stock
 ........................         (69)                                      (69)
ESOP unearned shares.....                   (83)                            (83)
Accumulated other
 comprehensive income,
 net of tax .............         649        42     --        --            691
                           ----------  --------  ------    ------    ----------
    Total stockholders'
     equity..............     100,609     9,516   8,651     8,513       109,987
                           ----------  --------  ------    ------    ----------
    Total liabilities and
     stockholders'
     equity..............  $1,281,322  $123,675  $8,651    $8,513    $1,404,859
                           ==========  ========  ======    ======    ==========
Capital ratios:
  Average equity to
   average assets........        7.73%     8.28%                           7.77%
  Leverage...............        7.16      8.70                            7.42
  Tier 1 risk-based
   capital...............        9.53     12.60                            9.84
  Total risk-based
   capital...............       10.78     13.80                           11.09

--------
(1) To record the issuance of approximately 931,073 shares of ANB Common Stock in exchange for all of the outstanding common shares of CFC Common Stock. For the purpose of these pro forma selected consolidated financial data, it is assumed that 931,073 shares of ANB Common Stock will be issued in consummating the Merger. This figure is calculated by multiplying the exchange ratio by the number of CFC common shares actually outstanding at March 31, 1998. It does not include shares of CFC Common Stock issued by CFC after March 31, 1998. The Merger is expected to be accounted for as a pooling of interests. See "THE MERGER--Terms of the Merger."

                                                       OUTSTANDING
                                                         SHARES
                                                       -----------
     CFC outstanding shares...........................  2,646,545
     Conversion ratio, as agreed upon.................   0.351807
                                                       ----------
     ANB shares to be issue...........................                 931,073
     Par value of 931,073 shares issued at $1.00 per
      share...........................................             $   931,073
     Shares issued at par value....................... $  931,073
     Total capital stock of CFC.......................  8,513,523
                                                       ----------
     Excess recorded as an increase to additional
      paid-in capital.................................               7,582,450
                                                                   -----------
                                                                     8,513,523
     To eliminate CFC capital stock:
      Common stock at par value.......................              (6,616,363)
      Additional paid-in capital......................              (1,897,160)
                                                                   -----------
                                                                    (8,513,523)
                                                                   -----------
        Net change in equity..........................             $       --
                                                                   ===========

(2) Includes amounts necessary to conform the recognition of compensation expense related to stock options to that of ANB.

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

  The following unaudited Pro Forma Combined Condensed Consolidated Statements of Income present the combined consolidated statements of income of ANB and CFC assuming the companies had been combined for each period presented on a pooling of interest accounting basis, after giving effect to the pro forma adjustments. For a description of pooling of interests accounting treatment, see "THE MERGER--Accounting Treatment." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of ANB, which are incorporated by reference in this Proxy Statement, and of CFC, included herein as Appendix C. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "Appendix C." This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
             FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA
                                                        ADJUSTMENTS
                                          HISTORICAL        (1)          PRO
                                        -------------- ---------------  FORMA
                                          ANB    CFC    DEBIT   CREDIT COMBINED
                                        ------- ------ -------  ------ --------
Interest income........................ $23,432 $2,246   $ --   $ --   $25,678
Interest expense.......................  11,839    959     --     --    12,798
                                        ------- ------ -------  -----  -------
Net interest income....................  11,593  1,287     --     --    12,880
Provision for loan losses .............     265     10     --     --       275
Noninterest income.....................   6,559    390     --     --     6,949
Noninterest expense....................  12,511    994      10    --    13,515
                                        ------- ------ -------  -----  -------
Income before income taxes.............   5,376    673     (10)   --     6,039
Provision for income taxes.............   1,625    229     --     --     1,854
                                        ------- ------ -------  -----  -------
Income before minority interest in
 earnings of consolidated subsidiary...   3,751    444     (10)   --     4,185
Minority interest in earnings of
 consolidated subsidiary...............       3    --      --     --         3
                                        ------- ------ -------  -----  -------
Net income--dilutive................... $ 3,748 $  444 $   (10) $ --   $ 4,182
                                        ======= ====== =======  =====  =======
Earnings per common share--dilutive.... $  0.42 $ 0.15                 $  0.42
                                        ======= ======                 =======
Average common shares outstanding--
 dilutive..............................   8,960  2,981  (2,981) 1,049   10,009
                                        ======= ====== =======  =====  =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense related to stock options to that of ANB.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
             FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL     PRO FORMA
                                       --------------  ADJUSTMENTS    PRO FORMA
                                         ANB    CFC        (1)        COMBINED
                                       ------- ------ --------------- ---------
Interest income....................... $21,650 $1,753 $    --   $ --   $23,403
Interest expense......................  10,084    690      --     --    10,774
                                       ------- ------ --------  -----  -------
Net interest income ..................  11,566  1,063      --     --    12,629
Provision for loan losses ............     486    --       --     --       486
Noninterest income....................   4,483    306      --     --     4,789
Noninterest expense...................  10,888    909       10    --    11,807
                                       ------- ------ --------  -----  -------
Income before income taxes............   4,675    460      (10)   --     5,125
Provision for income taxes............   1,547     75      --     --     1,622
                                       ------- ------ --------  -----  -------
Income before minority interest in
 earnings of consolidated subsidiary..   3,128    385      (10)   --     3,503
Minority interest in earnings of
 consolidated subsidiary..............       3    --       --     --         3
                                       ------- ------ --------  -----  -------
Net income--dilutive.................. $ 3,125 $  385 $    (10) $ --   $ 3,500
                                       ======= ====== ========  =====  =======
Earnings per common share--dilutive... $  0.35 $ 0.13                  $  0.35
                                       ======= ======                  =======
Average common shares outstanding--
 dilutive ............................   8,877  2,904  (2,904)  1,022    9,899
                                       ======= ====== ========  =====  =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense related to stock options to that of ANB.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL     PRO FORMA
                                        --------------  ADJUSTMENTS   PRO FORMA
                                          ANB    CFC        (1)       COMBINED
                                        ------- ------ -------------- ---------
Interest income........................ $90,388 $7,774 $   --   $ --   $98,162
Interest expense ......................  42,840  3,116     --     --    45,956
                                        ------- ------ -------  -----  -------
Net interest income ...................  47,548  4,658     --     --    52,206
Provision for loan losses .............   2,988    150     --     --     3,138
Noninterest income.....................  18,039  1,359     --     --    19,398
Noninterest expense....................  45,461  4,020      40    --    49,521
                                        ------- ------ -------  -----  -------
Income before income taxes.............  17,138  1,847     (40)   --    18,945
Provision for income taxes.............   5,458    211     --     --     5,669
                                        ------- ------ -------  -----  -------
Income before minority interest in
 earnings of consolidated subsidiary...  11,680  1,636     (40)   --    13,276
Minority interest in earnings of
 consolidated subsidiary...............      12    --      --     --        12
                                        ------- ------ -------  -----  -------
Net income--dilutive................... $11,668 $1,636 $   (40) $ --   $13,264
                                        ======= ====== =======  =====  =======
Earnings per common share--dilutive.... $  1.31 $ 0.56                 $  1.34
                                        ======= ======                 =======
Average common shares outstanding--
 dilutive .............................   8,884  2,909  (2,909) 1,023    9,907
                                        ======= ====== =======  =====  =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense related to stock options to that of ANB.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA
                                         ANB    CFC   ADJUSTMENTS (1)  COMBINED
                                       ------- ------ -------------------------
Interest income....................... $83,180 $6,372 $         $      $89,552
Interest expense......................  38,246  2,596      --      --   40,842
                                       ------- ------ --------  ------ -------
Net interest income...................  44,934  3,776      --      --   48,710
Provision for loan losses.............     885    --       --      --      885
Noninterest income....................  17,426    999      --      --   18,425
Noninterest expense...................  44,053  3,523       50     --   47,626
                                       ------- ------ --------  ------ -------
Income before income taxes............  17,422  1,252      (50)    --   18,624
Provision for income taxes............   5,281    --       --      --    5,281
                                       ------- ------ --------  ------ -------
Income before minority interest in
 earnings of consolidated subsidiary..  12,141  1,252      (50)    --   13,343
Minority interest in earnings of
 consolidated Subsidiary..............      14    --       --      --       14
                                       ------- ------ --------  ------ -------
Net income--dilutive.................. $12,127 $1,252 $    (50)  $ --  $13,329
                                       ======= ====== ========  ====== =======
Earnings per common share--dilutive... $  1.38 $ 0.44                  $  1.37
                                       ======= ======                  =======
Average common shares outstanding--
 dilutive.............................   8,756  2,852   (2,852)  1,003   9,759
                                       ======= ====== ========  ====== =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense related to stock options to that of ANB.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HISTORICAL    PRO FORMA
                                         -------------- ADJUSTMENTS   PRO FORMA
                                           ANB    CFC       (1)       COMBINED
                                         ------- ------ ------------- ---------
Interest income......................... $53,067 $5,867 $  --   $ --   $58,934
Interest expense .......................  26,555  2,307    --     --    28,862
                                         ------- ------ ------  -----  -------
Net interest income ....................  26,512  3,560    --     --    30,072
Provision for loan losses ..............   1,016     30    --     --     1,046
Noninterest income......................   9,186    851    --     --    10,037
Noninterest expense.....................  26,849  3,342     38    --    30,229
                                         ------- ------ ------  -----  -------
Income before income taxes..............   7,833  1,039    (38)   --     8,834
Provision for income taxes..............     901    --     --     --       901
                                         ------- ------ ------  -----  -------
Income before minority interest in
 earnings of consolidated subsidiary....   6,932  1,039    (38)   --     7,933
Minority interest in earnings of
 consolidated Subsidiary................     650    --     --     --       650
                                         ------- ------ ------  -----  -------
Net income--dilutive.................... $ 6,282 $1,039 $  (38) $ --   $ 7,283
                                         ======= ====== ======  =====  =======
Earnings per common share--dilutive..... $  1.10 $ 0.39                $  1.23
                                         ======= ======                =======
Average common shares outstanding--
 dilutive ..............................   4,955  2,695 (2,695)   948    5,903
                                         ======= ====== ======  =====  =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense related to stock options to that of ANB.

                       DESCRIPTION OF ANB CAPITAL STOCK

GENERAL

  The authorized capital stock of ANB currently consists of 17,500,000 shares of ANB Common Stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the "ANB Preferred Stock"). The following is a summary description of ANB's capital stock.

COMMON STOCK

  Holders of shares of ANB Common Stock are entitled to receive such dividends as may from time to time be declared by the ANB Board out of funds legally available therefor. Holders of ANB Common Stock are entitled to one vote per share on all matters on which the holders of ANB Common Stock are entitled to vote and do not have cumulative voting rights. Holders of ANB Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of ANB, holders of ANB Common Stock are entitled to share equally and ratably in the assets of ANB, if any, remaining after the payment of all debts and liabilities of ANB and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of ANB Common Stock are, and the shares of ANB Common Stock offered by ANB hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of ANB Common Stock are subject to any class or series of ANB Preferred Stock that ANB may issue in the future.

PREFERRED STOCK

  The ANB Certificate of Incorporation, as amended, (the "Certificate") provides that the Board of Directors is authorized without further action by the holders of the ANB Common Stock to provide for the issuance of shares of ANB Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or services. Any share of ANB Preferred Stock so issued may rank senior to the ANB Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of ANB Preferred Stock may have class or series voting rights. Upon completion of this Merger, ANB will not have any shares of ANB Preferred Stock outstanding. Issuances of ANB Preferred Stock, while providing ANB with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of ANB Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the ANB Common Stock. The ANB Board, without stockholder approval, may issue ANB Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the ANB Common Stock. ANB has no present plan to issue any shares of ANB Preferred Stock.

CERTAIN ANTI-TAKEOVER EFFECTS

  The provisions of the ANB Certificate, the ANB Bylaws and the DGCL summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders and may make removal of management more difficult.

 Authorized but Unissued Stock

  The authorized but unissued shares of ANB Common Stock and ANB Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ANB Common Stock and ANB Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of ANB by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of ANB's management.

 Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings

  The ANB Certificate of Incorporation and ANB Bylaws prohibit stockholder action by written consent in lieu of a meeting and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The ANB Bylaws provide that subject to the rights of holders of any series of ANB Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the ANB Board or the Chairman of the ANB Board. Shareholders will not be permitted to call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the ANB Board or the Chairman of the ANB Board.

 Section 203 of the Delaware Corporation Law

  Subject to certain exclusions summarized below, Section 203 of the DGCL ("Section 203") prohibits any "Interested stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested stockholder. "Interested stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested stockholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a "Business Combination" includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% of more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
(iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested stockholder except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested stockholder; and
(v) any receipt by the Interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

  Section 203 does not apply to a Business Combination if (i) before a person became an Interested stockholder, the board of directors of the corporation approved either the transaction in which the Interested stockholder became an Interested stockholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested stockholder, the Interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested stockholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested stockholder.

                  EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

  As a result of the Merger, holders of CFC Common Stock will be exchanging shares of CFC, a Georgia corporation governed by the GBCC, CFC's Articles of Incorporation, and CFC's Bylaws, for shares of ANB, a Delaware corporation governed by the DGCL and ANB's Certificate and ANB's Bylaws. Certain significant differences exist between the rights of CFC shareholders and those of ANB shareholders. The differences deemed material by CFC and ANB are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the GBCC and the DGCL, as well as to ANB's Certificate and Bylaws and CFC's Articles and Bylaws.

CHARTER AND BYLAW PROVISIONS

  ANB's Certificate and Bylaws contain certain provisions which may make ANB a less attractive target for an acquisition of control by anyone who does not have the support of ANB's Board of Directors and shareholders. Such provisions include, among other things, (a) the limitation that shareholder action cannot be taken without a meeting and (b) the ability of the ANB Board of Directors to issue preferred stock and to fix the designation, preferences and other rights of such preferred stock. See "Description of ANB Common Stock." CFC's Articles of Incorporation and Bylaws do not contain any provisions designated as antitakeover measures.

  The foregoing summary is qualified in its entirety by reference to ANB's Certificate and Bylaws, which are available upon written request from ANB and which are on file with the Commission, and to the Articles of Incorporation and Bylaws of CFC, which are available upon request from CFC. See "Available Information"; "Incorporation of Certain Documents by Reference."

SHAREHOLDER APPROVAL OF MERGERS

  The DGCL permits a merger to become effective without the approval of the surviving corporation's shareholders provided certain requirements are met. Under the DGCL, if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no shareholder approval is required.

  The GBCC permits a merger without shareholder approval if (1) the articles of incorporation of the surviving or acquiring corporation will not differ,
(2) each share of stock of the surviving or acquiring corporation outstanding immediately before the effective date of the merger will be an identical outstanding or reacquired share immediately after the merger, and (3) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving or acquiring corporation authorized by the articles of incorporation immediately before the merger.

  Where shareholder approval is required under either the GBCC or the DGCL, a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate or articles of incorporation require a greater vote. If the proposed merger or other business combination were to involve an "interested person" or "affiliated transaction," however, both the GBCC and the DGCL impose supermajority approval requirements with certain qualifications. Neither the ANB Certificate nor CFC's Articles contain any supermajority requirements. See "--Antitakeover Legislation."

DISSENTERS' RIGHTS

  Under the GBCC, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things, (a) consummation of a plan of merger to which the corporation is a party, if either (i) shareholder approval is required and the shareholder is entitled to vote on the merger or (ii) the corporation is a subsidiary that is owned 90% by and is merged into its parent; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (c) consummation of a sale or exchange of substantially all of the property of the corporation if shareholder approval is required (but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale); (d) an amendment to the Articles of Incorporation that materially and adversely affects rights in respect of the dissenter's shares in specified ways; or (e) any corporate action taken pursuant to a shareholder vote to the extent that the Articles of Incorporation provide that dissenters' rights shall apply. CFC's Articles and Bylaws do not provide any additional requirements. See "The Merger-- Dissenters' Rights."

  Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in certain other events regarding which appraisal rights are not otherwise available. No such provision is included in ANB's Certificate.

  Under the DGCL, appraisal rights will not be available to shareholders of a corporation (unless the certificate of incorporation provides otherwise, which the ANB Certificate does not) if the shares are listed on a national securities exchange or quoted on the NASDAQ National Market or held of record by more than 2,000 shareholders and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation; (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination of the consideration listed in (a) through (c) above. In addition, appraisal rights will not be available to shareholders of a Delaware corporation in a merger if such corporation is the surviving corporation and no vote of its shareholders is required. See "--Shareholder Approval of Mergers."

SHAREHOLDERS MEETINGS AND VOTING

  Special Meetings. Under the GBCC, a special meeting of shareholders of a Georgia corporation may be called by the holders of shares entitled to cast not less than 25% of all shares entitled to vote at the meeting, unless a different percentage is provided in the articles of incorporation. CFC's Bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board, the President, the Board of Directors or at the request of holders of not less than 25% of its outstanding stock entitled to vote at the meeting.

  Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's certificate of incorporation or bylaws. ANB's Certificate does not confer the right to its shareholders to call a special shareholders meeting.

  Actions Without a Meeting. Under the GBCC and the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. Neither CFC's Articles nor its Bylaws prohibit such action by written consent. ANB's Certificate denies shareholder action by written consent.

  Election and Removal of Directors. Under the GBCC and the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Cumulative voting means that a shareholder may multiply the number of votes he or she is entitled to cast (i.e., the number of shares he or she owns) by the number of directors for whom he or she is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. Neither CFC's Articles nor ANB's Certificate provide for cumulative voting. See "Description of ANB Common Stock."

  Under the GBCC, and if cumulative voting is not authorized, as in the case of CFC, once a director has been elected, he or she may be removed if the number of votes cast to remove him is greater than the number of votes cast not to remove him, unless the articles of incorporation provide that directors may be removed only for cause. CFC's Articles do not contain such a provision. Under the DGCL, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is staggered, shareholders may effect a removal of a director only for cause. ANB's Certificate does not provide for a classified or staggered Board.

  Voting on Other Matters. Under the GBCC and the DGCL, an amendment to the articles or certificate of incorporation requires the approval of the holders of at least a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise specified in the articles of incorporation. Neither ANB's Certificate nor CFC's Articles or Bylaws contains a provision increasing this voting requirement.

  Under both the GBCC and the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets (with or without the goodwill), otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of all of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or articles of incorporation or bylaws require a greater vote. CFC's Articles and Bylaws do not require a greater vote. ANB's Certificate does not require a greater vote.

  Under both the GBCC and the DGCL, the dissolution of a corporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the articles or certificate of incorporation requires the vote of a larger portion of the outstanding stock. CFC's Articles do not require a greater vote. ANB's Certificate does not require a greater vote.

DIVIDENDS

  The GBCC provides that a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved, at the time of the distribution to satisfy the preferential rights under dissolution of stockholders whose preferential rights are superior to those receiving the distribution. In addition to these limitations, there are various statutory limitations on the ability of Georgia State Bank to pay dividends to CFC, which is the primary source of funds from which CFC may declare dividends to the CFC shareholders.

  The DGCL provides that dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits (not only out of surplus) for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, substantially all of the funds available for the payment of dividends by ANB are derived from the Banks, and there are various statutory limitations on the ability of the Banks to pay dividends to ANB. See "Incorporation of Certain Documents by Reference."

  Holders of ANB Common Stock are entitled to receive dividends ratably when, as and if declared by ANB's Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.

PREEMPTIVE RIGHTS

  Under both the GBCC and the DGCL, shareholders do not possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's certificate or articles of incorporation provide otherwise. Neither CFC's Articles nor the ANB Certificate provide for preemptive rights.

LIQUIDATION RIGHTS

  Generally under both the GBCC and the DGCL, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

  As of the date hereof, no CFC Preferred Stock has been issued by CFC. Holders of ANB Common Stock are entitled to receive their pro rata portion of the remaining assets of ANB after the holders of ANB Preferred Stock, if any, have been paid in full any sums to which they may be entitled. As of the date hereof, no ANB Preferred Stock has been issued by ANB. Pursuant to ANB's Certificate, the ANB Board has discretion to set liquidation preferences for ANB's Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  CFC. The GBCC provides that the articles of incorporation, bylaws, contract or resolution approved or ratified by the shareholders may authorize a corporation to indemnify a director made a party to a proceeding, including a proceeding brought by or in the right of the corporation. The GBCC further provides that a corporation may not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation for (1) any appropriation, in violation of the director's duties, of any business opportunity of the corporation, (2) acts or omissions which involve intentional misconduct or a knowing violation of law, (3) liability under
Section 14-2-832 of the GBCC (providing for liability for unlawful distributions), and (4) any transaction from which the director received an improper personal benefit. CFC's Articles provide that no director shall be personally liable for monetary damages to CFC or its shareholders for breach of the duty of care or any other duty as a director except that such liability shall not be limited in those cases where indemnification of directors is prohibited as enumerated above. CFC's Articles also provide that the limits on the liability of a director will be extended without shareholder action (unless required by law) to reflect any amendments to the GBCC authorizing the further limitation of liability. CFC's Bylaws require the corporation to indemnify its directors to the fullest extent permitted by the GBCC and authorize the Board of Directors to cause the corporation to indemnify officers, employees, and agents of the corporation to the same extent. The Bylaws also authorize the Board of Directors to cause the corporation to indemnify certain directors, officers or agents of CFC acting on behalf of a subsidiary of the corporation. CFC's Bylaws contain a provision that a successor corporation in a merger shall be liable to the person indemnified under CFC's Bylaws on the same terms and conditions and to the same extent as CFC. The Bylaws provide for additional indemnification of directors and officers by action of the Board of Directors without shareholder approval to the full extent permitted under Georgia law.

  ANB. Delaware law permits a corporation to set limits on the extent of a director's liability. Under the ANB Certificate, a director will not be liable to ANB or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for (a) breach of a director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of dividends or an unlawful stock purchase or redemption, or (d) any transaction from which the director derived any improper personal benefit. The ANB Certificate authorizes the indemnification of ANB's directors, officers and others to the fullest extent permitted by law. Delaware law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if the officer, director, employee or agent seeking indemnification has been finally adjudged to be liable to the corporation.

ANTITAKEOVER LEGISLATION

 Affiliated Transactions and Certain Business Combinations

  The DGCL prohibits a corporation from entering into certain "business combinations" between the corporation and an "interested stockholder" (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation's Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested stockholder's beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested stockholder's beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (a) the business combination is approved by the corporation's Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder; or (b) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The ANB Certificate does not contain such a provision.

  The GBCC contains a similar affiliated party combination provision if the corporation adopts a bylaw opting in to such provision. CFC has not adopted such a bylaw.

  Although certain of the specific differences between the voting and other rights of CFC's shareholders and ANB's shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Georgia and Delaware law, or the rights of such persons under the respective charters and Bylaws of ANB and CFC. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the GBCC and the DGCL and the specific provisions of ANB's Certificate and Bylaws and CFC's Articles of Incorporation and Bylaws.

                      CERTAIN INFORMATION CONCERNING ANB

GENERAL

  ANB is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). ANB is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), First Citizens Bank N.A. (Talladega, Alabama) and Citizens & Peoples Bank, N.A. (Pensacola, Florida); three state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama) and First Gulf Bank (Baldwin County, Alabama), and two state nonmember banks, First American Bank (Decatur, Alabama) and Public Bank (St. Cloud, Florida) (collectively, the "Banks"). In addition, ANB is the ultimate parent entity of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama); and one insurance agency, Ashland Insurance, Inc. (Ashland, Alabama).

  At March 31, 1998, ANB had total assets of approximately $1.28 billion, total deposits of approximately $967.7 million, total net loans of approximately $838.4 million and total shareholders' equity of approximately $100.6 million. Additional information about ANB is included in documents incorporated by reference in this

Proxy Statement. See "Summary--Selected Consolidated Financial Data," "Available Information" and "Incorporation of Certain Documents by Reference."

RECENT DEVELOPMENTS

  On June 3, 1998, ANB announced the completion of the merger of Public Bank Corporation ("PBC"), headquartered in St. Cloud, Florida, with and into ANB. At March 31, 1998, PBC had total assets of approximately $52 million. PBC's banking subsidiary, Public Bank, serves its customer base through two offices located in St. Cloud and Kissimmee, Florida.

  On July 15, 1998, ANB announced its earnings (unaudited) and certain other financial information (unaudited) for the second quarter and six months ended June 30, 1998. ANB reported second quarter 1998 net income of $4.15 million and earnings per common share of $0.44 (diluted) and $0.45 (basic). This compares with net income of $3.04 million and earnings per common share of $0.32 (diluted) and $0.33 (basic) for the 1997 second quarter. Second quarter 1998 return on average assets and return on average equity were 1.21 percent and 15.37 percent, respectively. Net income for the first six months of 1998 was $8.12 million, or $0.86 (diluted) and $0.88 (basic) per share. This compares with net income of $6.37 million and earnings per common share of $0.67 (diluted) and $0.70 (basic) for the first six months of 1997. First six months of 1998 return on average assets and return on average equity were 1.19 percent and 15.18 percent, respectively. Total assets were $1.35 billion and total loans were $903.3 million at June 30, 1998. Total deposits were $1.05 billion and stockholders' equity was $109.3 million at June 30, 1998.

                      CERTAIN INFORMATION CONCERNING CFC

DESCRIPTION OF BUSINESS

  General. CFC was organized under the laws of Georgia on June 1, 1988, and is a registered bank holding company. All of CFC's activities are conducted by its wholly-owned subsidiary, Georgia State Bank, which was organized as a Georgia banking corporation in 1986. Georgia State Bank is a community-oriented commercial bank that serves two counties, with particular emphasis on retail banking, and offers such customary banking services as consumer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit and money transfers. Georgia State Bank finances commercial and consumer transactions, makes secured and unsecured loans, and provides a variety of other banking services.

  At March 31, 1998, CFC had total consolidated assets of approximately $123 million, total consolidated deposits of approximately $103 million and total consolidated shareholders' equity of approximately $9 million. CFC's principal executive offices are located at 620 Fontaine Rd SW, Mableton, Georgia 30126, and its telephone number at that address is (770) 941-2100.

  Markets. CFC conducts general banking activities through the Georgia State Bank primarily in Cobb County, Georgia and to a lesser extent in Paulding County. Customers of the Georgia State Bank are primarily consumers and small businesses.

  Deposits. Georgia State Bank offers a full range of depository accounts and services to both consumers and businesses. At March 31, 1998, Georgia State Bank's deposits, totaling an aggregate of approximately $104 million, consisted of approximately $19 million in non-interest-bearing deposits (18% of total deposits); approximately $9 million in interest-bearing demand deposits (9% of total deposits); approximately $19 million in savings and money market deposits (18% of total deposits); approximately $37 million in time deposits in amounts less than $100,000 (36% of total deposits); and approximately $20 million in time deposits of $100,000 or more (19% of total deposits).

  Loans. Georgia State Bank makes both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for its customers. Secured loans include first and second real estate mortgage loans. Georgia State Bank also makes direct installment loans to consumers on both a secured and unsecured basis.

  Lending Policy. The current lending strategy of Georgia State Bank is to make loans only to local customers or to national or international firms doing business locally. Unsecured loans normally will not be made to persons who do not reside or work in Georgia State Bank's primary trade areas. Secured loans can be made to customers outside Georgia State Bank's trade areas who are well established and have net worth and collateral to support the loan. Real estate loans usually are made only when such loans are secured by real property located in Cobb County, and to a lesser extent by real property located in Paulding County.

  Georgia State Bank provides each lending officer with written guidelines for lending activities. Lending authority is delegated by the Board of Directors of Georgia State Bank to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a borrower.

  Employees. As of March 31, 1998, Georgia State Bank had 49 full-time employees and 13 part-time employees. CFC has no salaried employees. Georgia State Bank is not a party to any collective bargaining agreement, and management of Georgia State Bank believes that the employee relations at Georgia State Bank are good.

  Competition. The banking business is highly competitive. Georgia State Bank competes with other banks, many of which are substantially larger and have greater financial resources than Georgia State Bank. In particular, Georgia State Bank competes with 26 other banks in Cobb County. Georgia State Bank also competes with other financial service organizations, including savings and loan associations and finance companies, insurance companies, credit unions and certain governmental agencies. To the extent that Georgia State Bank must maintain non-interest-earning reserves against deposits, it may be at a disadvantage when compared with other financial institutions and the organizations that are not required to maintain reserves against substantially similar sources of funds. Further, the deregulation of banks, savings and loan associations and other financial institutions and the increased competition from investment bankers and brokers and other financial service organizations has had a significant impact on the competitive environment in which Georgia State Bank operates.

  Properties. The executive offices of CFC and the main banking office of Georgia State Bank are located in a 14,000 square-foot facility at 620 Fontaine Road, Mableton, Georgia. Georgia State Bank has 3 other offices located in Powder Springs, Austell and Hiram, Georgia.

  Legal Proceedings. There are no material pending proceedings to which CFC is a party or of which any of its properties are subject; nor are there material proceedings known to CFC to be contemplated by any governmental authority; nor are there material proceedings known to CFC, pending or contemplated, in which any director, officer or affiliate or any principal security holder of CFC, or any associate of any of the foregoing, is a party or has an interest adverse to CFC.

INFORMATION ABOUT VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Market Price and Dividends. There is no established public trading market for the CFC Common Stock. As of the Record Date, CFC Common Stock was held by holders of record. CFC paid dividends on its common stock of $.05 per share during 1997. No dividends were paid by CFC during 1996. No dividends have been declared or paid by CFC during 1998. See "Summary--Market Prices" and "Risk Factors--Restrictions on Dividends."

  Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of the Record Date, (i) the names and addresses of each beneficial owner of more than 5% of CFC Common Stock known to the Board of Directors of CFC, showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of CFC and the number of shares of CFC Common Stock owned beneficially by each of them, and (iii) the number of shares of CFC Common Stock owned beneficially by all directors and executive officers as a group.

  Ownership of CFC Common Stock by its directors and certain executive officers as follows:

                                                                        NUMBER      PERCENTAGE
NAME                      POSITION WITH CFC     POSITION WITH BANK     OF SHARES    OUTSTANDING
----                     ------------------- ------------------------- ---------    -----------
Roy E. Barnes........... Director            Director                    618,516      20.22%
W. Ray Barnes........... Chairman            Chairman                    288,238       9.42%
Thomas J. Browning...... Director, Secretary Director, Secretary          16,783         *
Ray H. Collier.......... Director            Director                     40,000       1.31%
Paul Y. Cuthbertson..... Director            Director                    157,688       5.15%
Claxton Eugene Eubanks.. Director            Director                     65,926       2.16%
C. Freeman Poole........ Director, Treasurer Director, Treasurer          41,702       1.36%
Mildred A. Reeves....... Director            Director                     92,800       3.03%
Ken F. Thigpen.......... Director & CEO      Director, President & CEO   125,000(1)    4.09%
Stephen P. Thompson..... Director            Director                     98,000       3.20%
R. Truman Travis........ Director            Director                     13,169         *
Caric Martin............ CFO                 Controller                   99,200(1)    3.24%
Dennis Perrin........... None                Senior Loan Officer          67,250(1)    2.20%
                                                                       ---------      ------
                                             Total.................... 1,724,272      56.36%
                                                                       =========      ======
Directors and executive officers as a group...........................

--------
 * Indicates less than 1%.
(1) Share totals for Messrs. Thigpen, Martin and Perrin include options to purchase 50,000, 31,000 and 15,000 shares, respectively, of CFC Common Stock exercisable within sixty days of the date of this Proxy Statement.

  The persons listed above will receive the same Exchange Ratio as the other CFC Shareholders for each share of CFC Common Stock held at the Effective Time.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CFC

  The following discussion and financial information are presented to aid in an understanding of the current financial position and results of operations of CFC and should be read in conjunction with the Audited Financial Statements and Notes thereto included herein at Appendix C. CFC is the parent holding company of Georgia State Bank, and it has no operations of consequence other than the ownership of its subsidiary. The emphasis of this discussion will be on the three month periods ending March 31, 1998 and 1997 and the years 1997, 1996, and 1995.

  At March 31, 1998, CFC had consolidated assets of approximately $123.7 million and operated four banking locations in Cobb and Paulding Counties, through Georgia State Bank. CFC's primary business is banking; therefore, loans and investments are the principal source of income.

  This discussion contains certain forward looking statements with respect to the financial condition, results of operation and business of CFC and Georgia State Bank related, among other things to: trends or uncertainties which will impact future operating results, liquidity and capital resources, and the relationship between those trends or uncertainties and nonperforming loans and other loans; the effect of the market's perception of future inflation and real returns and the monetary policies of the Federal Reserve on short and long term interest rates; and the effect of interest rate changes on liquidity and interest rate sensitivity management. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

    (a) difficulty integrating the operations of CFC and ANB; and

    (b) general economic conditions, either nationally or in Georgia, are less favorable than expected.

FINANCIAL CONDITION

 Average Assets and Liabilities

  During the three months ended March 31, 1998 average assets increased $24.7 million, or 29.1%, from the three months ended March 31, 1997. From 1996 to 1997 average assets increased $16.4 million, or 21.2%. From 1995 to 1996 average assets increased $8.9 million, or 13.1%. The primary emphasis of CFC's growth strategy is in the lending area.

  During the three months ended March 31, 1998 average deposits increased $18.8 million, or 25.1%, compared with the three months ended March 31, 1997. From 1996 to 1997 average deposits increased $12.9 million, or 18.6%. From 1995 to 1996 average deposits increased $7.3 million, or 11.8%. CFC carried no foreign loans or deposits in any period discussed.

  The following table depicts CFC's average balance sheets for the three months ending March 31, 1998 and 1997 and for the years ending December 31, 1997, 1996, and 1995:

                            AVERAGE BALANCE SHEETS
                            (AMOUNTS IN THOUSANDS)

                                    THREE MONTHS
                                  ENDED MARCH 31,    YEAR ENDED DECEMBER 31,
                                  -----------------  -------------------------
                                    1998     1997     1997     1996     1995
                                  --------  -------  -------  -------  -------
ASSETS:
Cash and due from banks.......... $  4,798  $ 3,712  $ 4,397  $ 3,282  $ 2,660
Funds sold.......................    7,607    1,147    3,384    4,133    3,516
Securities.......................   25,683   23,797   25,026   21,037   18,966
Loans, net of unearned income....   67,063   52,619   56,665   45,932   41,302
Allowance for loan losses........   (1,251)  (1,147)  (1,114)    (904)    (807)
                                  --------  -------  -------  -------  -------
Loans, net of allowance for loan
 losses..........................   65,812   51,472   55,551   45,028   40,495
Premises and equipment...........    3,255    3,003    3,180    2,198    1,432
Other assets.....................    2,238    1,597    1,930    1,427    1,133
                                  --------  -------  -------  -------  -------
    Total assets................. $109,393  $84,728  $93,468  $77,105  $68,202
                                  ========  =======  =======  =======  =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Deposits:
  Demand deposits................ $ 17,291  $13,798  $15,376  $11,853  $10,500
  Interest-bearing transaction
   accounts......................    9,614    7,182   10,487    9,679    9,867
  Savings and money market
   deposits......................   15,925   15,772   15,153   12,397   10,970
  Time deposits..................   50,990   38,228   41,234   35,408   30,695
                                  --------  -------  -------  -------  -------
    Total deposits...............   93,820   74,980   82,250   69,337   62,032
                                  --------  -------  -------  -------  -------
Funds purchased..................      149      308      250       20       33
Short-term debt..................    4,843      937    1,875      167
Long-term debt...................
Accrued interest and other
 liabilities.....................    1,527    1,167    1,259    1,097      789
Stockholders' equity.............    9,054    7,336    7,834    6,484    5,348
                                  --------  -------  -------  -------  -------
    Total liabilities and
     stockholders' equity........ $109,393  $84,728  $93,468  $77,105  $68,202
                                  ========  =======  =======  =======  =======

LOANS

  Net loans, at December 31, 1997, were $65.3 million, an increase from $51.0 million at December 31, 1996. At December 31, 1997, commercial and financial loans represented 9.6% of total loans, real estate-mortgage and construction loans represented 81.3% of total loans, and consumer loans represented 9.1% of total loans.

  At March 31, 1998, for asset and liability management purposes, of the outstanding loans, $40.6 million or 60.3% of total loans, net of unearned interest, mature within one year or may be repriced within one year due to a variable rate arrangement.

  The table immediately below shows the classification of loans by major category at December 31, 1997, 1996, 1995, 1994, and 1993. The second table depicts maturities of selected loan categories for loans maturing after one year.

                         COMPOSITION OF LOAN PORTFOLIO
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                              DECEMBER 31,
                          -----------------------------------------------------------------------------------------
                                1997              1996              1995              1994              1993
                          ----------------- ----------------- ----------------- ----------------- -----------------
                                   PERCENT           PERCENT           PERCENT           PERCENT           PERCENT
                          AMOUNT   OF TOTAL AMOUNT   OF TOTAL AMOUNT   OF TOTAL AMOUNT   OF TOTAL AMOUNT   OF TOTAL
                          -------  -------- -------  -------- -------  -------- -------  -------- -------  --------
Commercial, financial
 and agricultural ......  $ 6,290     9.59% $ 4,862     9.48% $ 3,337     7.78% $ 3,818     9.42% $ 3,101     8.48%
Real estate:
 Construction...........   12,081    18.42    8,470    16.53    5,636    13.13    5,274    13.01    1,668     4.56
 Mortgage--residential..   14,343    21.87   10,189    19.88    9,499    22.13    9,085    22.42   10,265    28.08
 Mortgage--commercial...    1,777     2.71      --       --       --       --         5      .01       27      .07
 Mortgage--other .......   25,127    38.30   23,639    46.13   21,154    49.27   19,426    47.94   17,955    49.12
Consumer................    5,974     9.11    4,087     7.98    3,301     7.69    2,919     7.20    3,541     9.69
                          -------   ------  -------   ------  -------   ------  -------   ------  -------   ------
 Total gross loans......   65,592   100.00%  51,247   100.00%  42,927   100.00%  40,527   100.00%  36,557   100.00%
                                    ======            ======            ======            ======            ======
Unearned income.........     (251)             (234)             (165)             (168)             (156)
                          -------           -------           -------           -------           -------
 Total loans, net of
  unearned income.......   65,341            51,013            42,762            40,359            36,401
Allowance for loan
 losses.................   (1,233)           (1,139)             (847)             (781)             (768)
                          -------           -------           -------           -------           -------
 Total net loans........  $64,108           $49,874           $41,915           $39,578           $35,633
                          =======           =======           =======           =======           =======

          LOAN MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
                            (AMOUNTS IN THOUSANDS)

                                           DECEMBER 31, 1997
                         ------------------------------------------------------
                                          OVER ONE YEAR
                                          THROUGH FIVE
                         ONE YEAR OR LESS     YEARS     OVER FIVE YEARS  TOTAL
                         ---------------- ------------- --------------- -------
Commercial, financial
 and agricultural.......     $ 2,508         $3,099         $   683     $ 6,290
Real estate--
 construction...........      11,632            449             --       12,081
Real estate--mortgage...       5,891          9,857          25,499      41,247
Consumer................         975          4,718             281       5,974

  CFC's rollover/renewal policy consists of a re-evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

INVESTMENT SECURITIES

  The following table summarizes securities available for sale for the periods presented.

                         SECURITIES AVAILABLE FOR SALE
                            (AMOUNTS IN THOUSANDS)

                                                         DECEMBER 31,
                                                -------------------------------
                                                     1997            1996
                                                --------------- ---------------
                                                 COST   MARKET   COST   MARKET
                                                ------- ------- ------- -------
U.S. Treasury.................................. $ 6,007 $ 6,024 $ 5,483 $ 5,510
U.S. Government Agencies.......................  15,082  15,174  11,482  11,511
State and political subdivisions...............   1,268   1,292     561     558
Mortgage backed securities.....................   3,147   3,160   4,092   4,075
Other..........................................     798     735     767     700
                                                ------- ------- ------- -------
  Total........................................ $26,302 $26,385 $22,385 $22,354
                                                ======= ======= ======= =======

  The maturities and weighted average yields of securities available for sale at December 31, 1997, are presented in the following table using the average stated contractual maturities.

        SECURITIES AVAILABLE FOR SALE MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                            DECEMBER 31, 1997
                          -------------------------------------------------------------------------------------
                                             AFTER ONE BUT    AFTER FIVE BUT
                          WITHIN ONE YEAR  WITHIN FIVE YEARS WITHIN TEN YEARS AFTER TEN YEARS  OTHER SECURITIES
                          ---------------- ----------------- ---------------- ---------------- ----------------
                          AMOUNT YIELD (1) AMOUNT  YIELD (1) AMOUNT YIELD (1) AMOUNT YIELD (1) AMOUNT YIELD (1)
                          ------ --------- ------- --------- ------ --------- ------ --------- ------ ---------
U.S. Treasury...........  $1,995   5.70%   $ 4,029   5.96%   $  --     -- %    $--      -- %    $--      -- %
U.S. Government
 Agencies...............   4,499   5.91     10,175   6.61       500   7.10      --      --       --      --
State and political
 subdivisions...........     --     --         408   4.42       716   4.61      168    4.65      --      --
Mortgage backed
 securities.............     902   4.84      2,258   6.35       --     --       --      --       --      --
Equity securities.......     --     --         --     --        --     --       --      --       735    6.66
                          ------           -------           ------            ----             ----
 Total..................  $7,396   5.73%   $16,870   6.37%   $1,216   5.67%    $168    4.65%    $735    6.66%
                          ======   ====    =======   ====    ======   ====     ====    ====     ====    ====

--------
(1) Computed on a tax-equivalent basis utilizing a 34% tax rate, without giving effect to the disallowance for Federal income tax purposes of interest related to certain tax-exempt assets.

DEPOSITS

  Except for savings and money market deposits, between 1996 and 1997, CFC experienced growth in each type of deposit as shown in the table below. Non-interest bearing demand deposits increased by $5.2 million, or 44.8% from year-end 1996 to year-end 1997. Interest bearing demand deposits increased $1.1 million or 12.1%, and time deposits increased $8.0 million, or 21.1% during the same period. All categories of deposits increased from year-end 1995 to year-end 1996, including an increase of $626,000, or 5.6%, in non-interest bearing deposits and an increase of $9.9 million, or 18.8%, in total interest-bearing deposits.

  CFC has maintained and strengthened a stable base of non-interest bearing demand deposits despite consumer trends toward interest bearing deposits. At December 31, 1996, non-interest bearing demand deposits were 15.8% of total deposits and by 1997 this ratio had increased to 19.5%.

  The table below summarizes deposits of CFC for the dates indicated:

                                   DEPOSITS
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                           DECEMBER 31,
                          -----------------------------------------------------------------------------------
                               1997             1996             1995             1994             1993
                          ---------------  ---------------  ---------------  ---------------  ---------------
                                  PERCENT          PERCENT          PERCENT          PERCENT          PERCENT
                                    OF               OF               OF               OF               OF
                          AMOUNT   TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL
                          ------- -------  ------- -------  ------- -------  ------- -------  ------- -------
Demand..................  $16,961  19.46%  $11,713  15.81%  $11,087  17.43%  $12,452  20.79%  $ 7,062  13.13%
NOW.....................    9,882  11.34     8,818  11.90     8,398  13.20     9,466  15.81    11,122  20.68
Savings and money
 market.................   14,571  16.72    15,813  21.34    10,895  17.13    11,407  19.05    11,063  20.57
Time less than $100,000.   35,438  40.67    31,696  42.78    29,185  45.87    23,998  40.08    23,097  42.94
Time greater than
 $100,000...............   10,291  11.81     6,056   8.17     4,054   6.37     2,559   4.27     1,444   2.68
                          ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
 Total deposits.........  $87,143 100.00%  $74,096 100.00%  $63,619 100.00%  $59,882 100.00%  $53,788 100.00%
                          ======= ======   ======= ======   ======= ======   ======= ======   ======= ======

  The following table reflects maturities of time-deposits of $100,000 or more at December 31, 1997. Time deposits include both certificates of deposit and time deposit open accounts. Deposits of $10.3 million in this category represented 11.8% of total deposits at year-end 1997. Management does not actively pursue these deposits as a means to fund interest earning assets, and as a result, rates paid on these deposits do not differ from rates paid on smaller denomination certificates of deposit.

             MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME
                         DEPOSITS OF $100,000 OR MORE
                            (AMOUNTS IN THOUSANDS)

                                            DECEMBER 31, 1997
                          -----------------------------------------------------
                                 AFTER ONE             AFTER SIX
                          WITHIN  THROUGH  AFTER THREE  THROUGH  AFTER
                           ONE     THREE   THROUGH SIX  TWELVE   TWELVE
                          MONTH   MONTHS     MONTHS     MONTHS   MONTHS  TOTAL
                          ------ --------- ----------- --------- ------ -------
Certificates of deposit
 of $100,000 or more..... $1,132  $1,189     $1,727     $4,089   $2,154 $10,291
                          ======  ======     ======     ======   ====== =======

CAPITAL RESOURCES

  Shareholders' equity increased by $723,000 to $9.5 million at March 31, 1998 from $8.8 million at year-end 1997. The increase is primarily attributable to net income of $444,000 and the exercise of stock warrants totaling $266,000.

  The Federal Reserve and the FDIC require that bank holding companies and banks have a minimum of Tier I capital equal to not less than 4% of risk adjusted assets and total capital equal to not less than 8% of risk adjusted assets. Tier I capital consists of common shareholders' equity. Tier II capital includes reserves for loan losses up to 1.25% of risk adjusted assets. Tier I capital was $9.2 million at March 31, 1998, and total (Tier I plus
Tier II) capital was $10.1 million at March 31, 1998. Tier I and total capital ratios were 12.60% and 13.80%, respectively, at March 31, 1998. Both ratios were above the regulatory minimums.

                              ANALYSIS OF CAPITAL
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                              MARCH 31,     DECEMBER 31,
                                              --------- ----------------------
                                                1998     1997    1996    1995
                                              --------- ------  ------  ------
Tier 1 Capital...............................  $ 9,163  $8,651  $6,996  $5,849
Tier 2 Capital...............................      912     829     693     566
                                               -------  ------  ------  ------
  Total qualifying capital (1)...............  $10,075  $9,480  $7,689  $6,415
                                               =======  ======  ======  ======
Tier 1 risk-based capital ratio (4.00%
 required minimum)...........................    12.60%  13.10%  12.60%  12.91%
Total risk-based capital ratio (8.00%
 required minimum)...........................    13.80   14.30   13.90   14.16
Tier 1 leverage ratio (4.00% required
 minimum)....................................     8.70    7.90    8.40    8.25

--------
(1) Does not include $327,000, $404,000, $446,000 and $281,000 of the
    Company's allowance for loan losses at March 31, 1998 and December 31, 1997, 1996 and 1995, respectively, in excess of 1.25% of risk-adjusted total assets.

RESULTS OF OPERATIONS

 Net Interest Income

  Net interest income, which is the difference between interest income earned on earning assets and the interest expense paid on interest-bearing liabilities, is the largest component of a bank's earnings. Net interest income increased by $224,000, or 21.1%, in the three months ended March 31, 1998 ("the 1998 three months") compared with the three months ended March 31, 1997 ("the 1997 three months"). Average earning assets increased by $22.8 million, or 29.4%, in the 1998 three months compared to the 1997 three months. During the 1998 three months this increase in earning assets was partly funded by a volume increase of $19.1 million, or 30.6%, in average interest-bearing liabilities. Despite the increase in net interest income during the 1998 three months compared with the 1997 three months, the net interest spread and net interest margin decreased by 36 and 35 basis points, respectively. The decline in the net interest spread and net interest margin is primarily attributable to increased reliance on time deposits as a proportion of overall funding because time deposits are the highest cost interest-bearing liability. The following analyzes net interest income, weighted average yields on earning assets and weighted average rates paid on interest-bearing liabilities.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                         THREE MONTHS ENDED MARCH 31,
                                -------------------------------------------------
                                         1998                      1997
                                ------------------------  -----------------------
                                AVERAGE   INCOME/ YIELD/  AVERAGE  INCOME/ YIELD/
                                BALANCE   EXPENSE  RATE   BALANCE  EXPENSE  RATE
                                --------  ------- ------  -------  ------- ------
ASSETS:
Earning assets:
 Loans (1) (3) ...............  $ 67,063  $1,756  10.47%  $52,619  $1,357  10.32%
 Securities:
  Taxable ....................    23,886     370   6.20    23,237     374   6.44
  Tax exempt .................     1,797      30   6.68       560       9   6.43
 Funds sold ..................     7,607     100   5.26     1,147      16   5.58
                                --------  ------          -------  ------
   Total earning assets (2) ..   100,353   2,256   8.99    77,563   1,756   9.06
                                --------  ------          -------  ------
Cash and due from banks ......     4,798                    3,712
Premises and equipment .......     3,255                    3,003
Other assets .................     2,238                    1,597
Allowance for loan losses ....    (1,251)                  (1,147)
                                --------                  -------
   Total assets ..............  $109,393                  $84,728
                                ========                  =======
LIABILITIES:
 Interest-bearing liabilities:
 Interest-bearing transaction
  accounts ...................  $  9,614      34   1.41   $ 7,182      25   1.39
 Savings deposits ............    15,925     121   3.04    15,772     116   2.94
 Time deposits ...............    50,990     737   5.78    38,228     532   5.57
 Funds purchased .............       149       2   5.37       308       4   5.19
 Other short-term borrowings .     4,843      65   5.37       937      13   5.55
                                --------  ------          -------  ------
   Total interest-bearing
    liabilities ..............    81,521     959   4.71    62,427     690   4.42
                                --------  ------  -----   -------  ------  -----
Demand deposits ..............    17,291                   13,798
Accrued interest and other
 liabilities .................     1,527                    1,167
Stockholders' equity .........     9,054                    7,336
                                --------                  -------
   Total liabilities and
    stockholders' equity .....  $109,393                  $84,728
                                ========                  =======
Net interest spread ..........                     4.28%                    4.64%
                                                  =====                    =====
Net interest income/margin on
 a taxable equivalent basis ..             1,297   5.17%            1,066   5.50%
                                                  =====                    =====
Tax equivalent adjustment (2).                10                        3
                                          ------                   ------
Net interest income/margin ...            $1,287   5.13%           $1,063   5.48%
                                          ======  =====            ======  =====

--------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax equivalent adjustments are based on the assumed rate of 34%, and do not give effect to the disallowance for Federal income tax purposes of interest expense related to tax-exempt assets.
(3) Fees in the amount of $147,000 and $93,000 are include in interest and fees on loans for the 1998 three months are the 1997 three months, respectively.

  Net interest income increased $882,000 in 1997 compared to 1996, an increase of 23.4%. Increased loan volume was the primary reason for the growth in net interest income. Average earning assets increased by $14.0 million, or 19.7%, during 1997 as compared with 1996. During 1997, average interest-bearing liabilities increased $11.3 million, or 19.6%. During 1997, compared with 1996, the net interest spread and net interest margin both increased 17 basis points due to an increase in average loans as a percentage of total average earning assets because the yield on loans is higher than any other earning asset.

  From 1995 to 1996, net interest income increased $216,000, or 6.1%. Average earnings assets increased by $7.3 million, or 11.5%, from 1995 to 1996. During 1996, average interest-bearing liabilities increased $6.1 million, or 11.8%, from 1995. Competition for both lending and funding resulted in a 26 and 27 basis point reduction, respectively, in CFC's net interest spread and net interest margin. Presented below is an analysis of net interest income, weighted average yields on earning assets and weighted average rates paid on interest-bearing liabilities for 1997, 1996, and 1995.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                                YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------
                                   1997                     1996                     1995
                          -----------------------  -----------------------  -----------------------
                          AVERAGE  INCOME/ YIELD/  AVERAGE  INCOME/ YIELD/  AVERAGE  INCOME/ YIELD/
                          BALANCE  EXPENSE  RATE   BALANCE  EXPENSE  RATE   BALANCE  EXPENSE  RATE
                          -------  ------- ------  -------  ------- ------  -------  ------- ------
ASSETS:
Earning assets:
 Loans (1) (3)..........  $56,665  $5,990  10.57%  $45,932  $4,821  10.50%  $41,302  $4,497  10.89%
 Securities:
 Taxable................   24,152   1,540   6.38    20,710   1,312   6.34    18,966   1,167   6.15
 Tax exempt.............      874      61   6.98       327      22   6.73       --      --     --
 Funds sold.............    3,384     203   6.00     4,133     224   5.42     3,516     203   5.77
                          -------  ------          -------  ------          -------  ------
  Total earning assets
   (2)..................   85,075   7,794   9.16    71,102   6,379   8.97    63,784   5,867   9.20
                          -------  ------          -------  ------          -------  ------
Cash and due from banks.    4,397                    3,282                    2,660
Premises and equipment..    3,180                    2,198                    1,432
Other asset.............    1,930                    1,427                    1,133
Allowance for loan
 losses.................   (1,114)                    (904)                    (807)
                          -------                  -------                  -------
  Total assets..........  $93,468                  $77,105                  $68,202
                          =======                  =======                  =======
LIABILITIES:
Interest-bearing
 liabilities:
 Interest-bearing
  transaction accounts..  $10,487     153   1.46   $ 9,679     155   1.60   $ 9,867     193   1.96
 Savings and money
  market deposits.......   15,153     461   3.04    12,397     363   2.93    10,970     317   2.89
 Time deposits..........   41,234   2,377   5.76    35,408   2,069   5.84    30,695   1,795   5.85
 Funds purchased .......      250      17   6.80        20       1   5.00        33       2   6.06
 Other short-term
  borrowings............    1,875     108   5.76       167       8   4.79       --      --     --
                          -------  ------          -------  ------          -------  ------  -----
  Total interest-bearing
   liabilities..........   68,999   3,116   4.52    57,671   2,596   4.50    51,565   2,307   4.47
                          -------  ------  -----   -------  ------  -----   -------  ------  -----
Demand deposits.........   15,376                   11,853                   10,500
Accrued interest and
 other liabilities......    1,259                    1,097                      789
Stockholders' equity....    7,834                    6,484                    5,348
                          -------                  -------                  -------
  Total liabilities and
   stockholders' equity.  $93,468                  $77,105                  $68,202
                          =======                  =======                  =======
Net interest spread.....                    4.64%                    4.47%                    4.73%
                                           =====                    =====                    =====
Net interest
 income/margin on a
 taxable equivalent
 basis..................            4,678   5.50%            3,783   5.32%            3,560   5.58%
                                           =====                    =====                    =====
Tax equivalent
 adjustment (2).........               20                        7                      --
                                   ------                   ------                   ------
Net interest
 income/margin..........           $4,658   5.48%           $3,776   5.31%           $3,560   5.58%
                                   ======  =====            ======  =====            ======  =====

--------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax equivalent adjustments are based on the assumed rate of 34%, and do not give effect to the disallowance for Federal income tax purposes of interest expense related to tax-exempt assets.
(3) Fees in the amount of $456,000, $370,000 and $332,000 are included in interest and fees on loans for 1997, 1996, and 1995, respectively.

  The percentage of earning assets funded by interest-bearing liabilities also affects CFC's net interest income. CFC's earning assets are funded by interest-bearing liabilities, noninterest-bearing demand deposits and stockholders' equity. The net return on earning assets funded by noninterest-bearing demand deposits and stockholders' equity exceeds the net return on earning assets funded by interest-bearing liabilities. CFC maintains a relatively consistent percentage of earning assets that are funded by noninterest-bearing liabilities. During the 1998 three months, 18.8% of CFC's average earning assets were funded by non interest-bearing liabilities compared with 19.3% in the 1997 three months. In 1997, 19.6% of CFC's average earning assets were funded by non interest-bearing liabilities as opposed to 18.2% in 1996. The earning assets funded by non interest-bearing liabilities had a positive impact on the net interest income for each period.

  The following tables set forth the effect which varying levels of earning assets and interest-bearing liabilities and the applicable rates had on changes in net interest income for the 1998 three months and for the years ended 1997 and 1996. For the purposes of these tables, changes which are not solely attributable to volume or rates are allocated to volume and rates on a pro rata basis.

                  ANALYSIS OF CHANGES IN NET INTEREST INCOME
                            (AMOUNTS IN THOUSANDS)

                                                               MARCH 31,
                                                        -----------------------
                                                         1998 COMPARED TO 1997
                                                            VARIANCE DUE TO
                                                        -----------------------
                                                        VOLUME YIELD/RATE TOTAL
                                                        ------ ---------- -----
EARNING ASSETS:
Loans..................................................  $379     $ 20    $399
Securities:
  Taxable..............................................    10      (14)     (4)
  Tax exempt...........................................    21      --       21
Funds sold.............................................    85       (1)     84
                                                         ----     ----    ----
    Total interest income..............................   495        5     500
INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts..................     9      --        9
Savings and money market deposits......................     1        4       5
Time deposits..........................................   184       21     205
Funds purchased........................................    (2)     --       (2)
Other short-term borrowings............................    52      --       52
                                                         ----     ----    ----
    Total interest expense.............................   244       25     269
                                                         ----     ----    ----
    Net interest income on a taxable equivalent basis..  $251     $(20)    231
                                                         ====     ====
Taxable equivalent adjustment..........................                     (7)
                                                                          ----
Net interest income....................................                   $224
                                                                          ====

                  ANALYSIS OF CHANGES IN NET INTEREST INCOME
                            (AMOUNTS IN THOUSANDS)

                                                DECEMBER 31,
                              --------------------------------------------------
                               1997 COMPARED TO 1996      1996 COMPARED TO 1995
                                  VARIANCE DUE TO            VARIANCE DUE TO
                              -------------------------  -----------------------
                              VOLUME  YIELD/RATE TOTAL   VOLUME YIELD/RATE TOTAL
                              ------  ---------- ------  ------ ---------- -----
Earning assets:
Loans ......................  $1,137     $ 32    $1,169   $490    $(166)   $324
Securities:
  Taxable ..................     220        8       228    108       37     145
  Tax exempt ...............      38        1        39     22      --       22
Funds sold .................     (44)      23       (21)    34      (13)     21
                              ------     ----    ------   ----    -----    ----
    Total interest income ..   1,351       64     1,415    654     (142)    512
Interest-bearing
 liabilities:
Interest-bearing transaction
 accounts ..................      13      (15)       (2)    (4)     (34)    (38)
Savings and money market
 deposits ..................      84       14        98     42        4      46
Time deposits ..............     336      (28)      308    277       (3)    274
Funds purchased ............      16      --         16     (1)     --       (1)
Other short-term borrowings
 ...........................      98        2       100      8      --        8
                              ------     ----    ------   ----    -----    ----
    Total interest expense .     547      (27)      520    322      (33)    289
                              ------     ----    ------   ----    -----    ----
    Net interest income on a
     taxable equivalent
     basis .................  $  804     $ 91       895   $332    $(109)    223
                              ======     ====             ====    =====
Taxable equivalent
 adjustment ................                        (13)                     (7)
                                                 ------                    ----
Net interest income ........                     $  882                    $216
                                                 ======                    ====

INTEREST SENSITIVITY

  CFC monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by CFC is the measurement of the interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

  CFC evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. CFC uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

  The following table illustrates CFC's interest rate sensitivity at March 31, 1998, assuming the relevant assets and liabilities are collected and paid, respectively, based upon historical experience rather than their stated maturities.

                         INTEREST SENSITIVITY ANALYSIS
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                 MARCH 31, 1998
                         ------------------------------------------------------------------
                                   AFTER ONE AFTER THREE
                         WITHIN     THROUGH    THROUGH
                           ONE       THREE     TWELVE     WITHIN ONE  GREATER THAN
                          MONTH     MONTHS     MONTHS        YEAR       ONE YEAR    TOTAL
                         -------   --------- -----------  ----------  ------------ --------
Assets:
Earning assets:
 Loans (1) ............. $11,162    $20,767   $  8,679     $ 40,608     $26,785    $ 67,393
 Securities (2) ........     --       1,685      7,424        9,109      18,844      27,953
 Funds sold ............  18,055        --         --        18,055         --       18,055
                         -------    -------   --------     --------     -------    --------
   Total interest-
    earning assets ..... $29,217    $22,452   $ 16,103     $ 67,772     $45,629    $113,401
Liabilities:
Interest-bearing
 liabilities:
 Interest-bearing
  deposits:
  Demand deposits ...... $   --     $   --    $  9,392     $  9,392     $   --     $  9,392
  Savings deposits .....  18,969        --         --        18,969         --       18,969
  Time deposits (3) ....   4,820      9,839     33,028       47,687       9,139      56,826
 Funds purchased .......     --         --         --           --          --          --
 Short-term borrowings .   8,785        --         --         8,785         --        8,785
                         -------    -------   --------     --------     -------    --------
   Total interest-
    bearing liabilities. $32,574    $ 9,839   $ 42,420     $ 84,833     $ 9,139    $ 93,972
                         -------    -------   --------     --------     -------    --------
Period gap ............. $(3,357)   $12,613   $(26,317)    $(17,061)    $36,490
                         =======    =======   ========     ========     =======
Cumulative gap ......... $(3,357)   $ 9,256   $(17,061)    $(17,061)    $19,429    $ 19,429
                         =======    =======   ========     ========     =======    ========
Ratio of cumulative gap
 to total earning
 assets.................   (2.96)%     8.16%    (15.04)%     (15.04)%     17.13%

--------
(1) Excludes nonaccrual loans of $5,000.
(2) Excludes investment equity securities of $310,000.
(3) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.

MARKET RISK

  CFC's earnings are dependent on its net interest income which is the difference between interest income earned on all existing assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and rates. CFC's market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. CFC seeks to reduce its exposure to market risk through actively monitoring and managing its interest rate risk. Management relies upon static "gap" analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest bearing liabilities which quantifies, to a large extent, the degree of market risk inherent in CFC's balance sheet. Gap analysis is further augmented by simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 200 basis points below to 200 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain earning assets and interest-bearing liabilities. Such assumptions consider both historical experience and consensus estimates of outside sources.

  With respect to the primary earning assets, loans and securities, certain features of individual types of loans introduce uncertainty as to their expected performance at varying levels of interest rates. In some cases, imbedded options exist whereby the borrower may elect to repay the obligation at any time. These imbedded prepayment options make anticipating the performance of those instruments difficult given changes in prevailing rates. At December 31, 1997, essentially every loan, net of unearned income, (totaling $65.3 million, or 64.7% of total assets), carried such imbedded options. Management believes that assumptions used in its simulation analysis about the performance of financial instruments with such imbedded options are appropriate. However, the actual performance of these financial instruments may differ from management's estimates due to several factors, including the diversity and sophistication of the customer base, the general level of prevailing interest rates and the relationship to their historical levels, and general economic conditions. The difference between those assumptions and actual results, if significant, could cause the actual results to differ from those indicated by the simulation analysis.

  Deposits totaled $87.1 million, or 86.3%, of total assets at December 31, 1997. Since deposits are the primary funding source for earning assets, the associated market risk is considered by management in its simulation analysis. Generally, it is anticipated that deposits will be sufficient to support funding requirements. However, the rates paid for deposits at varying levels of prevailing interest rates have a significant impact on net interest income and therefore, must be quantified by CFC in its simulation analysis. Specifically, CFC's spread, the difference between the rates earned on earning assets and rates paid on interest bearing-liabilities, is generally higher when prevailing rates are higher. As prevailing rates reduce, the spread tends to compress, with severe compression at very low prevailing interest rates. This characteristic is called "spread compression" and adversely effects net interest income in the simulation analysis when anticipated prevailing rates are reduced from current rates. Management relies upon historical experience to estimate the degree of spread compression in its simulation analysis. Management believes that such estimates of possible spread compression are reasonable. However, if the degree of spread compression varies from that expected, the actual results could differ from those indicated by the simulation analysis.

  The following table illustrates the results of simulation analysis used by CFC to determine the extent to which market risk would have affected the net interest margin if prevailing interest rates differed from actual rates during 1997. Because of the inherent use of estimates and assumptions in the simulation model used to derive this information, the actual results for 1997 and, certainly, the future impact of market risk on CFC's net interest margin, may differ from that found in the table.

                                  MARKET RISK
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                  CHANGE FROM
                                                 NET INTEREST  1997 NET INTEREST
      CHANGE IN PREVAILING INTEREST RATES        INCOME AMOUNT   INCOME AMOUNT
      -----------------------------------        ------------- -----------------
      + 200 basis points........................    $4,740            1.76%
      + 100 basis points........................     4,699            0.88
          0 basis points........................     4,658             --
      - 100 basis points .......................     4,493           (3.54)
      - 200 basis points........................     4,329           (7.06)

PROVISIONS AND ALLOWANCE FOR LOAN LOSSES

  Throughout the year CFC management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. The allowance for loan losses is a valuation allowance which quantifies this estimate. Management's judgment as to the amount of anticipated losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, CFC management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond CFC's control.

  While it is possible that in particular periods CFC may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of CFC management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

  Management reviews the loan portfolio and determines the adequacy of the allowance at each month end. Appropriate adjustments to the allowance are made through the provision for loan losses.

  The table below sets forth certain information with respect to CFC's average loans, allowance for loan losses, charge-offs and recoveries for the 1998 three months and each of the five years in the period ended December 31, 1997.

                           ALLOWANCE FOR LOAN LOSSES
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                           THREE MONTHS
                          MARCH 31, 1998         YEAR ENDED DECEMBER 31,
                          -------------- -------------------------------------------
                               1998       1997     1996     1995     1994     1993
                          -------------- -------  -------  -------  -------  -------
Total loans outstanding
 at end of period, net
 of unearned income.....     $67,398     $65,341  $51,013  $42,762  $40,359  $36,401
                             =======     =======  =======  =======  =======  =======
Average amount of loans
 outstanding, net of
 unearned income........     $67,063     $56,665  $45,932  $41,302  $37,913  $35,075
                             =======     =======  =======  =======  =======  =======
Allowance for loan
 losses at beginning of
 period.................     $ 1,233     $ 1,139  $   847  $   781  $   768  $   709
Charge-offs:
  Commercial, financial
   and agricultural.....         --          111       40       80      255       45
  Real estate--mortgage.         --          --        31      --        51      133
  Consumer..............          37          49      --        35       65       82
                             -------     -------  -------  -------  -------  -------
    Total charge-offs...          37         160       71      115      371      260
                             -------     -------  -------  -------  -------  -------
Recoveries:
  Commercial, financial
   and agricultural.....          18          74      326      111      236      173
  Real estate--mortgage.         --            1        2        7        6        1
  Consumer..............          15          29       35       33       30       45
                             -------     -------  -------  -------  -------  -------
    Total recoveries....          33         104      363      151      272      219
                             -------     -------  -------  -------  -------  -------
    Net charge-offs
     (recoveries).......           4          56     (292)     (36)      99       41
Provision for loan
 losses.................          10         150      --        30      112      100
                             -------     -------  -------  -------  -------  -------
Allowance for loan
 losses at period-end...     $ 1,239     $ 1,233  $ 1,139  $   847  $   781  $   768
                             =======     =======  =======  =======  =======  =======
Allowance for loan
 losses to period-end
 loans..................        1.84%       1.89%    2.23%    1.98%    1.94%    2.11%
Net charge-offs
 (recoveries) to average
 loans..................        0.02        0.10    (0.64)   (0.09)    0.26     0.12

  At March 31, 1998 and year-end 1997 the allowance for loan losses was $1.2 million as compared to $1.1 million at year-end 1996 and $847,000 at year-end 1995. The allowance at March 31, 1998 to ending loans was 1.84%, and this ratio has been relatively consistent from year to year since 1995. The allowance was considered adequate at March 31, 1998.

  CFC experienced net charge-offs of $4,000 and $56,000 in the 1998 three months and 1997, respectively. Net recoveries were received totaling $292,000 and $36,000 in 1996 and 1995, respectively.

NONPERFORMING ASSETS

  Nonperforming assets are loans on a non-accrual basis, accruing loans 90 days or more past due, restructured loans, and other real estate owned. At March 31, 1998, nonperforming assets totaled $5,000. There were no nonperforming assets at year-end 1997. At year-end 1996 and 1995, nonperforming assets were $171,000 and $379,000, respectively. The following table summarizes nonperforming assets for the periods indicated:

                             NONPERFORMING ASSETS
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                          AT MARCH 31,           AT DECEMBER 31,
                          ------------ ----------------------------------------
                              1998     1997    1996     1995     1994     1993
                          ------------ -----  -------  -------  -------  ------
Nonaccrual loans........   $        5  $ --   $   162  $   309  $   --   $  --
Restructured loans......          --     --       --       --       --    1,889
Loans past due 90 days
 or more and still
 accruing...............          --     --         9      --       --      --
                           ----------  -----  -------  -------  -------  ------
  Total nonperforming
   loans................            5    --       171      309      --    1,889
Other real estate owned.          --     --       --        70      290   1,258
                           ----------  -----  -------  -------  -------  ------
  Total nonperforming
   assets...............   $        5  $ --   $   171  $   379  $   290  $3,147
                           ==========  =====  =======  =======  =======  ======
Allowance for loan
 losses to period-end
 loans..................         1.84%  1.89%    2.23%    1.98%    1.94%   2.11%
Allowance for loan
 losses to period-end
 nonperforming loans....    24,780.00    --    666.08   274.11      --    40.66
Allowance for loan
 losses to period-end
 nonperforming assets ..    24,780.00    --    666.08   223.48   269.31   24.40
Net charge-offs
 (recoveries) to average
 loans..................         0.02   0.10    (0.64)   (0.09)    0.26    0.12
Nonperforming assets to
 period-end loans and
 foreclosed property....         0.01    --      0.34     0.88     0.71    8.36
Nonperforming loans to
 period-end loans.......         0.01    --      0.34     0.72      --     5.19

  In accordance with regulatory standards, loans are classified as non-accrual when the collection of principal or interest is 90 days or more past due or when, in management's judgment, such principal or interest will not be collectible in the ordinary course of business, unless in the opinion of management the loan is both adequately secured and in the process of collection.

  CFC has identified loans totaling approximately $1.8 million or 2.60% of the loan portfolio at March 31, 1998, through the Georgia State Bank's internal loan evaluation program in which some concern exists about the borrower's ability to comply with present repayment terms. These loans are not included as non-performing assets and are categorized as "watch" for internal evaluation purposes only. These credits, however, were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes with a particular industry or general economic trends which could cause the borrowers severe financial difficulties. CFC management does not expect a significant loss in any of these loans.

NONINTEREST INCOME

  Total noninterest income increased $84,000 or 27.5% from the 1997 three months to the 1998 three months and $360,000 from 1996 to 1997. Increases occurred in all major categories of noninterest income. The following table depicts major sources of noninterest income for the periods indicated:

                              NONINTEREST INCOME
                            (AMOUNTS IN THOUSANDS)

                                              THREE
                                             MONTHS
                                              ENDED
                                            MARCH 31,  YEAR ENDED DECEMBER 31,
                                            --------- -------------------------
                                            1998 1997   1997     1996    1995
                                            ---- ---- --------- ------- -------
Service charges on deposit accounts........ $221 $170 $     783 $   636 $   570
Investment services income.................  --   --        --      --      --
Trust fees.................................  --   --        --      --      --
Origination and sale of mortgage loans.....   72   70       287     196     160
Securities gains (losses)..................  --   --          6     --       (5)
Other......................................   97   66       283     167     126
                                            ---- ---- --------- ------- -------
  Total noninterest income................. $390 $306 $   1,359 $   999 $   851
                                            ==== ==== ========= ======= =======

NONINTEREST EXPENSE

  Total noninterest expense increased $85,000 from the 1997 three months to the 1998 three months, or 9.4%. Total noninterest expense increased $497,000, or 14.1%, from 1996 to 1997. The following table summarizes noninterest expenses for the periods indicated:

                              NONINTEREST EXPENSE
                            (AMOUNTS IN THOUSANDS)

                                                THREE
                                               MONTHS
                                                ENDED
                                              MARCH 31, YEAR ENDED DECEMBER 31,
                                              --------- -----------------------
                                              1998 1997  1997    1996    1995
                                              ---- ---- ------- ------- -------
Salaries and employee benefits............... $548 $517 $ 2,158 $ 1,805 $ 1,578
Net occupancy expense........................  127  112     525     420     348
Postage and freight..........................   11   15      75      76      70
Printing and reproduction....................   24   30     102      93      69
Banking assessments..........................    2    1      10     --       88
Data processing expenses.....................   88   53     228     181     146
Legal and professional fees..................   16    8     113      98     103
Loss on disposition of other real estate
 owned.......................................  --   --      --      --      109
Other .......................................  178  173     809     850     831
                                              ---- ---- ------- ------- -------
  Total noninterest expense.................. $994 $909 $ 4,020 $ 3,523 $ 3,342
                                              ==== ==== ======= ======= =======

INCOME TAXES, INFLATION AND OTHER ISSUES

  Income tax expense was $229,000 during the 1998 three months compared to $75,000 during the 1997 three months, for an effective rate of 34.0% and 16.3%, respectively. Income tax expense was $211,000 in 1997, for an effective rate of 11.4%. There was no tax expense for 1996, 1995, 1994 or 1993. The absence of a tax expense and a lower-than-expected effective rate prior to 1998 is attributable to net operating loss carryforwards available to CFC which were fully utilized by year-end 1997.

  Because CFC's assets and liabilities are essentially monetary in nature, the effect of inflation on CFC's assets differs greatly from that of most commercial and industrial companies. Inflation can have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also can have a significant effect on other expenses, which tend to rise during periods of general inflation. Management believes, however, that CFC's financial results are influenced more by its ability to react to changes in interest rates than by inflation.

  Except as discussed in this Management's Discussion and Analysis, CFC management is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on liquidity, capital resources or operations. Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have such an effect.

                             ELECTION OF DIRECTORS

  The second item of business to be considered at the Annual Meeting is the election of eleven directors of CFC to serve as directors until the Effective Time of the Merger or until the successors of such directors have been elected and qualified. All of the nominees are presently directors of CFC and also serve on the Board of Directors of Georgia State Bank.

  The table below sets forth certain information about the nominees, including the nominees' position with CFC and Georgia State Bank and their principal occupation. It is the intention of the persons named in the accompanying Proxy to vote for the election of the nominees identified below. If any nominee is unable or fails to accept nomination of election (which is not anticipated), the person named in the Proxy will vote for the election of his stead of such other person as management may recommend.

                             POSITIONS WITH CFC
       NAME              AND GEORGIA STATE BANK(1)                 PRINCIPAL OCCUPATION
       ----              -------------------------                 --------------------
Roy E. Barnes        Director                           Attorney, Georgia State Representative
W. Ray Barnes        Chairman of the Board and Director General Manager, W.C. Barnes Store
Thomas J. Browning   Director                           Attorney
Ray H. Collier       Director                           Furniture Sales
Paul Y. Cuthbertson  Director                           President--Marietta Optical Co.
C. Eugene Eubanks    Director                           Pharmacist
C. Freeman Poole     Director                           Retired
Mildred A. Reeves    Director                           Real Estate
Ken F. Thigpen       President, CEO                     President & CEO/Company & Bank
Stephen P. Thompson  Director                           Financial Consultant, Georgia State Senator
R. Truman Travis     Director                           Automobile Sales

--------
(1) Each person holds the office listed with both CFC and the Bank.

  THE BOARD OF DIRECTORS OF CFC RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE ELEVEN NOMINEES NAMED ABOVE.

                                 LEGAL MATTERS

  The legality of the ANB Common Stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama ("Maynard, Cooper"). As of July 21, 1998, attorneys in the law firm of Maynard, Cooper owned an aggregate of 34,274 Shares of ANB Common Stock.

  Certain legal matters in connection with the Merger will be passed upon for CFC by Kilpatrick Stockton, LLP, Atlanta, Georgia.

  Maynard, Cooper has rendered an opinion with respect to the federal tax consequences of the Merger. See "The Merger--Federal Income Tax Consequences."

                                    EXPERTS

  The consolidated financial statements of ANB as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, incorporated herein by reference in this Proxy Statement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the combination and restatement of the 1995 financial statements and the 1996 change in accounting method for stock-based compensation of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated statements of income, changes in shareholders' equity and cash flows of ANB for the year ended December 31, 1995, incorporated by reference in this Proxy Statement have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, to the extent indicated in their report thereon and in part on the report of Ernst & Young LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of CFC as of December 31, 1997, 1996 and 1995 and for each of the three years ended December 31, 1997 have been included herein in reliance on the report of Porter Keadle Moore LLP, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A



                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                        COMMUNITY FINANCIAL CORPORATION

                                      AND

                        ALABAMA NATIONAL BANCORPORATION


                                  DATED AS OF

                                 JUNE 8, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                                      Page
                                                                                      ----
                                          ARTICLE 1
                               TRANSACTIONS AND TERMS OF MERGER
                               --------------------------------

     1.1  Merger......................................................................  1
     1.2  Time and Place of Closing...................................................  2
     1.3  Effective Time..............................................................  2

                                          ARTICLE 2
                                       TERMS OF MERGER
                                       ---------------

     2.1  Certificate of Incorporation................................................  2
     2.2  Bylaws......................................................................  2
     2.3  Directors...................................................................  2

                                          ARTICLE 3
                                 MANNER OF CONVERTING SHARES
                                 ---------------------------

     3.1  Conversion of Shares........................................................  3
     3.2  Anti-Dilution Provisions....................................................  4
     3.3  Shares Held by CFC..........................................................  4
     3.4  Dissenting Stockholders.....................................................  4
     3.5  Fractional Shares...........................................................  5

                                          ARTICLE 4
                                      EXCHANGE OF SHARES
                                      ------------------

     4.1  Exchange Procedures.........................................................  5
     4.2  Rights of Former CFC Stockholders...........................................  6
     4.3  Lost or Stolen Certificates.................................................  6

                                          ARTICLE 5
                            REPRESENTATIONS AND WARRANTIES OF CFC
                            -------------------------------------

     5.1   Organization, Standing and Power...........................................  7
     5.2   Authority; No Breach By Agreement..........................................  7
     5.3   Capital Stock..............................................................  8
     5.4   CFC Subsidiaries...........................................................  9
     5.5   Financial Statements.......................................................  9
     5.6   Absence of Undisclosed Liabilities......................................... 10
     5.7   Absence of Certain Changes or Events....................................... 10

     5.8   Tax Matters................................................................ 10
     5.9   Loan Portfolio; Documentation and Reports.................................. 11
     5.10  Assets; Insurance.......................................................... 12
     5.11  Environmental Matters...................................................... 13
     5.12  Compliance with Laws....................................................... 14
     5.13  Labor Relations; Employees................................................. 14
     5.14  Employee Benefit Plans..................................................... 14
     5.15  Material Contracts......................................................... 17
     5.16  Legal Proceedings.......................................................... 17
     5.17  Reports.................................................................... 17
     5.18  Statements True and Correct................................................ 18
     5.19  Accounting, Tax and Regulatory Matters..................................... 18
     5.20  Offices.................................................................... 19
     5.21  Data Processing Systems.................................................... 19
     5.22  Intellectual Property...................................................... 19
     5.23  Administration of Trust Accounts........................................... 19
     5.24  Broker's Fees.............................................................. 19
     5.25  Regulatory Approvals....................................................... 19
     5.26  Opinion of Counsel......................................................... 20
     5.27  Takeover Laws.............................................................. 20
     5.28  Year 2000.................................................................. 20

                                          ARTICLE 6
                            REPRESENTATIONS AND WARRANTIES OF ANB
                            -------------------------------------

     6.1   Organization, Standing and Power........................................... 20
     6.2   Authority; No Breach By Agreement.......................................... 20
     6.3   Capital Stock.............................................................. 21
     6.4   Financial Statements....................................................... 22
     6.5   Absence of Undisclosed Liabilities......................................... 22
     6.6   Absence of Certain Changes or Events....................................... 22
     6.7   Compliance with Laws....................................................... 23
     6.8   Material Contracts......................................................... 23
     6.9   Legal Proceedings.......................................................... 23
     6.10  Reports.................................................................... 23
     6.11  Statements True and Correct................................................ 24
     6.12  Accounting, Tax and Regulatory Matters..................................... 24
     6.13  1934 Act Compliance........................................................ 24
     6.14  Regulatory Approvals....................................................... 25
     6.15  Opinion of Counsel......................................................... 25
     6.16  Year 2000.................................................................. 25
     6.17  Notes and Obligations...................................................... 25

                                          ARTICLE 7
                           CONDUCT OF BUSINESS PENDING CONSUMMATION
                           ----------------------------------------

     7.1   Covenants of Both Parties.................................................. 26
     7.2   Covenants of CFC........................................................... 26
     7.3   Covenants of ANB........................................................... 29
     7.4   Adverse Changes in Condition............................................... 29
     7.5   Reports.................................................................... 29
     7.6   Acquisition Proposals...................................................... 30
     7.7   NASDAQ Qualification....................................................... 30
     7.8   Directors' and Officers' Indemnification and D & O Policy Coverage......... 30

                                          ARTICLE 8
                                    ADDITIONAL AGREEMENTS
                                    ---------------------

     8.1   Regulatory Matters......................................................... 30
     8.2   Access to Information...................................................... 32
     8.3   Efforts to Consummate...................................................... 33
     8.4   CFC Stockholders' Meeting.................................................. 33
     8.5   Certificates of Objections................................................. 33
     8.6   Press Releases............................................................. 34
     8.7   Expenses................................................................... 34
     8.8   Failure to Close........................................................... 34
     8.9   Fairness Opinion........................................................... 35
     8.10  Accounting and Tax Treatment............................................... 35
     8.11  Agreement of Affiliates.................................................... 35

                                          ARTICLE 9
                      CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                      -------------------------------------------------

     9.1   Conditions to Obligations of Each Party.................................... 36
     9.2   Conditions to Obligations of ANB........................................... 37
     9.3   Conditions to Obligations of CFC........................................... 39

                                          ARTICLE 10
                                         TERMINATION
                                         -----------

     10.1  Termination................................................................ 40
     10.2  Effect of Termination...................................................... 42
     10.3  Non-Survival of Representations and Covenants.............................. 42

                                          ARTICLE 11
                                        MISCELLANEOUS
                                        -------------

     11.1   Definitions............................................................... 42
     11.2   Entire Agreement.......................................................... 51
     11.3   Amendments................................................................ 51
     11.4   Waivers................................................................... 51
     11.5   Assignment................................................................ 52
     11.6   Notices................................................................... 52
     11.7   Brokers and Finders....................................................... 52
     11.8   Governing Law............................................................. 53
     11.9   Counterparts.............................................................. 53
     11.10  Captions.................................................................. 53
     11.11  Enforcement of Agreement.................................................. 53
     11.12  Severability.............................................................. 53
     11.13  Singular/Plural; Gender................................................... 53

                                                                [EXECUTION COPY]


                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 8, 1998 by and between COMMUNITY FINANCIAL CORPORATION ("CFC"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Mableton, Georgia, and ALABAMA NATIONAL BANCORPORATION ("ANB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.


                                   PREAMBLE
                                   --------

     The Boards of Directors of CFC and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger of CFC with and into ANB. At the effective time of such merger, the outstanding shares of the capital stock of CFC shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of CFC shall become stockholders of ANB, and ANB shall continue to conduct the business and operations of CFC. The transactions described in this Agreement are subject to the approvals of the stockholders of CFC, the Georgia Department of Banking and Finance and the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement.
It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER
                        --------------------------------

     1.1  MERGER.  Subject to the terms and conditions of this Agreement, at the
          ------
Effective Time, CFC shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Section 14-2-1107 of the GBCC and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The

Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the ANB Board and the CFC Board.

     1.2  TIME AND PLACE OF CLOSING.  The Closing will take place at 9:00 A.M.
          -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other date and time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3  EFFECTIVE TIME.  The Merger and other transactions provided for in
          --------------
this Agreement shall become effective: (i) on the date and at the time that the later of the following shall occur: (A) the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Delaware, and
(B) the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Georgia, or (ii) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(i) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the later of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving the Merger, and (ii) the date on which the stockholders of CFC approve this Agreement, to the extent such approval is required by applicable Law.


                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

     2.1  CERTIFICATE OF INCORPORATION.  The Certificate of Incorporation of ANB
          ----------------------------
in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.

     2.2  BYLAWS.  The Bylaws of ANB in effect immediately prior to the
          ------
Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

     2.3  DIRECTORS.  The directors of the Surviving Corporation from and after
          ---------
the Effective Time shall consist of the thirteen (13) incumbent directors of ANB and one of either Roy E. or W. Ray Barnes, in the sole discretion of CFC, each of whom is currently a director of CFC.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

     3.1  CONVERSION OF SHARES.  Subject to the provisions of this Article 3, at
          --------------------
the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

     (A) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (B) Each share of CFC Common Stock (excluding shares held by any CFC Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .351807 shares of ANB Common Stock (the "Exchange Ratio").

     (C) Certain stockholders of CFC hold Vested CFC Options providing for the for the purchase of an aggregate of 131,000 additional shares of CFC Common Stock. At the Effective Time, and by virtue of the Merger and without any action on the part of the holders thereof, each Vested CFC Option issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive substitute stock options (the "ANB Options") providing for the purchase of shares of ANB Common Stock, the number and exercise price of which shall be determined in accordance with the formula set forth in subsection 3.1(b) above for the conversion of CFC Common Stock. More specifically, each Vested CFC Option issued and outstanding immediately prior to the Effective Time representing the right to purchase a share of CFC Common Stock shall be converted into an ANB Option to purchase .351807 shares of ANB Common Stock at a price equal to the exercise price for the Vested CFC Option at issue multiplied by a fraction, the numerator of which is one and the denominator of which is .351807. The other terms and conditions of the ANB Options issued in connection herewith shall be substantially similar to those applicable to the Vested CFC Options, including without limitation the duration of such options.

     (D) Assuming that no holders of CFC Common Stock exercise their rights under the Dissenter Provisions, the holders of CFC Common Stock (including individuals holding Vested CFC Options) shall receive in the aggregate, approximately 1,122,333 shares of ANB Common Stock.

     (E) Members of the Advisory Board hold Advisory Board Options providing for the purchase of an aggregate of 30,000 additional shares of CFC Common Stock. As of the date of this Agreement, the rights of the holders of Advisory Board Options have not yet vested, and the exercise price of the shares of CFC Common Stock subject to such options has not yet been determined. By their terms, the Advisory Board Options vest ratably as of September 1, 1998, 1999 and 2000 (i.e. 10,000 shares each September 1), and the exercise price is determined as of each such vesting date with reference to the then current market price of CFC Common Stock.

          (i) With respect to any portion of the Advisory Board Options that vest prior to the Effective Time, each such vested Advisory Board Option shall be converted at the Effective Time into the right to receive ANB Options in accordance with the formula set forth in Section 3.1(b), subject to the terms and conditions of Section 9.2(g) hereof; and

          (ii) with respect to Advisory Board Options that are not vested as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each such unvested Advisory Board Option issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive ANB Options providing for the purchase of shares of ANB Common Stock, (A) the number of which shall be determined in accordance with the formula set forth in Section 3.1(b) above, and (B) the exercise price for each share of ANB Common Stock subject to such ANB Option shall not be determined until the respective vesting dates applicable thereto. As of the respective vesting date for such ANB Options, the exercise price shall be determined by (x) adding the averages of the high and low sales price of one share of ANB Common Stock as reported on the NASDAQ National Market System on each of the ten (10) consecutive trading days ending on the trading day prior to the date that the right of such option holder has vested (i.e. September 1, 1998, 1999 or 2000) and
     (y) dividing such sum by ten (10) (the "Vesting Date Average Quoted
     Price").

Subject to Section 9.2(g) hereof, the other terms and conditions of the ANB Options issued in connection herewith shall be substantially similar to those applicable to the Advisory Board Options, including without limitation the vesting schedules and duration of such options.

     3.2  ANTI-DILUTION PROVISIONS.  In the event CFC changes the number of
          ------------------------
shares of CFC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3  SHARES HELD BY CFC.  Each of the shares of CFC Common Stock held by
          ------------------
any CFC Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4  DISSENTING STOCKHOLDERS.  Any holder of shares of CFC Common Stock who
          -----------------------
perfects his dissenters' rights of appraisal in accordance with and as contemplated by Sections 14-2-1320 through 14-2-1327 of the GBCC (the "Dissenter Provisions") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger under Section 10.1(i). In the event that after the Effective Time a dissenting stockholder of CFC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of CFC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of CFC Common Stock held by him.

     3.5  FRACTIONAL SHARES.  No certificates or scrip representing fractional
          -----------------
shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of CFC who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.


                                   ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

     4.1  EXCHANGE PROCEDURES.  Promptly after the Effective Time, the Surviving
          -------------------
Corporation shall cause the Exchange Agent to mail to the former stockholders of CFC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CFC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of CFC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of CFC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of CFC Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of CFC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for CFC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of CFC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2  RIGHTS OF FORMER CFC STOCKHOLDERS.  At the Effective Time, the stock
          ---------------------------------
transfer books of CFC shall be closed as to holders of CFC Common Stock immediately prior to the Effective Time, and no transfer of CFC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of CFC Common Stock ("CFC Certificate"), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of CFC Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of ANB Common Stock into which their respective shares of CFC Common Stock are converted, regardless of whether such holders have exchanged their CFC Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement.
Notwithstanding the preceding sentence, any person holding any CFC Certificate at or after six (6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person's ANB Common Stock represented by said CFC Certificate held after the Cutoff, until such person surrenders said CFC Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such CFC Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such CFC Certificate.

     4.3  LOST OR STOLEN CERTIFICATES.  If any holder of CFC Common Stock
          ---------------------------
convertible into the right to receive shares of ANB Common Stock is unable to deliver the CFC Certificate that represents CFC Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such CFC Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless;

and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each CFC Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such CFC Certificate for exchange pursuant to this Agreement.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF CFC
                     -------------------------------------

     CFC hereby represents and warrants to ANB as follows:

     5.1  ORGANIZATION, STANDING AND POWER.  CFC is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. CFC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC. CFC has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     5.2  AUTHORITY; NO BREACH BY AGREEMENT.
          ---------------------------------

     (A) CFC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of CFC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of CFC Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of CFC, enforceable against CFC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (B) Neither the execution and delivery of this Agreement by CFC, nor the consummation by CFC of the transactions provided for herein, nor compliance by CFC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CFC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any

Consent pursuant to, or result in the creation of any Lien on any Asset of any CFC Company under, any Contract or Permit of any CFC Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CFC Company or any of their respective Assets.

     (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by CFC of the Merger and the other transactions contemplated in this Agreement.

     5.3  CAPITAL STOCK.
          -------------

     (A) The authorized capital stock of CFC consists of 10,000,000 shares of CFC Common Stock, of which 2,664,614 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of CFC are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of CFC has been issued in violation of any preemptive rights of the current or past stockholders of CFC. Pursuant to the terms of the CFC 1994 Stock Option Plan and the CFC 1996 Stock Incentive Plan, as of the date of this Agreement there are outstanding (i) vested, currently exercisable options ("Vested CFC Options") with the right to purchase a total of 131,000 shares of CFC Common Stock and (ii) unvested, unpriced options ("Advisory Board Options") which, when fully vested, will represent the right to purchase a total of 30,000 shares of CFC Common Stock, as more fully set forth in Schedule 5.3 attached hereto. None of the Advisory Board Options
             ------------
shall vest solely as a result of, or in connection with, the Merger. There are currently outstanding warrants ("CFC Warrants") with the right to purchase a total of 394,580 shares of CFC Common Stock as more fully set forth in Schedule
                                                                       --------
5.3 attached hereto. CFC Warrants to purchase a total of 394,580 shares of CFC
---
Common Stock are now exercisable. Each of the CFC Warrants expires on or prior to June 30, 1998.

     (B) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of CFC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CFC or contracts, commitments, understandings or arrangements by which CFC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. CFC has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.4  CFC SUBSIDIARIES.
          ----------------

     (A) The CFC Subsidiaries include Georgia State Bank ("CFC Bank"). CFC Bank is a state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of the CFC Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each CFC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC. Each CFC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     (B) The authorized and issued and outstanding capital stock of each CFC Subsidiary is set forth on Schedule 5.4. CFC or CFC Bank owns all of the issued
                           ------------
and outstanding shares of capital stock of each CFC Subsidiary. No equity securities of any CFC Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any CFC Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any CFC Company is or may be bound to transfer any shares of the capital stock of any CFC Subsidiary. There are no Contracts relating to the rights of any CFC Company to vote or to dispose of any shares of the capital stock of any CFC Subsidiary. All of the shares of capital stock of each CFC Subsidiary held by a CFC Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the CFC Company free and clear of any Lien. No CFC Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.5  FINANCIAL STATEMENTS.  Attached hereto as Schedule 5.5 are copies of
          --------------------                      ------------
all CFC Financial Statements and CFC Call Reports for periods ended prior to the date hereof, and CFC will deliver to ANB promptly copies of all CFC Financial Statements and CFC Call Reports prepared subsequent to the date hereof. The CFC Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the CFC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the CFC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of the CFC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect). The CFC Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

     5.6  ABSENCE OF UNDISCLOSED LIABILITIES.  No CFC Company has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC, except Liabilities accrued or reserved against in the consolidated balance sheets of CFC as of December 31, 1997, included in the CFC Financial Statements or reflected in the notes thereto. No CFC Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule
          ------------------------------------                          --------
5.7, since March 31, 1998, to CFC's Knowledge, (i) there have been no events,
---
changes or occurrences in the business of CFC that have had, or which management of CFC believes, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC or its Subsidiaries, (ii) the CFC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CFC provided in Article 7 of this Agreement, and
(iii) no fact or condition exists with respect to CFC's business which management of CFC believes will cause a Material Adverse Effect on CFC or its Subsidiaries in the future.

     5.8  TAX MATTERS.
          -----------

     (A) All Tax returns required to be filed by or on behalf of any of the CFC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1997, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of CFC, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CFC, except as reserved against in the CFC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

     (B) None of the CFC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (C) To CFC's Knowledge, adequate provision for any Taxes due or to become due for any of the CFC Companies for the period or periods through and including the date of the respective CFC Financial Statements has been made and is reflected on such CFC Financial Statements.

     (D) Deferred Taxes of the CFC Companies have been provided for in accordance with GAAP.

     5.9  LOAN PORTFOLIO; DOCUMENTATION AND REPORTS.
          -----------------------------------------

     (A)  Except as disclosed in Schedule 5.9(a), none of the CFC Companies is a
                                 ---------------
creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (the "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a),
                                                            ---------------
none of the CFC Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder thereof, or to the Knowledge of CFC, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. Except as provided in the CFC Allowance (as defined below), all of the Loans held by any of the CFC Companies were solicited, originated and exist in material compliance with all applicable CFC loan policies, except for deviations from such policies that (a) have been approved by current management of CFC, in the case of Loans with an outstanding principal balance that exceeds $25,000 or (b) in the judgment of CFC, will not adversely effect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9(a), none of the
                                                    ---------------
CFC Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that since January 1, 1995 have been classified by any bank examiner, whether regulatory or internal, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criticized, Credit Risk Assets, concerned loans or words of similar import. The allowance for possible loan or credit losses (the "CFC Allowance") shown on the consolidated balance sheets of CFC included in the most recent CFC Financial Statements dated prior to the date of this Agreement was, and the CFC Allowance shown on the consolidated balance sheets of CFC included in the CFC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CFC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CFC Companies as of the dates thereof, except where the inadequacy of such Allowance does not have a Material Adverse Effect on CFC.

     (B) The documentation relating to each Loan made by any CFC Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on CFC and except as provided in the CFC Allowance.

     (C) Each of the CFC Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1992 with
(i) the FRB, (ii) the FDIC and (iii) any state regulatory authority ("State Regulator") (collectively "Regulatory Authorities") and all other material reports and statements required to be filed by it since December 31, 1992, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FRB, the FDIC or any State Regulator, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.9(c) and as
                                                        ---------------
otherwise provided herein, and except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the CFC Companies, to the Knowledge of CFC, no Regulatory Authority has initiated any proceeding or, to the Knowledge of CFC, investigation into the business or operations of any CFC Company since December 31, 1991. Except as set forth in
Schedule 5.9(c), there is no unresolved violation, criticism or exception by any
---------------
Regulatory Authority with respect to any report or any examinations of any CFC Company.

     5.10  ASSETS; INSURANCE.  The CFC Companies have marketable title, free and
           -----------------
clear of all Liens, to all of their respective Assets. One of the CFC Companies has good and marketable fee simple title to the real property described in
Schedule 5.10(a) and has an enforceable leasehold interest in the real property
----------------
described in Schedule 5.10(b), if any.  All tangible properties used in the
             ----------------
businesses of the CFC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CFC's past practices. All Assets that are material to CFC's business on a consolidated basis, held under leases or subleases by any of the CFC Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by CFC or CFC Bank or, to the Knowledge of CFC, by any other party to the Contract. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the CFC Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the CFC Companies is a named insured are reasonably sufficient. Schedule
                                                                    --------
5.10(c) contains a list of all such policies and bonds maintained by any of the
-------
CFC Companies. The Assets of the CFC Companies include all assets required to operate the business of the CFC Companies as now conducted.

     5.11  ENVIRONMENTAL MATTERS.
           ---------------------

     (A) To the Knowledge of CFC, each CFC Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     (B) There is no Litigation pending or, to the Knowledge of CFC, threatened before any court, governmental agency or authority or other forum in which any CFC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on, under or involving a site owned, leased or operated by any CFC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     (C) There is no Litigation pending or, to the Knowledge of CFC, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or CFC with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     (D) To the Knowledge of CFC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     (E) To the Knowledge of CFC, during the period of (i) any CFC Company's ownership or operation of any of its respective current properties, (ii) any CFC Company's participation in the management of any Participation Facility or (iii) any CFC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC. Prior to the period of (i) any CFC Company's ownership or operation of any of its respective current properties, (ii) any CFC Company's participation in the management of any Participation Facility, or (iii) any CFC Company's holding of a security interest in a Loan Property, to the Knowledge of CFC, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     5.12  COMPLIANCE WITH LAWS.  CFC is duly registered as a bank holding
           --------------------
company under the BHC Act. Each CFC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 5.12, none of the CFC Companies:
             -------------

     (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC; or

     (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any CFC Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC, or
(iii) requiring any CFC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     5.13  LABOR RELATIONS; EMPLOYEES.
           --------------------------

     (A) No CFC Company is the subject of any Litigation asserting that it or any other CFC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other CFC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any CFC Company, pending or threatened, nor to its Knowledge, is there any activity involving any CFC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (B)   Schedule 5.13(b) contains a true and complete list showing the names
           ----------------
and current annual salaries of all current executive officers of each of the CFC Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 1996, 1997 and 1998. Schedule 5.13(b) also sets forth the name and offices held by each officer
      ----------------
and director of each of the CFC Companies.

     5.14  EMPLOYEE BENEFIT PLANS.
           ----------------------

     (A) Schedule 5.14 lists, and CFC has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CFC Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "CFC Benefit Plans"). Any of the CFC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CFC ERISA Plan." Each CFC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referenced to herein as an "CFC Pension Plan". No CFC Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

     (B) All CFC Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC. Each CFC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of CFC, no CFC Company has engaged in a transaction with respect to any CFC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CFC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any CFC Benefit Plan or any CFC Company with regard to any CFC Benefit Plan, any trust which is a part of any CFC Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any CFC Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

     (C) No CFC ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any CFC Pension Plan, (ii) no change in the actuarial assumptions with respect to any CFC Pension Plan, (iii) no increase in benefits under any CFC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC or to materially adversely affect the funding status of any such plan. Neither any CFC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any CFC Company, or the single-employer plan of any entity which is considered one employer with CFC under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on CFC. No CFC Company has provided, or is required to provide, security to a CFC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (D) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any CFC Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on CFC. No CFC Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on CFC. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CFC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (E) No CFC Company has any obligations for retiree health and life benefits under any of the CFC Benefit Plans, and there are no restrictions on the rights of such CFC Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on CFC.

     (F) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any CFC Company from any CFC Company under any CFC Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any CFC Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     (G) With respect to all CFC Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any CFC Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal

Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of CFC.

     5.15  MATERIAL CONTRACTS. Except as set forth on Schedule 5.15, none of the
           ------------------                         -------------
CFC Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any CFC Company or the guarantee by any CFC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the CFC Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the CFC Companies, any member of the immediate family of the foregoing or, to the Knowledge of CFC, any related interest (as defined in Regulation O promulgated by the FRB) ("Related Interest") of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the CFC Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any CFC Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the CFC Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the CFC Companies of amounts aggregating $15,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "CFC Contracts"). None of the CFC Companies is in Default under any CFC Contract. All of the indebtedness of any CFC Company for money borrowed is prepayable at any time by such CFC Company without penalty or premium.

     5.16  LEGAL PROCEEDINGS.  Except as set forth on Schedule 5.16, there is no
           -----------------                          -------------
Litigation instituted or pending, or, to the Knowledge of CFC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CFC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any CFC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     5.17  REPORTS. Since January 1, 1995, or the date of organization if later,
           -------
each CFC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) any Regulatory Authorities or (ii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18  STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or
           ---------------------------
other writing furnished or to be furnished by any CFC Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CFC Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation
(i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of CFC Common Stock, and all amendments thereto (as amended, the "S-4 Registration Statement") and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the "Proxy Statement/Prospectus"), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or CFC, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any CFC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

     5.19  ACCOUNTING, TAX AND REGULATORY MATTERS .  No CFC Company or any
           --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.20  OFFICES.  The headquarters of each CFC Company and each other office,
           -------
branch or facility maintained and operated by each CFC Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set
                                                 -------------
forth on Schedule 5.20, none of the CFC Companies maintains any other office or
         -------------
branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

     5.21  DATA PROCESSING SYSTEMS.  Except as set forth in Schedule 5.21, the
           -----------------------                          -------------
electronic data processing systems and similar systems utilized in processing the work of each of the CFC Companies, including both hardware and software (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the CFC Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB's third party provider.

     5.22  INTELLECTUAL PROPERTY.  One of the CFC Companies owns or possesses
           ---------------------
valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and none of the CFC Companies has received any notice of conflict with respect thereto that asserts the rights of others. The CFC Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.
Schedule 5.22 lists all of the trademarks, trade names, licenses and other
-------------
intellectual property used to conduct the businesses of the CFC Companies.

     5.23  ADMINISTRATION OF TRUST ACCOUNTS.  CFC Bank possesses but does not
           --------------------------------
exercise trust powers.

     5.24  BROKER'S FEES. CFC has retained the CFC Financial Advisor to serve as
           -------------
its broker and, as of the Effective Time, shall incur a liability to the CFC Financial Advisor in an amount not to exceed $888,000 (the "Broker's Fee") in connection with the Merger. Other than the CFC Financial Advisor and the Broker's Fee, neither CFC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions provided for in this Agreement.

     5.25  REGULATORY APPROVALS.  CFC knows of no reason why all requisite
           --------------------
regulatory approvals should not or cannot be obtained.

     5.26  OPINION OF COUNSEL.  CFC has no Knowledge of any facts that would
           ------------------
preclude issuance of the opinion of counsel referred to in Section 9.2(d).

     5.27  TAKEOVER LAWS. CFC has taken all action required to be taken by it in
           -------------
order to exempt this Agreement and the transactions provided for hereby, and this Agreement and the transactions provided for hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "business combination" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Georgia, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     5.28  YEAR 2000.  Except as disclosed in Schedule 5.28, CFC represents and
           ---------                          -------------
warrants that all material computer software and hardware necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without material error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Except as disclosed in Schedule 5.28, CFC further represents and warrants that
                       -------------
the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.


                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF ANB
                     -------------------------------------

     ANB hereby represents and warrants to CFC as follows:

     6.1   ORGANIZATION, STANDING AND POWER.  ANB is a corporation duly
           --------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. ANB has delivered to CFC complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     6.2   AUTHORITY; NO BREACH BY AGREEMENT.
           ---------------------------------

     (A) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (B) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

     (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions contemplated in this Agreement.

     6.3  CAPITAL STOCK.  The authorized capital stock of ANB, as of the date of
          -------------
this Agreement, consists of (i) 17,500,000 shares of ANB Common Stock, of which 8,648,120 shares are issued and outstanding (as a result of the consummation of the merger of Public Bank Corporation with and into ANB on May 29, 1998, ANB will issue up to an additional 550,000 shares of ANB Common Stock), and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of CFC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of CFC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. ANB has granted options to purchase no more than 411,037 shares of ANB Common Stock under the ANB Stock Plan. On

April 25, 1996, the ANB Board terminated the ANB Stock Plans. In addition, in 1996, ANB adopted a Performance Share Plan and a Deferred Compensation Plan for Directors who are not Employees of ANB, pursuant to which additional shares of ANB Common Stock have been and will continue to be awarded or issued, as the case may be. Schedule 6.3 contains a description of each of these plans,
             ------------
including without limitation the number of shares reserved, the number of shares currently awarded and the potential future obligation with respect thereto.

     6.4  FINANCIAL STATEMENTS. Attached hereto as Schedule 6.4 are copies of
          --------------------                     ------------
all ANB Financial Statements and ANB Regulatory Reports for periods ended prior to the date hereof and ANB will deliver to CFC promptly copies of all ANB Financial Statements and ANB Regulatory Reports prepared subsequent to the date hereof. The ANB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material in amount or effect). The ANB Regulatory Reports have been prepared in material compliance with the rules and regulations of the FRB.

     6.5  ABSENCE OF UNDISCLOSED LIABILITIES. No ANB Company has any Liabilities
          ----------------------------------
that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of March 31, 1998 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule
          ------------------------------------                          --------
6.6, since March 31, 1998 to ANB's Knowledge, (i) there have been no events,
---
changes or occurrences that have had, or which the management of ANB believes are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement, and (iii) no fact or condition exists with respect to ANB's business which management of ANB believes will cause a Material Adverse Effect on ANB or its Subsidiaries in the future.

     6.7   COMPLIANCE WITH LAWS. ANB is duly registered as a bank holding
           --------------------
company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 6.7, none of the ANB Companies:
             ------------

     (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB; or

     (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or
(iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.8   MATERIAL CONTRACTS. ANB has filed as an exhibit to its annual report
           ------------------
on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. All of the indebtedness of any ANB Company for money borrowed is prepayable at any time by such ANB Company without penalty or premium.

     6.9   LEGAL PROCEEDINGS.  Except as set forth on Schedule 6.9, there is no
           -----------------                          ------------
Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.10  REPORTS. Since January 1, 1993, or the date of organization if later,
           -------
each ANB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory

Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.11  STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or
           ---------------------------
other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to CFC pursuant to this Agreement, the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to CFC's stockholders in connection with the CFC Stockholders' Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of CFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the CFC Stockholders' Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CFC Stockholders' Meeting. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

     6.12  ACCOUNTING, TAX AND REGULATORY MATTERS.  No ANB Company or any
           --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.13  1934 ACT COMPLIANCE. The Proxy Statement/Prospectus will comply in
           -------------------
all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

     6.14  REGULATORY APPROVALS.  ANB knows of no reason why all requisite
           --------------------
regulatory approvals should not or cannot be obtained.

     6.15  OPINION OF COUNSEL.  ANB has no Knowledge of any facts that would
           ------------------
preclude issuance of the opinion of counsel referred to in Section 9.3(d).

     6.16  YEAR 2000.  Except as set forth on Schedule 6.16, ANB represents and
           ---------                          -------------
warrants that all material computer software and hardware necessary for the conduct of its business (the "Software") is designed to be used prior to, during and after the calendar year 2000 A.D., and that the Software will operate during each such time period without material error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Except as disclosed in Schedule 6.16, ANB further represents and warrants that the
                -------------
Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

     6.17  NOTES AND OBLIGATIONS.
           ---------------------

     (A)   Except as set forth in Schedule 6.17(a) or as provided for in the
                                  ----------------
allowance for possible loan or credit losses (the "ANB Allowance"), to the Knowledge of ANB, all notes receivable or other obligations owned by ANB or due to it shown in the ANB Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in Schedule 6.17(a) or as provided in the ANB Allowance, all such notes
         ----------------
and obligations are evidenced by written agreements. All such notes and obligations were entered into by ANB in the ordinary course of its business and in compliance with all applicable Laws.

     (B) ANB has established an allowance for loan losses (the "ANB Allowance for Loan Losses") in the ANB Financial Statements and as of the date of this Agreement and will establish an allowance for loan losses as of the Closing Date which, in the opinion of ANB management, is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of ANB to enforce the note or obligation, and the representations set forth in subsection
(a) above are qualified in their entirety by the aggregate of such allowance for loan losses.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

     7.1  COVENANTS OF BOTH PARTIES.
          -------------------------

     (A) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (ii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     (B) During the period from the date of this Agreement to the Effective Time, each of ANB and CFC shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries' ongoing operations. Each of ANB and CFC shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and CFC shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries' businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and CFC shall, and shall cause each of their respective Subsidiaries to, use its best efforts to prevent or promptly respond to same.

     7.2  COVENANTS OF CFC.  From the date of this Agreement until the earlier
          ----------------
of the Effective Time or the termination of this Agreement, CFC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld:

     (A) amend the Articles of Incorporation, Bylaws or other governing instruments of any CFC Company; or

     (B) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of the business of CFC Subsidiaries consistent with past practices (which shall include, for CFC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any CFC Company of any Lien or permit any such Lien to exist; or

     (C) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CFC Company, or, declare or pay any dividend or make any other distribution in respect of CFC's capital stock; or

     (D) except for this Agreement and as required upon exercise of any of the CFC Warrants or the Vested CFC Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CFC Common Stock or any other capital stock of any CFC Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

     (E) adjust, split, combine or reclassify any capital stock of any CFC Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any CFC Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (F) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and
(ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

     (G) grant any increase in compensation or benefits to the employees or officers of any CFC Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by the CFC Board prior to the date of this Agreement; enter into or amend any severance agreements with officers of any CFC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any CFC Company; or

     (H) enter into or amend any employment Contract between any CFC Company and any Person (unless such amendment is required by Law) that the CFC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (I) adopt any new employee benefit plan of any CFC Company or make any material change in or to any existing employee benefit plans of any CFC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (J) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (K) (i) commence any Litigation other than in accordance with past practice, (ii) settle any Litigation involving any Liability of any CFC Company for money damages in excess of $50,000 for any single matter, or in excess of $100,000 in the aggregate for all such matters, or restrictions upon the operations of any CFC Company, or, (iii) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

     (L) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

     (M) fail to file timely any report required to be filed by it with any Regulatory Authority; or

     (N) make any Loan or advance to any 5% stockholder, director or officer of CFC or any of the CFC Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (Known to CFC or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule
                                                                      --------
7.2(n); or
------

     (O) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any stockholder, director or officer of any CFC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to CFC or any of its Subsidiaries) of any of the foregoing; or

     (P) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any CFC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to CFC or any of its Subsidiaries) of any of the foregoing; or

     (Q) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

     (R) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

     (S) except in accordance with applicable Law, change its or any of its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; or

     (T) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

     (U) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law and CFC shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Sections 14-2-1111 and 14-2-1132 of the GBCC and Takeover Laws of any other State that purport to apply to this Agreement or the transactions provided for herein.

     7.3  COVENANTS OF ANB.  From the date of this Agreement until the earlier
          ----------------
of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of CFC, which consent shall not be unreasonably withheld:

     (A) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

     (B) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or another National Securities Exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a National Securities Exchange shall not be deemed a violation of this Section 7.3(b).

     7.4  ADVERSE CHANGES IN CONDITION.  Each Party agrees to give written
          ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable best efforts to prevent or promptly to remedy the same.

     7.5  REPORTS.  Each Party and its Subsidiaries shall timely file all
          -------
reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and each party shall deliver to the other party copies of all such reports filed by such party or its Subsidiaries promptly after the same are filed. If financial statements are contained in any such reports filed with such Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP or regulatory accounting principles, as applicable (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     7.6  ACQUISITION PROPOSALS.  Except with respect to this Agreement and the
          ---------------------
transactions provided for herein, CFC expressly agrees that neither CFC nor any of its Subsidiaries, nor any representative retained by CFC or any of its Subsidiaries or any Affiliate thereof will solicit any Acquisition Proposal by any Person until the earlier of the termination of this Agreement or the consummation of the Merger. CFC shall promptly notify ANB orally and in writing in the event it or any of its Subsidiaries receives any inquiry or proposal relating to any such transaction.

     7.7  NASDAQ QUALIFICATION.  ANB shall, prior to the Effective Time, secure
          --------------------
designation of all ANB Common Stock to be issued in the Merger as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC.

     7.8  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND D & O POLICY COVERAGE.
          ------------------------------------------------------------------
the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, ANB shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless the present and former officers and directors of CFC against all losses, expenses (including reasonable attorney's fees), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of the fact that such Person is or was a director or officer of CFC or arising out of or pertaining to the transactions provided for in this Agreement.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1  REGULATORY MATTERS.
          ------------------

     (A) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC. ANB shall use its all reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. CFC shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its reasonable efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transaction provided for in this Agreement, and CFC shall furnish all information concerning CFC and the holders of CFC Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus,

CFC will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of CFC. As of the date of the execution of this Agreement, and assuming the absence of any additional material factors, unless the CFC Board in its good faith judgment determines that it is otherwise required by Law it is the intent of the CFC Board that the Proxy Statement/Prospectus shall contain the recommendation of the CFC Board in favor of the Merger and, subject to the foregoing, the CFC Board shall recommend that the holders of CFC Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

     (B) The Parties shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. ANB and CFC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or CFC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

     (C) ANB and CFC shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, CFC or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

     (D) ANB and CFC shall promptly furnish each other with copies of written communications received by ANB or CFC, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority in respect of the transactions provided for herein.

     (E) ANB will indemnify and hold harmless CFC and its officers and directors and CFC will indemnify and hold harmless ANB and its directors and officers, from and against any and all actions, causes of actions, losses, damages, expenses or liabilities to which any such entity, or any director, officer or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying Party for use therein.

     8.2  ACCESS TO INFORMATION.
          ---------------------

     (A) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement, ANB and CFC shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ANB and CFC shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or Federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

     (B) All information furnished by ANB to CFC or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, CFC and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. CFC shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in CFC's possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to CFC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

     (C) All information furnished by CFC or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of CFC and, if the Merger shall not occur, ANB and its representatives shall return to CFC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which
(x) was already in ANB's possession prior to the disclosure thereof by CFC or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

     (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     8.3  EFFORTS TO CONSUMMATE.  Subject to the terms and conditions of this
          ---------------------
Agreement, each of CFC and ANB shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents.

     8.4  CFC STOCKHOLDERS' MEETING.  CFC shall call a meeting of its
          -------------------------
stockholders (the "CFC Stockholders' Meeting") to be held as soon as reasonably practicable after the date the Registration Statement becomes effective for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the CFC Stockholders' Meeting (a) CFC shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that CFC may reasonably request in connection with conducting the CFC Stockholders' Meeting; (c) ANB shall prepare and furnish to CFC for distribution to CFC's stockholders the Proxy Statement/Prospectus; (d) CFC shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) the CFC Board shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such board) to its stockholders the approval of this Agreement; and (f) subject to compliance with their fiduciary duties as advised in writing by counsel to such board, CFC shall use its reasonable efforts to obtain its stockholders' approval. The Parties will use their reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to delivery to CFC's stockholders. CFC will use its reasonable best efforts to deliver notice of meeting and, the Proxy Statement/Prospectus as soon as practicable after receipt of all required regulatory approvals and the expiration of all applicable waiting periods.

     8.5  CERTIFICATES OF OBJECTIONS.  As soon as practicable (but in no event
          --------------------------
more than three business days) after the CFC Stockholders' Meeting, CFC shall deliver to ANB a certificate of the Secretary of CFC containing the names of the stockholders of CFC that both (a) gave written notice prior to the taking of the vote on this Agreement at the CFC Stockholders' Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement ("Certificate of Objections"). The Certificate of Objections shall include the number of shares of CFC Common Stock held by each such stockholder and the mailing address of each such stockholder.

     8.6  PRESS RELEASES.  Prior to the Effective Time, ANB and CFC shall obtain
          --------------
the prior consent of the other Party as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this
Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7  EXPENSES.  All costs and expenses incurred in connection with the
          --------
transactions provided for in this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of CFC and the CFC Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, all such costs and expenses incurred by CFC and the CFC Companies shall not exceed $80,000, exclusive of the Broker's Fee. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party's rights under Article 10 to recover any damages arising out of a Party's wilful breach of any provision of this Agreement.

     8.8  FAILURE TO CLOSE.
          ----------------

     (A) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

     (B) CFC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the CFC Board, as determined in good faith by a majority of the CFC Board based on the advice of CFC's outside counsel, CFC may:

          (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to CFC pursuant to a customary confidentiality agreement (as determined by CFC's outside counsel) to, any person concerning an Acquisition Proposal involving CFC or any of its Subsidiaries; and

          (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving CFC or any of its Subsidiaries or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior

     Acquisition Proposal," when used with reference to CFC or any of its Subsidiaries, means a bona fide Acquisition Proposal involving CFC or any of its Subsidiaries made by a third party which a majority of the disinterested members of the CFC Board determines in its good faith judgment (based on the advice of CFC's independent financial advisor) to be more favorable to CFC's stockholders than the Merger, and for which financing, to the extent required, is then committed).

CFC shall promptly advise ANB in writing of any Acquisition Proposal involving CFC or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and will keep ANB fully informed of the status and details of any such Acquisition Proposal or inquiry.

     (C) If this Agreement shall be terminated as a result of or in connection with a superior Acquisition Proposal, CFC shall pay to ANB a termination fee equal to $750,000 concurrently with such termination.

     8.9  FAIRNESS OPINION.  The CFC Board has engaged Brown, Burke Capital
          ----------------
Partners, Inc. (the "CFC Financial Advisor") to act as advisor to the CFC Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio. Such fairness opinion shall be reviewed by the CFC Board and shall contain analysis for each of CFC and ANB based on a review of each of their historical performance, current financial condition and market area analysis along with the CFC Financial Advisor's understanding of future prospects in the banking industry. The CFC Financial Advisor shall determine and set forth in its fairness opinion the range of fair market values of CFC and ANB using standard valuation methods for banks. It is expected that said fairness opinion shall be issued as soon as practicable after the signing of this Agreement. The CFC Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB or CFC.

     8.10 ACCOUNTING AND TAX TREATMENT.  Each of the Parties undertakes and
          ----------------------------
agrees to use its best efforts to cause the Merger, and to take no action which would cause the Merger not to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.11 AGREEMENT OF AFFILIATES .  CFC has disclosed on Schedule 8.11 each
          -----------------------                         -------------
Person whom it reasonably believes is an "affiliate" of CFC for purposes of Rule 145 under the 1933 Act. CFC shall use its reasonable efforts to cause each such Person to deliver to ANB not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit A providing that such
                                                ---------
Person will not sell, pledge, transfer, or otherwise dispose of the shares of CFC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of ANB and CFC have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. Shares of ANB Common Stock issued to such affiliates of CFC in exchange for shares of CFC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of ANB and CFC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.11 (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of CFC pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------


     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations of
         ---------------------------------------
each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

     (A) STOCKHOLDER APPROVAL.  The stockholders of CFC shall have approved this
         --------------------
Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and CFC shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same.

     (B) REGULATORY APPROVALS.  All Consents of, filings and registrations with,
         --------------------
and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

     (C) CONSENTS AND APPROVALS.  Each Party shall have obtained any and all
         ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

     (D)  LEGAL PROCEEDINGS.  No court or Regulatory Authority of competent
          -----------------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the CFC Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

     (E)  POOLING LETTER.  ANB shall have received a letter, dated as of the
          --------------
Effective Time, in form and substance reasonably acceptable to it, from Coopers & Lybrand, L.L.P., to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     (F)  TAX MATTERS.  CFC and ANB shall have received a written opinion of
          -----------
counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of CFC Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of CFC with respect to such exchange (except to the extent of any cash received), and (iii) neither CFC nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of CFC and ANB reasonably satisfactory in form and substance to such counsel.

     (G)  S-4 REGISTRATION STATEMENT EFFECTIVE.  The S-4 Registration Statement
          ------------------------------------
shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

     (H)  NONCOMPETE AND NONSOLICITATION AGREEMENT.  ANB and Ken F. Thigpen
          ----------------------------------------
shall have executed and delivered a noncompete and nonsolicitation agreement in the form attached hereto as Exhibit B.
                            ---------

     9.2  CONDITIONS TO OBLIGATIONS OF ANB.  The obligations of ANB to perform
          --------------------------------
this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to Section 11.4(a) of this Agreement:

     (A)  REPRESENTATIONS AND WARRANTIES.  The representations and warranties
          ------------------------------
of CFC set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFC.

     (B)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
          ---------------------------------------
agreements and covenants of CFC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (C)  CERTIFICATES.  CFC shall have delivered to ANB (i) a certificate,
          ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the CFC Board and the CFC stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

     (D)  OPINION OF COUNSEL.  CFC shall have delivered to ANB an opinion of
          ------------------
Kilpatrick Stockton LLP, et al., counsel to CFC, dated as of the Closing, in substantially the form of Exhibit C hereto.
                             ---------

     (E)  NET WORTH AND CAPITAL REQUIREMENTS.  Immediately prior to the
          ----------------------------------
Effective Time, CFC and CFC Bank shall each have a minimum net worth (excluding any capital received pursuant to exercise of any CFC Warrants) of $9,675,000. For purposes of this Section 9.2(e), "net worth" shall mean the sum of the amounts set forth on the balance sheet as shareholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of
(a) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (b) any amounts due from or owed by any Subsidiary thereof.

     (F)  COMFORT LETTER.  ANB shall have received from Porter Keadle Moore LLP,
          --------------
independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of CFC as ANB may reasonably request.

     (G)  DOCUMENTATION REGARDING UNVESTED CFC OPTIONS.  CFC shall have
          --------------------------------------------
delivered to ANB documentation, in a form reasonably satisfactory to ANB, amending such plans, agreement or other documents, as appropriate, to provide for the following:

          (i) with respect to Advisory Board Options that vest (by their terms) prior to the Effective Time, the exercise price for shares of CFC Common Stock available thereunder shall be equal to (A) the Exchange Ratio multiplied by (B) the Vesting Date Average Quoted Price; and

          (ii) with respect to Advisory Board Options that vest after the Effective Time, the exercise price for shares of ANB Common Stock available hereunder shall be equal to the Vesting Date Average Quoted Price.

In addition, CFC shall have caused each member of the Advisory Board to have delivered to ANB an acknowledgement, in a form reasonably satisfactory to ANB, that the exercise price of the shares of CFC Common Stock or ANB Common Stock, as the case may be, subject to the Advisory Board Options shall be determined in accordance with this Section 9.2(g) and Section 3.1(e) above.

     (H)  TERMINATION OF ESOP.  CFC shall have delivered to ANB documentation,
          -------------------
in a form reasonably satisfactory to ANB, that the Georgia State Bank Employee Stock Ownership Plan has been terminated prior to or at the Effective Time.

     9.3  CONDITIONS TO OBLIGATIONS OF CFC.  The obligations of CFC to perform
          --------------------------------
this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by CFC pursuant to Section 11.4(b) of this Agreement:

     (A)  REPRESENTATIONS AND WARRANTIES.  The representations and warranties
          ------------------------------
of ANB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (B)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
          ---------------------------------------
agreements and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (C)  CERTIFICATES.  ANB shall have delivered to CFC (i) a certificate,
          ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CFC and its counsel shall request.

     (D)  OPINION OF COUNSEL.  ANB shall have delivered to CFC an opinion of
          ------------------
Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit D hereto.
                          ---------

     (E)  COMFORT LETTER.  CFC shall have received from Coopers & Lybrand,
          --------------
independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as CFC may reasonably request.

     (F)  FAIRNESS OPINION.  CFC shall have received from the CFC Financial
          ----------------
Advisor the fairness opinion described in Section 8.9 stating that the Exchange Ratio provided for in this Agreement and recommended by CFC to its stockholders is fair to CFC and its stockholders from a financial point of view.

     (G)  ANB COMMON STOCK.  The ANB Common Stock to be issued in the Merger
          ----------------
shall have been qualified as a NASDAQ "national market system security" pursuant to Section 7.7 hereof.

     (H)  ANB LOSS RESERVE.  At the Closing Date, the ANB Allowance for Loan
          ----------------
Losses, as a percentage of total loans outstanding at such time, shall not be less than 1.40 percent (1.40%).


                                  ARTICLE 10
                                  TERMINATION
                                  -----------

     10.1 TERMINATION.  Notwithstanding any other provision of this Agreement,
          -----------
and notwithstanding the approval of this Agreement by the stockholders of CFC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (A)  by mutual written consent of the ANB Board and the CFC Board; or

     (B) by the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of ANB and Section 9.3(a) in the case of CFC; provided, however, that for purposes of this Section 10.1(b), the determination of whether one of the representations or warranties contained in Sections 5.7, 5.8(c) or 6.6 has been breached shall be made without regard to any Knowledge limitation.

     (C) by the Board of Directors of either Party in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach; or

     (D) by the Board of Directors of either Party if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of CFC fail to vote their approval of this Agreement and the transactions provided for herein at its Stockholders' Meeting where the transactions are presented to such CFC stockholders for approval and voted upon; or

     (E) by ANB, upon written notice to CFC, if there shall have occurred any Material Adverse Effect to the business, operations or financial condition of CFC taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by CFC of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (F) by CFC, upon written notice to ANB, if there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by ANB of notice in writing from CFC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (G) by the Board of Directors of either Party if the Merger shall not have been consummated by December 14, 1998 if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(g); or

     (H) by the Board of Directors of either Party if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

     (I) by the ANB Board if the holders of in excess of seven and one-half percent (7.5%) of the outstanding shares of CFC Common Stock properly assert their dissenters' rights of appraisal pursuant to the Dissenters' Provisions; or

     (J) by CFC, to the extent that a majority of the disinterested members of the CFC Board shall have determined to enter into an agreement with respect to a superior Acquisition Proposal as contemplated by Section 8.8(b); provided that, concurrently with such termination, CFC shall pay to ANB a termination fee equal to $750,000.

     10.2  EFFECT OF TERMINATION.  In the event of the termination and
           ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.2, 8.7, 8.8(c) and 10.1(j) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

     10.3  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.  The respective
           ---------------------------------------------
representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

     11.1  DEFINITIONS.  Except as otherwise provided herein, the capitalized
           -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

           "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, including a plan of liquidation of a Party or any of its Subsidiaries, other than the transaction provided for in this Agreement.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ADVISORY BOARD" shall mean Ray Anderson, Jack Bickford, Wayne Kirby, Jeff Talley and Griffin White, all of whom are members of the Georgia State Bank Advisory Board of Directors.

          "ADVISORY BOARD OPTIONS" shall have the meaning provided in Section 5.3(a) of this Agreement.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, June 8, 1998.

     "ANB" shall mean Alabama National BanCorporation, a Delaware corporation.

     "ANB ALLOWANCE FOR LOAN LOSSES" shall have the meaning provided for in
     Section 6.17(b) of this Agreement.

     "ANB BOARD" shall mean the Board of Directors of ANB.

     "ANB COMMON STOCK" shall mean the $1.00 par value common stock of ANB.

     "ANB COMPANIES" shall mean, collectively, ANB and all ANB Subsidiaries.

     "ANB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of conditions (including related notes and schedules, if any) of ANB as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years then ended, as filed by ANB in SEC Documents, and (ii) the consolidated statements of condition of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

     "ANB OPTIONS" shall have the meaning provided for in Section 3.1(c) of this Agreement.

     "ANB REGULATORY REPORTS" shall mean (i) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, for the years ended December 31, 1997 and 1996, as filed by ANB with the FRB and (ii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, delivered by ANB to CFC with respect to periods ended subsequent to December 31, 1997.

     "ANB STOCK PLAN" shall mean the existing stock option plans of ANB designated as the "ANB 1994 Stock Option Plan", the "ANB Long-Term Incentive Compensation Plan" and the "ANB Performance Share Plan".

     "ANB SUBSIDIARIES" shall mean the Subsidiaries of ANB.

     "ARTICLES OF MERGER" shall mean the Articles of Merger to be signed by ANB and CFC and filed with the Department of State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "AVERAGE QUOTED PRICE" shall mean the price derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by ten (10).

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "BROKER'S FEE" shall have the meaning provided in Section 5.24 of the Agreement.

     "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by ANB and filed with the Secretary of State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "CERTIFICATE OF OBJECTIONS" shall have the meaning provided in Section 8.5 of this Agreement.

     "CFC" shall mean Community Financial Corporation, a Georgia corporation.

     "CFC ALLOWANCE" shall have the meaning provided for in Section 5.9(a) of this Agreement.

     "CFC BANK" shall have the meaning set forth in Section 5.4(a) of this Agreement.

     "CFC BENEFIT PLANS" shall have the meaning set forth in Section 5.14(a) of this Agreement.

     "CFC BOARD" shall mean the Board of Directors of CFC.

     "CFC CALL REPORTS" shall mean (i) the Reports of Income and Condition of CFC Bank for the years ended December 31, 1997 and 1996, as filed with the FDIC and the FRB and (ii) the Reports of Income and Condition of CFC Bank delivered by CFC to ANB with respect to periods ended subsequent to December 31, 1997.

     "CFC CERTIFICATE" shall have the meaning provided in Section 4.2 of this Agreement.

     "CFC COMMON STOCK" shall mean the $2.50 par value voting common stock of CFC.

     "CFC COMPANIES" shall mean, collectively, CFC and all CFC Subsidiaries.

     "CFC CONTRACTS" shall have the meaning set forth in Section 5.15 of this Agreement.

     "CFC ERISA PLANS" shall have the meaning set forth in Section 5.14(a) of this Agreement.

     "CFC FINANCIAL ADVISOR" shall have the meaning set forth in Section 8.9 of this Agreement.

     "CFC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of CFC as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by CFC to ANB, and (ii) the consolidated balance sheets of CFC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) delivered by CFC to ANB with respect to periods ended subsequent to December 31, 1997.

     "CFC PENSION PLAN" shall have the meaning set forth in Section 5.14(a) of this Agreement.

     "CFC STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of CFC to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

     "CFC SUBSIDIARIES" shall mean the Subsidiaries of CFC, which shall include the CFC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of CFC in the future and owned by CFC at the Effective Time.

          "CFC WARRANTS" shall have the meaning provided for in Section 5.3(a) of this Agreement.

          "CLOSING" shall mean the closing of the transactions provided for herein, as described in Section 1.2 of this Agreement.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "CUTOFF" shall have the meaning provided in Section 4.2 of this Agreement.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law.

          "DESIGNATED REPRESENTATIVE"

          (A) with respect to CFC shall mean Ken F. Thigpen and/or Caric Martin; and

          (B) with respect to ANB shall mean John H. Holcomb, III and/or William E. Matthews.

          "DISSENTER PROVISIONS" shall have the meaning provided in Section 3.4 of this Agreement.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

          "EXCHANGE AGENT" shall mean AmSouth Bank.

          "EXCHANGE RATIO" shall have the meaning given such term in Section 3.1 hereof.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FRB" OR "FEDERAL RESERVE BOARD" shall mean Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Environmental Laws, as well as any gasoline, oil or petroleum product regulated by Environmental Laws.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Party shall mean the actual knowledge, after due inquiry, of the chairman, president, chief financial officer, chief accounting officer, chief credit officer and any senior or executive vice-president and directors of such Party.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "LOANS" shall have the meaning set forth in Section 5.9(a) of this Agreement.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger on the operating performance of the Parties.

          "MERGER" shall mean the merger of CFC with and into ANB referred to in
     Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

          "OCC" shall mean the Office of the Comptroller of the Currency.

          "ORDER" shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "PARTY" shall mean either CFC or ANB, and "PARTIES" shall mean both CFC and ANB.

          "PERMIT" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

          "PROXY STATEMENT/PROSPECTUS" shall have the meaning set forth in
     Section 5.18 of this Agreement.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4 or Form S-3, or other appropriate form, filed with the SEC by ANB under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

          "RELATED INTERESTS" shall have the meaning set forth in Section 5.15 of this Agreement.

          "S-4 REGISTRATION STATEMENT" shall have the meaning set forth in
     Section 5.18 of this Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SOFTWARE" shall have the meaning provided for in Section 5.28 of this Agreement.

          "STATE REGULATOR" shall have the meaning set forth in Section 5.9(c) of this Agreement.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean ANB as the surviving corporation in the Merger.

          "TAKEOVER LAWS" shall have the meaning set forth in Section 5.27 of this Agreement.

          "TAX OPINION" shall have the meaning set forth in Section 9.1(f) of this Agreement.

          "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

          "VESTED CFC OPTIONS" shall have the meaning provided in Section 5.3(a) of this Agreement.

          "VESTING DATE AVERAGE QUOTED PRICE" shall have the meaning provided in
     Section 3.1(e) of this Agreement.

     11.2 ENTIRE AGREEMENT.  Except as otherwise expressly provided herein,
          ----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

     11.3 AMENDMENTS.  To the extent permitted by Law, this Agreement may be
          ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of CFC Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by the CFC stockholders without the further approval of the CFC stockholders.

     11.4 WAIVERS.
          -------

     (A) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CFC, to waive or extend the time for the compliance or fulfillment by CFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB.

     (B) Prior to or at the Effective Time, CFC, acting through the CFC Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CFC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CFC.

     11.5  ASSIGNMENT.  Except as expressly provided for herein, neither this
           ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.6  NOTICES.  All notices or other communications which are required or
           -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     CFC:                Community Financial Corporation
                         620 Fontaine Road S.W.
                         Mableton, Georgia 30126
                         Telecopy Number: (770) 941-8987

                         Attention:     Ken F. Thigpen

     Copy to Counsel:    Kilpatrick Stockton LLP
                         Suite 2800, 1100 Peachtree Street
                         Atlanta, Georgia 30309-4530
                         Telecopy Number: (404) 815-6555

                         Attention:     F. Sheffield Hale and
                                        Richard R. Cheatham

     ANB:                Alabama National BanCorporation
                         1927 First Avenue North
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 583-3275

                         Attention:     John H. Holcomb, III,
                                        Chief Executive Officer

     Copy to Counsel:    Maynard, Cooper & Gale, P.C.
                         1901 Sixth Avenue North
                         2400 AmSouth/Harbert Plaza
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 254-1999

                         Attention:     Mark L. Drew

     11.7  BROKERS AND FINDERS.  Except as provided in Section 5.24, each of the
           -------------------
Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by CFC or ANB, each of CFC and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

     11.8  GOVERNING LAW.  Except to the extent the laws of the State of Georgia
           -------------
apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

     11.9  COUNTERPARTS.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 CAPTIONS.  The captions contained in this Agreement are for reference
           --------
purposes only and are not part of this Agreement.

     11.11 ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that irreparable
           ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12 SEVERABILITY.  Any term or provision of this Agreement that is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.13 SINGULAR/PLURAL; GENDER.  Where the context so requires or permits,
           -----------------------
the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.


                                Community Financial Corporation
Attest:


By:  /s/ Thomas J. Browning     By: /s/ Ken F. Thigpen
     ----------------------         -------------------------------------
     Its: Secretary                      Ken F. Thigpen
                                    Its: President

[CORPORATE SEAL]



                                Alabama National BanCorporation
Attest:


By:  /s/ Kimberly Moore         By: /s/ John H. Holcomb, III
     ------------------             -------------------------------------
     Its: Secretary                      John H. Holcomb, III
                                    Its: Chief Executive Officer


[CORPORATE SEAL]

                               LIST OF EXHIBITS
                               ----------------


Exhibit A:          Form of Rule 145 Agreement

Exhibit B:          Form of Noncompete and Nonsolicitation Agreement

Exhibit C:          Form of Kilpatrick Stockton LLP Opinion

Exhibit D:          Form of Maynard, Cooper & Gale, P.C. Opinion

                                   EXHIBIT A
                                   ---------

                          (Form of Rule 145 Agreement)


                                 [see attached]

                                                  [DRAFT OF RULE 145 AND POOLING
                                                   RESTRICTION LETTER FOR
                                                   AFFILIATES]


                           __________________, 1998



Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Community Financial Corporation, a Georgia corporation ("CFC"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").
Pursuant to the terms of the Agreement and Plan of Merger dated as of __________________, 1998, (the "Merger Agreement"), executed by CFC and Alabama National BanCorporation, a Delaware corporation ("ANB"), CFC will be merged with and into ANB (the "Merger").

     As a result of the Merger, the undersigned may receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the "ANB Securities") in exchange for any shares owned by the undersigned of common stock of CFC. Each of ANB and CFC have agreed in the Merger Agreement to use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment. In order to qualify for pooling-of-interests accounting treatment, affiliates of CFC are required to restrict transactions in ANB Securities for specified time periods following the Closing of the Merger in compliance with APB Opinion No. 16.

The undersigned represents, warrants and covenants to ANB that:

     A. The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

     B. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned's counsel or counsel for CFC.

Alabama National BanCorporation
__________________, 1998
Page 2.


     C. The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of CFC, the undersigned may be deemed to have been an affiliate of CFC and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, "Rule 145"), (iii) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act or (iv) Rule 145 is amended by the Commission to eliminate the resale limitations that are based on a "presumptive underwriter" approach, as currently proposed by the Commission in Release No. 33-7391 on February 20, 1997 (the "Proposed Rule 145 Amendment").

     D. The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. The undersigned also understands that stop transfer instructions will be given to ANB's transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

               "THE SHARES REPRESENTED BY THE CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _______________, 1998, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION."

     F. The undersigned also understands that unless the transfer by the undersigned of the undersigned's ANB Securities has been registered under the Act or is a sale made in

Alabama National BanCorporation
__________________, 1998
Page 3.


conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, and ANB meets the requirements of paragraph (c) of Rule 144 under the Act, (ii) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, (iii) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act or (iv) the Proposed Rule 145 Amendment or similar amendments eliminating the restrictions on resale based on a "presumptive underwriter" approach shall have become final under the Rules and Regulations.

     G. The undersigned agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of CFC common stock within 30 days prior to the Effective Time (as defined in the Merger Agreement). The undersigned agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of ANB and CFC (the "Holding Period"), he will not sell, pledge, transfer or otherwise dispose of any shares of the ANB Securities, except for pledges by the undersigned of all or part of the ANB Securities to secure full recourse loans which have a loan term that is greater than the Holding Period, provided the lender for such loan or loans accepts any pledge of such ANB Securities subject to the terms of

Alabama National BanCorporation
__________________, 1998
Page 4.


this letter agreement. The undersigned agrees that the shares of ANB Securities to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT DATED __________________, 1998 WHICH RESTRICTS ANY SALE OR OTHER TRANSFER OF SUCH SHARES PRIOR TO THE PUBLIC RELEASE BY ALABAMA NATIONAL BANCORPORATION ("ANB") OF 30 DAYS OF POST-MERGER COMBINED OPERATIONS OF ANB AND COMMUNITY FINANCIAL CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ANB."

Following a written request from the undersigned addressed to the Corporate Secretary of ANB, ANB agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Paragraph F.

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of CFC as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                             Very truly yours,



                                             __________________________________
                                             [Name of Affiliate]

Accepted this _____  day of __________, 1998 by

ALABAMA NATIONAL BANCORPORATION

By:_______________________________

Name:_____________________________

Title:____________________________

                                   EXHIBIT B
                                   ---------


               (Form of Noncompete and Nonsolicitation Agreement)


                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (this "Agreement") is effective [____________], 1998 (the "Effective Date"), by and between Georgia State Bank, a Georgia banking corporation ("Bank"), and Alabama National BanCorporation, a Delaware corporation ("ANB"; hereinafter together with the Bank collectively referred to as "Employer"); and Ken F. Thigpen ("Executive").

                                    Recitals
                                    --------

     WHEREAS, since its inception, the Bank has been a wholly-owned subsidiary of Community Financial Corporation, a Georgia corporation ("CFC");

     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated [
], 1998, between CFC and ANB (the "Merger Agreement"), CFC shall merge with and into ANB, and the Bank shall become a wholly-owned subsidiary of ANB; and

     WHEREAS, Executive has been and continues to serve as the President [and Chief Executive Officer] of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement;

                                   Agreement
                                   ---------

     NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, the parties hereby agree as follows:

     1.   EMPLOYMENT.  Employer agrees to employ Executive and Executive agrees
          ----------
to be employed by Employer, subject to the terms and provisions of this Agreement.

     2.   TERM.  The employment of Executive by Employer as provided in Section
          ----
1 will be for a period of three (3) years commencing on the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive termination of this Agreement (except, under certain limited circumstances set forth in Section 9(c), the obligations and rights set forth in Section 8 shall expire upon termination).

     3.   DUTIES; EXTENT OF SERVICES.  Executive shall perform for Employer all
          --------------------------
duties incident to the positions of President [and Chief Executive Officer] of Bank, under the direction of the board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Employer from time to time shall direct.

The precise services of Executive and the title of Executive's position may be extended, curtailed or modified by Employer from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention, and energy, to Employer's business and shall not during the term hereof be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

     4.   COMPENSATION.
          ------------

     (a) During the term of this Agreement, Executive's total annual cash compensation shall be an amount not less than One Hundred Ninety Thousand Dollars ($190,000).

     (b) Executive shall be entitled to vacation days, paid holidays and sick days as provided in Bank's Personnel Policy.

     5.   COMPLIANCE WITH RULES AND POLICIES.  Executive shall comply with all
          ----------------------------------
of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

     6.   REPRESENTATION OF EXECUTIVE.  Executive represents to Employer that he
          ---------------------------
is not subject to any rule, regulation or agreement, including without limitation, any noncompete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive's ability to engage in the activities provided for in this Agreement.

     7.   DISCLOSURE OF INFORMATION.
          -------------------------

     (a) Executive acknowledges that any documents and information, whether written or not, that come into Executive's possession or knowledge during Executive's course of employment with Employer, including, without limitation the financial and business conditions, goals and operations of customers of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of Employer's business. Executive will not, during or after the term of this Agreement, (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive's employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer's business methods, sales, services, or techniques, regardless of whether the same is written or not.

     (b) If Executive breaches or violates the terms of his agreement not to disclose, he will pay any damages proven by Employer, including reasonable attorney fees, whether or not suit be instituted.

     8.   COMPETITION.
          -----------

     (a) During the period of his employment by Employer and for a period of two (2) years after such employment (whether such employment shall have ended by reason of the expiration or termination of this Agreement or otherwise), Executive will not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, (i) carry on or engage in a similar business or solicit or do similar business with any customer of Bank or ANB or any of their respective subsidiaries or affiliates in any territory in which Bank or ANB or any of their respective subsidiaries or affiliates is conducting business; or (ii) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason without the prior written consent of Employer.

     (b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

     (c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended one
(1) day for each day in which a violation of such covenants occurs; and if suit be brought to enforce such covenants and one or more violations by Executive be established, then Employer and Bank shall be entitled to an injunction restraining Executive from further violations for a period of two (2) years from the date of the final decree, less only such number of days that Executive shall have not violated such covenants. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

     (d) If Executive breaches or violates the terms of the covenants set forth in Section 8(a) not to compete, he will pay all costs incurred by Bank in securing an injunction hereunder and/or securing payment of the liquidated damages specified herein, including a reasonable attorney's fee, whether or not suit be instituted; and Executive waives all right to claim exemptions of personal property under the laws and Constitution of the State of Georgia or any other state of the United States.

     (e) For purposes of Section 8(a), Executive shall be deemed to be engaged in any activity engaged in by a person or an entity between Executive and whom or which no deduction is allowable in respect to any loss from the sale or exchange of property pursuant to Section 267 of the Internal Revenue Code of 1986 or whose stock in any corporation or interest in any partnership would be deemed to be owned by Executive pursuant to Section 318 of the Internal Revenue Code of 1986.

     9.   TERMINATION.
          -----------

     (a) Employer shall be obligated to comply with all provisions of this Agreement and may terminate Executive only For Cause. "For Cause" shall mean
(i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act on the part of Executive which constitutes fraud, malfeasance of duty or conduct grossly inappropriate to Executive's office and is demonstrably likely to lead to material injury to Bank, ANB or a successor or affiliate of Bank or ANB; (iii) a felony conviction of Executive; or (iv) the suspension or removal of Executive by federal or state banking regulatory authorities. In addition, the services of Executive and the obligations of Employer under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this
Section 9, the term "total disability" shall mean Executive's inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

     (b) If Employer terminates Executive's employment hereunder "For Cause" or if Executive terminates his employment hereunder for any reason prior to ____________________, 2001, all rights and obligations specified in Section 8 shall survive any such termination and Executive shall not be entitled to any further compensation from Employer.

     (c) If Employer terminates Executive without cause, Executive shall continue to receive the minimum cash compensation provided for in Section 4(a).

     (d) The provisions of Section 7 shall survive regardless of any termination of Executive's employment hereunder, whether voluntary or involuntary.

     10.  NOTICE.  For the purposes of this Agreement, notices and demands shall
          ------
be deemed given when mailed by United States mail, addressed in the case of Bank to Georgia State Bank, 620 Fontaine Rd. SW, Mabelton, GA, 30126, Attention:
Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention:
Chief Executive Officer; or in the case of Executive, to Ken F. Thigpen, 1200 Lee Bone Road, Dallas, GA, 30132.

     11.  MISCELLANEOUS.  No provision of this Agreement may be modified, waived
          -------------
or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by Title 9 of the U.S. Code and the laws of the State of Alabama. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank or Executive and CFC.

     12.  VALIDITY.  The invalidity of any provision or provisions of this
          --------
Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

     13.  DEFAULT.
          -------

     (a) If Executive breaches or violates any of the covenants, conditions, or terms of this Agreement on his part to be performed, Employer shall have the right, without notice to Executive, to obtain a writ of injunction against him restraining him from violating any such covenant, condition, or term, such notice being hereby expressly waived by Executive; and, if Employer secures an injunction against Executive for alleged breaches or violations by him of any covenant, condition, or term of this Agreement and the injunction is for any reason dissolved, Executive hereby expressly releases and discharges each of Bank and ANB from and against any claim which he may have for damages, loss, cost or expense with respect to, and he will make no claim against either of Bank or ANB by reason of, the wrongful issuance of any such injunction; and Executive hereby waives any and all claims for such damages, loss, cost or expense arising in that connection.

     (b) Additionally, in the event of any conduct by Executive violating any provision of this Agreement, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that Employer may elect to pursue.

     14.  PARTIES.  This Agreement shall be binding upon and shall inure to the
          -------
benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

     15.  ARBITRATION.  Any controversy or claim between Executive and Employer
          -----------
(or any of Bank's or ANB's subsidiaries or affiliates or any officer, agent, director or employee of Bank, ANB or any of Bank's or ANB's subsidiaries or affiliates) arising out of, or relating to, this Agreement, or the breach thereof, shall be resolved by binding arbitration in accordance with the rules and regulations then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.

     16.  DEFINITIONS.  Any capitalized terms not otherwise defined herein shall
          -----------
have the meanings ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.


Witnesses:                              "EXECUTIVE":



____________________                    ________________________________________
                                        Ken F. Thigpen

____________________


                                        "BANK":


Attest:                                 Georgia State Bank


By:_________________                    By:_____________________________________

 Its: Secretary                          Its:___________________________________


[Corporate Seal]


                                        "ANB":


Attest:                                 Alabama National BanCorporation



By:_________________                    By:_____________________________________

 Its: Secretary                          Its: Chief Executive Officer

[Corporate Seal]

                                                                      APPENDIX B



                PROVISIONS OF GEORGIA BUSINESS CORPORATION CODE
                         RELATING TO DISSENTERS' RIGHTS

                                  APPENDIX B

                      GEORGIA DISSENTERS' RIGHTS STATUTES

14-2-1301. DEFINITIONS.

As used in this article, the term:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

     (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, (S) 14-2-1301, enacted by Ga. L. 1988, p. 1070, (S) 1;
Ga. L. 1993, p. 1231, (S) 16.)

14-2-1302. RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, (S) 14-2-1302, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S)
     58.)

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

          A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code

1981, (S) 14-2-1303, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, (S) 14-2-1320, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1993, p. 1231, (S)
17.)

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1321, enacted by Ga. L. 1988, p. 1070,
(S) 1.)

14-2-1322. DISSENTERS' NOTICE.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article. (Code 1981, (S) 14-2-1322, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1323. DUTY TO DEMAND PAYMENT.

     (a)  A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1323, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1324. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, (S) 14-2-1324, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1325. OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, (S) 14-2-1325, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S) 59;
Ga. L. 1993, p. 1231, (S) 18.)

14-2-1326. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code

Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, (S) 14-2-1326, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1990, p. 257, (S) 20.)

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, (S) 14-2-1327, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L.
     1989, p. 946, (S) 60; Ga. L. 1990, p. 257, (S) 21; Ga. L. 1993, p. 1231,
     (S) 19.)

14-2-1330. COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, (S) 14-2-1330, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S) 61; Ga. L. 1993, p. 1231, (S)
20.)

14-2-1331. COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-

2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable;

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, (S) 14-2-1331, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1332. LIMITATION OF ACTIONS.

          No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, (S) 14-2-1332, enacted by Ga. L. 1988,
p. 1070, (S) 1.)

                        COMMUNITY FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996, AND 1995

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

                         INDEX TO FINANCIAL STATEMENTS
                                       OF
                        COMMUNITY FINANCIAL CORPORATION

                                                                            PAGE
                                                                            ----
 i.    Independent Auditors' Report regarding the December 31, 1997, 1996
       and 1995 Consolidated Financial Statements........................   C-2
 ii.   Consolidated Balance Sheets as of December 31, 1997 and 1996......   C-3
 iii.  Consolidated Statements of Earnings for the years ended December
       31, 1997, 1996 and 1995...........................................   C-4
 iv.   Consolidated Statements of Changes in Stockholders' Equity for the
       years ended December 31, 1997, 1996 and 1995......................   C-5
 v.    Consolidated Statements of Cash Flows for the years ended December
       31, 1997, 1996 and 1995...........................................   C-6
 vi.   Notes to Consolidated Financial Statements........................   C-8
 vii.  Consolidated Balance Sheets as of March 31, 1998 (unaudited)......   C-22
 viii. Consolidated Statements of Earnings for the periods ended March
       31, 1998 and 1997 (unaudited).....................................   C-23
 ix.   Consolidated Statements of Changes in Stockholders' Equity........   C-25
 x.    Consolidated Statements of Cash Flows for the periods ended March
       31, 1998 and 1997 (unaudited).....................................   C-26
 xi.   Notes to Unaudited Financial Statements...........................   C-27

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Community Financial Corporation
Mableton, Georgia


We have audited the accompanying consolidated balance sheets of Community Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 13, 1998

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1996

                                               Assets
                                               ------
                                                                                            1997             1996
                                                                                      ----------------  --------------
Cash and due from banks, including reserve requirements of
 $565,000 and $450,000                                                                   $  5,011,990       3,468,647
Federal funds sold                                                                                  -       3,120,000
                                                                                         ------------      ----------
     Cash and cash equivalents                                                              5,011,990       6,588,647

Securities available for sale                                                              26,075,884      22,074,715
Other investments                                                                             309,600         279,700
Loans, net                                                                                 64,108,360      49,873,654
Premises and equipment, net                                                                 3,237,713       2,756,619
Accrued interest receivable and other assets                                                2,240,617       1,594,591
                                                                                         ------------      ----------
                                                                                         $100,984,164      83,167,926
                                                                                         ============      ==========

                                 Liabilities and Stockholders' Equity
                                 ------------------------------------

Deposits:
  Demand                                                                                 $ 16,961,043      11,713,099
  Interest-bearing demand                                                                  20,335,011      19,999,113
  Savings                                                                                   4,117,421       4,631,507
  Time                                                                                     45,729,279      37,752,691
                                                                                         ------------      ----------
     Total deposits                                                                        87,142,754      74,096,410
Federal funds purchased and other borrowed money                                            2,319,127         651,764
FHLB advances                                                                               1,250,000               -
Accrued interest payable and other liabilities                                              1,392,850       1,216,358
Note payable                                                                                   86,687         100,000
                                                                                         ------------      ----------
     Total liabilities                                                                     92,191,418      76,064,532
                                                                                         ------------      ----------
Commitments

Stockholders' equity:
  Common stock, $2.50 par value; 10,000,000 shares
   authorized, 2,480,208 and 2,431,649 shares issued                                        6,200,520       6,079,123
  Additional paid-in capital                                                                2,043,472       2,080,497
  Retained earnings (accumulated deficit)                                                     600,261        (913,276)
  Unrealized gain (loss) on securities available for sale,
   net of tax                                                                                  35,150         (42,950)
  Unearned ESOP shares (16,505 and 19,046 shares)                                             (86,657)       (100,000)
                                                                                         ------------      ----------
Total stockholders' equity                                                                  8,792,746       7,103,394
                                                                                         ------------      ----------
                                                                                         $100,984,164      83,167,926
                                                                                         ============      ==========

See accompanying notes to consolidated financial statements.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF EARNINGS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                      1997           1996            1995
                                                                                   ----------      ---------       ---------
Interest income:
  Interest and fees on loans                                                       $5,988,989      4,821,449       4,497,036
  Interest on federal funds sold and deposits with other banks                        203,647        224,302         203,675
  Interest and dividends on investment securities:
    U.S. Treasuries                                                                   404,308        307,407         395,152
    U.S. Government agencies and mortgage-backed securities                         1,085,063        951,582         729,855
    State and municipal                                                                40,521         15,282           2,406
    Other                                                                              51,509         52,344          39,259
                                                                                    ---------      ---------       ---------
        Total interest income                                                       7,774,037      6,372,366       5,867,383
                                                                                    ---------      ---------       ---------
Interest expense:
  Interest on deposits:
    Demand                                                                            525,093        417,374         377,765
    Savings                                                                            88,106        100,933         132,882
    Time                                                                            2,377,384      2,068,935       1,794,983
                                                                                    ---------      ---------       ---------

                                                                                    2,990,583      2,587,242       2,305,630
  Interest on federal funds purchased and other borrowed money                         52,696          9,526           2,001
  Interest on FHLB advances and note payable                                           72,760              -               -
                                                                                    ---------      ---------       ---------

        Total interest expense                                                      3,116,039      2,596,768       2,307,631
                                                                                    ---------      ---------       ---------

        Net interest income                                                         4,657,998      3,775,598       3,559,752

Provision for loan losses                                                             150,000              -          30,000
                                                                                    ---------      ---------       ---------

        Net interest income after provision for loan losses                         4,507,998      3,775,598       3,529,752
                                                                                    ---------      ---------       ---------

Non interest income:
  Mortgage origination fees                                                           287,585        195,975         159,775
  Service charges on deposits                                                         782,812        635,813         569,994
  Gain (loss) on sale of securities available for sale                                  6,177              -          (5,340)
  Miscellaneous                                                                       282,537        167,162         127,212
                                                                                    ---------      ---------       ---------

        Total non interest income                                                   1,359,111        998,950         851,641
                                                                                    ---------      ---------       ---------

Non interest expenses:
  Salaries and employee benefits                                                    2,158,442      1,805,205       1,577,738
  Occupancy                                                                           524,972        419,869         348,000
  Provision for estimated losses and other real estate expenses, net                        -              -         108,520
  Other operating                                                                   1,336,890      1,297,606       1,307,673
                                                                                    ---------      ---------       ---------

        Total non interest expenses                                                 4,020,304      3,522,680       3,341,931
                                                                                    ---------      ---------       ---------
        Earnings before income tax expense                                          1,846,805      1,251,868       1,039,462
Income tax expense                                                                    211,083              -               -
                                                                                    ---------      ---------       ---------
        Net earnings                                                               $1,635,722      1,251,868       1,039,462
                                                                                    =========      =========       =========

Basic  earnings per share                                                          $     0.67           0.52            0.43
                                                                                         ====           ====            ====

Diluted earnings per share                                                         $     0.56           0.44            0.39
                                                                                         ====           ====            ====

See accompanying notes to consolidated financial statements.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                            Unrealized
                                                                                            Gain (Loss)
                                           Common Stock                       Retained     on Securities
                                     ------------------------  Additional     Earnings       Available     Unearned
                                       Shares                   Paid -In    (Accumulated     for Sale,       ESOP
                                     Outstanding     Amount      Capital      Deficit)      Net of Tax      Shares       Total
                                     -----------   ----------  -----------  -------------  --------------  ---------  ------------
Balance, December 31, 1994             2,389,149   $5,972,873   2,118,067     (3,204,606)       (165,988)         -     4,720,346

Net earnings                                   -            -           -      1,039,462               -          -     1,039,462

Exercise of stock options                  3,750        9,375      (2,738)             -               -          -         6,637

Change in unrealized gain (loss) on
 securities available for sale,
 net of tax                                    -            -           -              -         275,182          -       275,182
                                       ---------   ----------   ---------       --------          ------    -------     ---------

Balance, December 31, 1995             2,392,899    5,982,248   2,115,329     (2,165,144)        109,194          -     6,041,627

Net earnings                                   -            -           -      1,251,868               -          -     1,251,868

Exercise of stock options and
 warrants                                 38,750       96,875     (34,832)             -               -          -        62,043

Change in unrealized gain (loss) on
 securities available for sale,
 net of tax                                    -            -           -              -        (152,144)         -      (152,144)

Common stock acquired by ESOP                  -            -           -              -               -   (100,000)     (100,000)
                                       ---------   ----------   ---------       --------          ------    -------     ---------

Balance, December 31, 1996             2,431,649    6,079,123   2,080,497       (913,276)        (42,950)  (100,000)    7,103,394

Net earnings                                   -            -           -      1,635,722               -          -     1,635,722

Exercise of stock options and
 warrants                                 48,559      121,397     (38,928)             -               -          -        82,469

Cash dividends declared
 ($.05 per share)                              -            -           -       (122,185)              -          -      (122,185)

Change in unrealized gain (loss) on
 securities available for sale,
 net of tax                                    -            -           -              -          78,100          -        78,100

Release of unearned ESOP shares                -            -       1,903              -               -     13,343        15,246
                                       ---------   ----------   ---------       --------          ------    -------     ---------
Balance, December 31, 1997             2,480,208   $6,200,520   2,043,472        600,261          35,150    (86,657)    8,792,746
                                       =========   ==========   =========       ========          ======    =======     =========

See accompanying notes to consolidated financial statements.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                   1997             1996             1995
                                                                                ----------        ---------        ---------
Cash flows from operating activities:
  Net earnings                                                                  $1,635,722        1,251,868        1,039,462
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Depreciation, amortization and accretion                                       241,490          255,272          248,084
    (Gain) loss on sale of securities available for sale                            (6,177)               -            5,340
    Provision for loan losses                                                      150,000                -           30,000
    Provision for estimated losses on other real estate                                  -                -           91,500
    Provision for deferred taxes                                                   (74,761)               -                -
    ESOP compensation expense                                                       15,246                -                -
    Change in:
      Accrued interest receivable                                                 (184,499)         (24,817)         (84,029)
      Other assets                                                                 (69,386)        (117,893)          60,103
      Accrued interest payable                                                     292,854          129,288          438,559
      Other liabilities                                                           (116,362)         676,165          155,022
                                                                                ----------        ---------        ---------

        Net cash provided by operating activities                                1,884,127        2,169,883        1,984,041
                                                                                ----------        ---------        ---------

Cash flows from investing activities:
  Net change in interest-bearing deposits                                                -                -          396,000
  Proceeds from sales of securities available for sale                           2,003,594                -        1,999,219
  Proceeds from calls and maturities of securities
   held to maturity                                                                      -                -        1,135,603
  Purchases of securities held to maturity                                               -                -       (4,847,031)
  Proceeds from calls and maturities of securities
   available for sale                                                           14,130,125        7,866,296        3,586,305
  Purchases of securities available for sale                                   (19,977,981)     (10,454,371)      (4,511,448)
  Purchases of other investments                                                   (29,900)               -         (219,700)
  Net change in loans                                                          (14,384,706)      (7,891,469)      (2,318,706)
  Purchases of premises and equipment                                             (759,796)      (1,112,416)        (787,129)
  Proceeds from sales of other real estate                                               -            6,602           81,051
  Purchases of cash value life insurance policies                                 (352,798)        (370,500)        (370,500)
                                                                                ----------        ---------        ---------

        Net cash used in investing activities                                  (19,371,462)     (11,955,858)      (5,856,336)
                                                                                ----------        ---------        ---------

Cash flows from financing activities:
  Net change in demand and savings deposits                                      5,069,756        5,963,398       (2,945,467)
  Net change in time deposits                                                    7,976,588        4,513,572        6,682,543
  Net change in federal funds and other borrowed money                           1,667,363                -                -
  Proceeds from FHLB advances                                                    1,250,000                -                -
  Payment of note payable                                                          (13,313)               -                -
  Proceeds from issuance of common stock                                            82,469           62,043            6,637
  Dividends paid                                                                  (122,185)               -                -
                                                                                ----------        ---------        ---------

        Net cash provided by financing activities                               15,910,678       10,539,013        3,743,713
                                                                                ----------        ---------        ---------

Net change in cash and cash equivalents                                         (1,576,657)         753,038         (128,582)
Cash and cash equivalents at beginning of year                                   6,588,647        5,835,609        5,964,191
                                                                                ----------        ---------        ---------

Cash and cash equivalents at end of year                                        $5,011,990        6,588,647        5,835,609
                                                                                ==========        =========        =========

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                   1997             1996             1995
                                                                                ----------        ---------        ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                    $2,823,185        2,467,480        1,869,072
    Income taxes                                                                $  291,500                -                -
  Noncash investing and financing activities:
    Loans transferred to other real estate                                      $        -          324,647                -
    Financed portion of sales of other real estate                              $        -          392,000           48,000
    Transfer of securities held to maturity to available for sale               $        -                -       12,103,652
    Change in unrealized gain (loss) on securities available for sale,
     net of tax                                                                 $   78,100         (152,144)         275,182
    Unearned ESOP shares acquired in exchange for note payable                  $        -          100,000                -

See accompanying notes to consolidated financial statements.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION
    ------------

    Community Financial Corporation (the Company) is a bank holding company whose business is conducted by its wholly-owned bank subsidiary, Georgia State Bank (the Bank). The Company is subject to regulation under the Bank Holding Company Act of 1956.

    The Bank is a commercial bank that serves Mableton, Georgia, a community located approximately 20 miles west of downtown Atlanta, and surrounding Cobb, Paulding and Douglas counties. The Bank is chartered and regulated by the Georgia Department of Banking and Finance and is insured and subject to regulation by the Federal Deposit Insurance Corporation. The Bank provides a full range of customary banking services.

    BASIS OF PRESENTATION AND RECLASSIFICATION
    ------------------------------------------

    The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

    The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with generally accepted accounting principles (GAAP) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

    SECURITIES AVAILABLE FOR SALE
    -----------------------------

    The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. At December 31, 1997 and 1996, all securities were classified as available for sale.

    Securities available for sale are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

    A decline in the market value of any investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    OTHER INVESTMENTS
    -----------------
    Other investments include equity securities (including FHLB stock) with no readily determinable fair value. These investments are carried at cost.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    LOANS AND ALLOWANCE FOR LOAN LOSSES
    -----------------------------------

    Loans are stated at the amount of unpaid principal, net of the allowance for loan losses and any deferred fees or costs. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

    A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest income from impaired loans is recognized when received.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

    MORTGAGE LOAN ORIGINATION FEES
    ------------------------------

    The Bank operates a mortgage department for the purpose of brokering mortgage loans to independent investors. Mortgage loan origination fees are recognized at the time the related mortgage loan is closed.

    PREMISES AND EQUIPMENT
    ----------------------

    Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the asset accounts while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed currently. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period.

    Depreciation is computed using the straight-line method over the following estimated useful lives:

       Buildings                                     15 - 40 years
       Furniture, fixtures and equipment              3 - 10 years

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

    OTHER REAL ESTATE
    -----------------

    Properties acquired through foreclosure are carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Accounting literature defines fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than a forced or liquidation sale. Fair values at foreclosure are based upon appraisals. Losses arising from the acquisition of foreclosed properties and subsequent writedowns are provided by a charge to earnings through the allowance for losses on other real estate in the period in which the need arises.

    INCOME TAXES
    ------------

    Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

    In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portions or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

    NET EARNINGS PER SHARE
    ----------------------

    Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" became effective for the Company for the year ended December 31, 1997. This new standard specifies the computation, presentation and disclosure requirements for earnings per share and is designed to simplify previous earnings per share standards and to make domestic and international practices more compatible. All net earnings per share amounts have been restated to conform to the provisions of SFAS No. 128.

    Basic earnings per share is based on the weighted average number of shares outstanding during each year while the effects of potential common shares outstanding such as stock options, warrants, and allocated shares of the Company's Employee Stock Ownership Plan (ESOP) are included in diluted earnings per share. Unearned ESOP shares are not considered outstanding for purposes of calculating earnings per share. It is assumed that all dilutive stock options and warrants are exercised at the beginning of the year and that the proceeds are used to purchase shares of the Company's common stock. The average market price during each year is used to compute equivalent shares assumed to be acquired.

    SFAS No. 128 requires the presentation on the face of the earnings statement of net earnings per share with and without the dilutive effects of potential common stock issuances from instruments such as options and warrants. Additionally, the new statement requires the reconciliation of the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share" for the years ended December 31, 1997, 1996 and 1995 as follows:

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

    NET EARNINGS PER SHARE, CONTINUED
    ----------------------

                                                                                  Weighted Average         Per Share
FOR THE YEAR ENDED DECEMBER 31, 1997                         Net Earnings          Common Shares            Amount
                                                             ------------         ----------------         ---------
Basic earnings per share                                      $1,635,722              2,445,494              $0.67
Effect of dilutive securities:
  Stock options                                                        -                 41,926
  Warrants                                                             -                422,051
                                                              ----------              ---------

Diluted earnings per share                                    $1,635,722              2,909,471              $0.56
                                                              ==========              =========              =====

                                                                                  Weighted Average         Per Share
FOR THE YEAR ENDED DECEMBER 31, 1996                         Net Earnings          Common Shares            Amount
                                                             ------------         ----------------         ---------
Basic earnings per share                                      $1,251,868              2,418,275              $0.52
Effect of dilutive securities:
  Stock options                                                        -                 33,126
  Warrants                                                             -                400,376
                                                              ----------              ---------

Diluted earnings per share                                    $1,251,868              2,851,777              $0.44
                                                              ==========              =========              =====

                                                                                  Weighted Average         Per Share
FOR THE YEAR ENDED DECEMBER 31, 1995                         Net Earnings           Common Shares           Amount
                                                             ------------         ----------------         ---------
Basic earnings per share                                      $1,039,462              2,390,246              $0.43
Effect of dilutive securities:
  Stock options                                                        -                    897
  Warrants                                                             -                303,471
                                                              ----------              ---------

Diluted earnings per share                                    $1,039,462              2,694,614              $0.39
                                                              ==========              =========              =====

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(2) SECURITIES AVAILABLE FOR SALE

    Securities available for sale at December 31, 1997 and 1996 are as follows:

                                                                                  December 31, 1997
                                                           ------------------------------------------------------------------
                                                                                Gross            Gross          Estimated
                                                              Amortized       Unrealized      Unrealized           Fair
                                                                Cost            Gains           Losses            Value
                                                           ---------------  --------------  ---------------  ----------------
U.S. Treasuries                                                $ 6,007,120          17,958            1,328         6,023,750
U.S. Government agencies                                        15,082,094         110,342           18,690        15,173,746
State and municipal                                              1,268,818          24,251              477         1,292,592
Mortgage-backed securities                                       3,147,448          22,685            9,596         3,160,537
Mutual fund investments                                            487,166               -           61,907           425,259
                                                                ----------         -------           ------        ----------

     Total                                                     $25,992,646         175,236           91,998        26,075,884
                                                                ==========         =======           ======        ==========
                                                                                    December 31, 1996
                                                           -----------------------------------------------------------------
                                                                                Gross           Gross          Estimated
                                                              Amortized       Unrealized      Unrealized          Fair
                                                                Cost            Gains           Losses           Value
                                                           ---------------  --------------  --------------  ----------------
U.S. Treasuries                                                $ 5,482,721          32,443           4,929         5,510,235
U.S. Government agencies                                        11,482,087         118,994          90,403        11,510,678
State and municipal                                                561,352           1,002           4,515           557,839
Mortgage-backed securities                                       4,091,669          14,753          30,078         4,076,344
Mutual fund investments                                            487,166               -          67,547           419,619
                                                                ----------         -------         -------        ----------

     Total                                                     $22,104,995         167,192         197,472        22,074,715
                                                                ==========         =======         =======        ==========

    The amortized cost and estimated fair value of securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                                    Amortized         Estimated
                                                                                       Cost           Fair Value
                                                                                   -----------        ----------
Within one year                                                                    $ 6,493,513         6,491,565
One to five years                                                                   14,503,281        14,616,844
Five to ten years                                                                    1,200,000         1,215,114
More than ten years                                                                    161,238           166,565
Mortgage-backed securities                                                           3,147,448         3,160,537
Mutual fund investments                                                                487,166           425,259
                                                                                   -----------        ----------
                                                                                   $25,992,646        26,075,884
                                                                                   ===========        ==========

    Proceeds from sales of securities available for sale during 1997 and 1995 totaled $2,003,594 and $1,999,219, respectively. Gross gains of $6,177 were realized on 1997 sales while gross losses of $5,340 were realized on 1995 sales. There were no sales of securities available for sale during 1996.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2) SECURITIES AVAILABLE FOR SALE, CONTINUED

    Investment securities with an approximate carrying value of $11,949,000 and $12,950,000 as of December 31, 1997 and 1996, respectively, were pledged to secure public deposits as required by law.

(3) LOANS

    Major classifications of loans are summarized as follows:

                                                                        1997           1996
                                                                   -------------    ----------

    Commercial, financial and agricultural                         $   6,292,374     4,861,493
    Real estate - construction                                        12,081,619     8,468,078
    Real estate - mortgage                                            40,995,176    33,591,741
    Consumer                                                           5,972,202     4,091,203
                                                                   -------------    ----------
    Total loans                                                       65,341,371    51,012,515
    Less allowance for loan losses                                     1,233,011     1,138,861
                                                                   -------------    ----------
    Loans, net                                                       $64,108,360    49,873,654
                                                                   =============    ==========

    The Company grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Mableton, Georgia and the surrounding counties of Cobb, Paulding and Douglas. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

    Changes in the allowance for loan losses are summarized as follows:

                                                            1997            1996           1995
                                                        ------------     ---------       --------
    Balance at beginning of year                          $1,138,861       846,830        780,666
    Provision charged to operations                          150,000             -         30,000
    Loans charged off                                       (159,733)      (70,571)      (115,403)
    Recoveries of loans previously charged off               103,883       362,602        151,567
                                                        ------------     ---------       --------

    Balance at end of year                                $1,233,011     1,138,861        846,830
                                                        ============     =========       ========

(4) PREMISES AND EQUIPMENT

    Major classifications of premises and equipment are summarized as follows:

                                                                    1997            1996
                                                                 ----------      ---------
    Land                                                         $  946,031        944,031
    Buildings and improvements                                    2,277,922      2,040,369
    Furniture and fixtures                                        2,011,296      1,492,717
                                                                 ----------      ---------

                                                                  5,235,249      4,477,117
    Less accumulated depreciation                                 1,997,536      1,720,498
                                                                 ----------      ---------
                                                                 $3,237,713      2,756,619
                                                                 ==========      =========

    Depreciation expense for the years 1997, 1996 and 1995 amounted to approximately $279,000, $222,000 and $166,000, respectively.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(5) TIME DEPOSITS

    At December 31, 1997, maturities of time deposits are as follows:

    Maturing In:
    1998                                                    $35,360,686
    1999                                                      3,183,181
    2000                                                      3,402,912
    2001                                                        488,457
    2002 and thereafter                                       3,294,043
                                                             ----------

         Total                                              $45,729,279
                                                             ==========

    Time deposits of $100,000 or more were approximately $10,291,000 and $6,056,000 at December 31, 1997 and 1996, respectively.

(6) FHLB ADVANCES

    At December 31, 1997 the Bank had advances outstanding from the Federal Home Loan Bank (FHLB) of Atlanta amounting to $1,250,000. The advances require monthly interest payments at an interest rate of 5.915% and are due in August 1998. The FHLB advances are secured by the Bank's stock in the FHLB and its 1-4 family first mortgage loans. There were no amounts outstanding at December 31, 1996.

(7) INCOME TAXES

    The components of income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                            1997          1996           1995
                                                         ---------      --------       --------
    Current                                              $ 285,844        17,635              -
    Deferred                                               336,409       452,856        388,234
    Change in valuation allowance                         (411,170)     (470,491)      (388,234)
                                                         ---------      --------       --------
                                                         $ 211,083             -              -
                                                         =========      ========       ========

    The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings before taxes relate primarily to the utilization of federal and state operating loss carryforwards and changes in the valuation allowance. The following summarizes the components of the net deferred tax asset.

                                                                                 1997         1996
                                                                               --------      -------
    Deferred tax assets:
      Deferred compensation                                                    $ 15,296        8,382
      Net operating loss carryforward - federal                                       -      275,628
      Alternative minimum tax credits                                                 -       84,862
      Net operating loss carryforward - state                                   195,585      171,016
      State tax credits                                                          55,066       53,992
      Other                                                                         493       50,175
                                                                               --------      -------
          Total gross deferred tax assets                                       266,440      644,055
          Less valuation allowance                                                    -     (411,170)
                                                                               --------      -------
          Net deferred tax assets                                               266,440      232,885
                                                                               --------      -------
    Deferred tax liabilities:
      Allowance for loan losses                                                  94,235      151,175
      Accelerated depreciation                                                   29,614       13,880
      Unrealized gain on securities available for sale                           48,089       12,671
                                                                               --------      -------
          Total gross deferred tax liabilities                                  171,938      177,726
                                                                               --------      -------
          Net deferred tax asset                                               $ 94,502       55,159
                                                                               ========      =======

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

    For tax purposes, the Company has a state tax loss carryforward of approximately $4,939,000 and state tax credits of approximately $83,000. The loss carryforwards expire beginning in 2006.

(8) CAPITAL STOCK TRANSACTIONS

    During 1993, the Company issued 650,295 shares of common stock at a price of $1.60 per share, which represents a $0.90 per share discount to stockholders (below par value). As part of the offering, each share purchased entitled the holder to a warrant to purchase an additional share of common stock at the offering price of $1.60 per share on or before June 30, 1998. During 1997 and 1996, 34,059 and 38,500 shares of common stock were issued upon exercise of the warrants at $1.60 per share.

(9) COMMITMENTS

    The Bank is a party to financial instruments with off-balance-sheet risks in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    In most cases, the Bank does require collateral to support financial instruments with credit risk.

                                                         Approximate
                                                           Contract
                                                            Amount
                                                     ----------------------
                                                        1997        1996
                                                     -----------  ---------
    Financial instruments whose contract
     amounts represent credit risk:
      Commitments to extend credit                   $10,297,000  8,379,000
      Standby letters of credit                      $   378,000    470,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank's trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(10) REGULATORY MATTERS

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1997 and 1996, the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are presented below. Consolidated amounts and ratios do not materially differ from Bank-only capital amounts and ratios.

                                                                                        To Be Well
                                                                                    Capitalized Under
                                                                   For Capital      Prompt Corrective
                                                  Actual        Adequacy Purposes   Action Provisions
                                            ------------------  ------------------  ------------------
                                             Amount     Ratio     Amount    Ratio     Amount    Ratio
                                            ---------  -------  ----------  ------  ----------  ------
AS OF DECEMBER 31, 1997
   Total Capital
     (to Risk Weighted Assets)             $9,479,572    14.3%   5,302,486    8.0%   6,628,107   10.0%
   Tier 1 Capital
     (to Risk Weighted Assets)             $8,651,059    13.1%   2,651,243    4.0%   3,976,864    6.0%
   Tier 1 Capital
     (to Average Assets)                   $8,651,059     7.9%   4,375,080    4.0%   5,468,850    5.0%

AS OF DECEMBER 31, 1996
   Total Capital
     (to Risk Weighted Assets)             $7,689,255    13.9%   4,438,841    8.0%   5,548,551   10.0%
   Tier 1 Capital
     (to Risk Weighted Assets)             $6,995,686    12.6%   2,219,420    4.0%   3,329,130    6.0%
   Tier 1 Capital
     (to Average Assets)                   $6,995,686     8.4%   3,338,280    4.0%   4,172,850    5.0%

    Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior year's net earnings, and the ratio of equity capital to total assets. At December 31, 1997, the Bank could declare dividends up to approximately $825,000 without prior regulatory consent.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(11) EMPLOYEE AND DIRECTOR BENEFIT PROGRAMS

    The Bank has an employee savings plan which is available to all employees subject to certain minimum age and service requirements. Contributions are made at the discretion of the board of directors, with a minimum contribution required to match 50% of the employee's contribution. Beginning in February 1997, the savings plan was amended to require a 75% minimum matching contribution. The total contributions made to the plan during 1997, 1996 and 1995 were approximately $48,000, $25,000 and $20,000, respectively.

    The Company offers incentive stock options to certain key employees and directors (including advisory or honorary directors). A total of 300,000 shares are reserved under the plan to be granted at the discretion of the board of directors. During 1994, 110,000 of these shares were granted to certain officers to be awarded ratably through 1998 with the exercise price to be determined based on the then fair market value. During 1997, the Board granted an additional 50,000 shares to certain advisory directors to be awarded ratably through September 2000 with an exercise price determined based on the then fair market value. The options are exercisable no later than ten years from the date of grant and vest immediately at the date of the award.

    SFAS No. 123, "Accounting for Stock-Based Compensation," became effective for the Company January 1, 1996. This statement encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense. The Company has chosen not to adopt the cost recognition principles of this statement. No compensation expense has been recognized related to the stock option plans. Had compensation cost been determined based upon the fair value of the options at the grant date consistent with the method of the new statement, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                         1997           1996           1995
                                      ----------      ---------      ---------
    Net earnings                      $1,595,747      1,202,210      1,000,984

    Basic earnings per share          $     0.65           0.50           0.42

    Diluted earnings per share        $     0.55           0.42           0.37

    The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 1% in 1997 and no dividend yield in 1996 and 1995, risk free interest rates of 5.80%, 5.11% and 5.03%, respectively, and an expected life of 7 years, 7 years and 6 years, respectively.

    A summary status of the Company's Stock Option Plan as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates, are presented below:

                                          1997                     1996                     1995
                                 -----------------------  -----------------------  -----------------------
                                              Weighted                  Weighted                 Weighted
                                               Average                  Average                  Average
                                   Option      Option       Option       Option      Option       Option
                                   Shares       Price       Shares       Price       Shares       Price
                                 ----------  -----------  -----------  ----------  -----------  ----------
    Outstanding, beginning of       82,750         $2.45      61,750        $1.89      43,500        $1.77
      year
    Awarded during the year         42,000         $5.50      22,000        $4.00      22,000        $2.10
    Exercised during the year      (14,500)        $1.93        (250)       $1.77      (3,750)       $1.78
    Cancelled during the year            -             -        (750)       $1.77           -            -
                                   -------         -----      ------                   ------        -----
    Outstanding, end of year       110,250         $3.68      82,750        $2.45      61,750        $1.89
                                   =======         =====      ======        =====      ======        =====

    Options on 110,250, 82,750 and 61,750 shares were fully vested and exercisable at December 31, 1997, 1996 and 1995, respectively. The weighted average grant-date fair value of options granted in 1997, 1996 and 1995 was $1.44, $3.42 and $2.65, respectively. Such options have a weighted average remaining contractual life of approximately 8 years at December 31, 1997.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

    During 1995, the Bank purchased life insurance contracts to provide benefits to its directors under Executive Supplemental Income Plan agreements. Under these agreements, the Bank is obligated to pay death benefits to the beneficiaries of its directors. These death benefits are funded through the purchase of whole life insurance policies under which the Bank is the beneficiary. These contracts provide dividends and increases in asset value from which these benefits will be paid. At December 31, 1997 and 1996 the cash surrender value of the insurance contracts was approximately $1,046,000 and $693,000, respectively, and is included as a component of other assets. Expenses incurred for benefits relating to this plan were approximately $21,000, $46,000 and $19,000 during 1997, 1996 and 1995, respectively.

    Effective January 1, 1995, the Company adopted an ESOP plan that substantially covers all employees subject to certain minimum age and service requirements. The Company makes contributions to the ESOP as determined annually by the Board of Directors. In November 1996, the ESOP incurred debt to purchase 19,046 shares of Company stock thus converting the plan from a nonleveraged ESOP to a leveraged ESOP. Prior to the leveraged ESOP, the Company made cash contributions to the ESOP which were used to purchase 14,054 shares of Company stock and, in turn, allocated to the participants. Subsequent to November 1996, contributions to the ESOP will, at a minimum, be applied to meet the ESOP's debt service requirements. As the debt is repaid, shares are released and allocated to active employees, based on the proportion of debt service paid during the year. Accordingly, the debt incurred by the ESOP is recorded as a note payable and the shares purchased with the debt proceeds are reported as unearned ESOP shares in the consolidated balance sheet. As the debt is repaid, the Company will also record compensation expense equal to the current market price of the shares released, and the shares become outstanding for purposes of earnings per share computations. Compensation expense of approximately $36,000 was recognized during 1997. No shares were released during 1996 or 1995. Compensation expense was $24,000 and $60,000 in 1996 and 1995, respectively, which equals the cash contribution from the Company to the ESOP during those years. ESOP shares at December 31, 1997 are summarized as follows:

       Allocated shares                      16,595
       Unallocated shares                    16,505
                                           --------

           Total ESOP shares                 33,100
                                           ========

       Fair value of unallocated shares    $109,346
                                           ========

    The ESOP also contains a put option whereby the Company will repurchase, at its fair value, shares distributed to participants for cash, or in installments over a period of time not to exceed five years, if the shares cannot be readily sold.

(12) RELATED PARTY TRANSACTIONS

    The Bank conducts transactions with directors and officers, including companies in which they have beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations which require that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following summary reflects activity for related party loans in 1997:

       Beginning balance               $1,174,000
       New loans                        1,254,000
       Repayments                        (501,000)
                                        ---------

       Ending balance                  $1,927,000
                                        =========

    At December 31, 1997 and 1996, deposits from directors, executive officers and their related interests totaled approximately $2,267,000 and $1,830,000, respectively.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(13) SUPPLEMENTAL FINANCIAL INFORMATION

    Components of other operating expenses which are greater than 1% of interest income and other income are as follows:

                                                 1997       1996        1995
                                               --------    -------     -------
    Legal and professional fees                $112,934     97,885     103,027
    Data processing expense                    $227,896    181,043     145,829
    FDIC assessment                            $  9,472          -      88,468
    Postage and freight                        $ 75,133     73,469      70,235
    Office supplies                            $101,995     93,573      68,556

(14) COMMUNITY FINANCIAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                Balance Sheets

                          December 31, 1997 and 1996
                                    Assets
                                    ------

                                                                                                         1997             1996
                                                                                                      ----------       ---------
    Cash                                                                                              $  122,617          83,113
    Investment in subsidiary                                                                           8,748,116       7,120,281
    Other assets                                                                                           8,700               -
                                                                                                      ----------       ---------
                                                                                                      $8,879,433       7,203,394
                                                                                                      ==========       =========

                             Stockholders' Equity
                             --------------------

    Note payable                                                                                      $   86,687         100,000
    Stockholders' equity                                                                               8,792,746       7,103,394
                                                                                                      ----------       ---------
                                                                                                      $8,879,433       7,203,394
                                                                                                      ==========       =========

                            Statements of Earnings

             For the Years Ended December 31, 1997, 1996 and 1995

                                                                                        1997             1996            1995
                                                                                     ----------        ---------       ---------
    Dividends from subsidiary                                                        $  100,000                -               -
    Interest expense                                                                     (8,625)               -               -
    Operating expenses                                                                  (14,088)         (16,314)        (21,999)
                                                                                     ----------        ---------       ---------

    Earnings (loss) before income tax benefit
     and equity in undistributed earnings of subsidiary                                  77,287          (16,314)        (21,999)

    Income tax benefit                                                                    8,700                -               -
                                                                                     ----------        ---------       ---------
    Earnings (loss) before equity in undistributed earnings
     of subsidiary                                                                       85,987          (16,314)        (21,999)
    Equity in undistributed earnings of subsidiary                                    1,549,735        1,268,182       1,061,461
                                                                                     ----------        ---------       ---------

          Net earnings                                                               $1,635,722        1,251,868       1,039,462
                                                                                     ==========        =========       =========

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(14) COMMUNITY FINANCIAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                           Statements of Cash Flows

              For the Years Ended December 31, 1997 1996 and 1995

                                                                                      1997            1996             1995
                                                                                   ----------      ----------       ----------
     Cash flows from operating activities:
       Net earnings                                                                $1,635,722       1,251,868        1,039,462
       Adjustments to reconcile net earnings to
         net cash provided by (used in) operating activities:
          ESOP compensation expense                                                    15,246               -                -
          Equity in undistributed earnings of
           subsidiary                                                              (1,549,735)     (1,268,182)      (1,061,461)
          Change in other assets                                                       (8,700)          8,366           17,679
                                                                                   ----------      ----------       ----------

               Net cash provided by (used in) operating activities                     92,533          (7,948)          (4,320)
                                                                                   ----------      ----------       ----------

     Cash flows from financing activities:
       Payment on note payable                                                        (13,313)              -                -
       Proceeds from issuance of common stock                                          82,469          62,043            6,637
       Cash dividends paid                                                           (122,185)              -                -
                                                                                   ----------      ----------       ----------
               Net cash provided by (used in) financing activities                    (53,029)         62,048            6,637

     Net change in cash                                                                39,504          54,095            2,317

     Cash at beginning of year                                                         83,113          29,018           26,701
                                                                                   ----------      ----------       ----------

     Cash at end of year                                                           $  122,617          83,113           29,018
                                                                                   ==========      ==========       ==========

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

       Cash and Cash Equivalents
       -------------------------
       For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

       Securities Available for Sale
       -----------------------------
       Fair values for securities available for sale are based on quoted market prices.

       Other Investments
       -----------------
       The carrying amount of other investments approximates fair value.

       Loans
       -----
       The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

       Deposits
       --------

       The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

       Federal Funds  Purchased, Other Borrowed Money and FHLB Advances
       ----------------------------------------------------------------
       Because Federal funds purchased, other borrowed money and FHLB advances are made at variable rates, the carrying value is a reasonable estimate of fair value.

       Commitments to Extend Credit and Standby Letters of Credit
       ----------------------------------------------------------
       Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

       Limitations
       -----------

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1997 are as follows:

                                                                    1997
                                                        ----------------------------
                                                          Carrying      Estimated
                                                           Amount       Fair Value
                                                        ------------  --------------
    Assets:
      Cash and cash equivalents                          $ 5,011,990       5,011,990
      Securities available for sale                      $26,075,884      26,075,884
      Other investments                                  $   309,600         309,600
      Loans, net                                         $64,108,360      64,304,914

    Liabilities:
      Deposits                                           $87,142,754      87,505,055
      Federal funds purchased and
       other borrowed money                              $ 2,319,127       2,319,127
      FHLB advances                                      $ 1,250,000       1,250,000

    Unrecognized financial instruments:
      Commitments to extend credit                       $10,297,000      10,297,000
      Standby letters of credit                          $   378,000         378,000

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                    ASSETS

                                                                                       1998              1997
                                                                                     --------          --------
Cash and due from banks                                                          $   5,612,564         4,476,860
Federal funds sold                                                                  18,055,000         1,170,000
                                                                                 -------------        ----------
     Cash and cash equivalents                                                      23,667,564         5,646,860

Securities available for sale                                                       27,953,657        23,676,227
Other investments                                                                      309,600           309,600
Loans (net of allowance for loan losses of $1,238,246
   and $1,140,862 respectively)                                                     66,159,376        52,434,189

Bank premises and equipment, net                                                     3,244,691         3,143,931
Accrued interest receivable and other assets                                         2,340,475         1,742,567
                                                                                 -------------        ----------
                                                                                 $ 123,675,363        86,953,374
                                                                                 =============        ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand                                                                         $  18,451,643        15,062,266
  Interest-bearing demand                                                           23,670,314        18,811,531
  Savings                                                                            4,689,832         4,593,959
  Time                                                                              56,826,467        38,387,258
                                                                                 -------------        ----------
     Total deposits                                                                103,638,256        76,855,014

Federal funds purchased and other borrowed money                                     7,451,400           170,535
FHLB advances                                                                        1,250,000         1,250,000
Note payable                                                                            83,743           100,000
Accrued interest payable and other liabilities                                       1,735,628         1,216,273
                                                                                 -------------        ----------
     Total liabilities                                                             114,159,027        79,591,822
                                                                                 -------------        ----------

Commitments

Stockholders' equity:
  Common stock, $2.50 par value; 10,000,000 shares authorized;
  2,646,545 and 2,436,849 shares issued and  outstanding,
  respectively                                                                       6,616,363         6,092,123
Additional paid in capital                                                           1,897,160         2,075,817
Retained earnings (accumulated deficit)                                              1,043,829          (527,924)
Accumulated other comprehensive income, net of tax                                      41,892          (178,464)
Unearned ESOP shares                                                                   (82,908)         (100,000)
                                                                                 -------------        ----------

     Total stockholders' equity                                                      9,516,336         7,361,552
                                                                                 -------------        ----------

                                                                                 $ 123,675,363        86,953,374
                                                                                 =============        ==========

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF EARNINGS

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                                                        1998             1997
                                                                        ----             ----
Interest income:
 Interest and fees on loans                                      $   1,756,182        1,356,252
 Interest on federal funds sold                                         99,488           16,362
 Interest on investment securities:
   Taxable                                                             357,247          366,877
   Nontaxable                                                           20,110            6,683
 Other                                                                  13,037            6,773
                                                                     ---------        ---------
      Total interest income                                          2,246,064        1,752,947
                                                                     ---------        ---------
Interest expense:
 Demand                                                                132,416          117,522
 Savings                                                                22,639           22,813
 Time                                                                  736,991          531,590
 Other                                                                  68,472           17,675
                                                                     ---------        ---------
      Total interest expense                                           960,518          689,600
                                                                     ---------        ---------
      Net interest income                                            1,285,546        1,063,347
Provision for loan losses                                               10,000                -
                                                                     ---------        ---------
      Net interest income after provision for loan losses            1,275,546        1,063,347
                                                                     ---------        ---------

Noninterest income:
 Service charges on deposits                                           220,592          170,363
 Mortgage origination fees                                              72,229           69,922
 Miscellaneous                                                          97,475           65,614
                                                                     ---------        ---------
      Total noninterest income                                         390,296          305,899
                                                                     ---------        ---------
Noninterest expenses:Salaries and employee benefits                    544,174          517,241
 Occupancy                                                             126,566          111,566
 Other operating                                                       322,208          280,087
                                                                     ---------        ---------
      Total noninterest expenses                                       992,948          908,894
                                                                     ---------        ---------
      Earnings before income taxes                                     672,894          460,352
Income taxes                                                           229,326           75,000
                                                                     ---------        ---------
      Net earnings                                               $     443,568          385,352
                                                                     =========        =========

Basic earnings per share                                         $        0.18             0.16
                                                                     =========        =========

Diluted earnings per share                                       $        0.15             0.13
                                                                     =========        =========

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)


                                                                 1998                 1997
                                                                 ----                 ----
Net earnings                                                     $443,568              385,352

Other comprehensive income, net of tax:
Unrealized gains (losses) on securities available for
 sale:
Holding gains (losses) arising
 during period, net of tax
of $6,531 and $65,358                                               6,742             (135,514)
                                                                  -------

Comprehensive income                                             $450,310              249,838
                                                                 ========             ========

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                                                                         ACCUMULATED
                                                                           RETAINED         OTHER
                                                            ADDITIONAL     EARNINGS     COMPREHENSIVE   UNEARNED
                                                  COMMON      PAID-IN    (ACCUMULATED      INCOME,        ESOP
                                                   STOCK      CAPITAL      DEFICIT)       NET OF TAX     SHARES          TOTAL
                                              ------------  -----------  -------------  --------------  ---------  ---------------
Balance, December 31, 1996                    $  6,079,123   2,080,497       (913,276)        (42,950)  (100,000)        7,103,394

Net earnings                                             -           -        385,352               -          -           385,352

Exercise of stock options
   and warrants                                     13,000      (4,680)             -               -          -             8,320

Change in accumulated other
   comprehensive income                                  -           -              -        (135,514)         -       (135,514.00)
                                                 ---------   ---------   ------------   -------------   --------   ---------------

Balance, March 31, 1997                       $  6,092,123   2,075,817       (527,924)       (178,464)  (100,000)         7,361,552
                                                 =========   =========   ============   =============   ========   ================


Balance, December 31, 1997                    $  6,200,520   2,043,472        600,261          35,150    (86,657)         8,792,746

Net earnings                                             -           -        443,568               -          -            443,568

Exercise of stock options
   and warrants                                    415,843    (149,703)             -               -          -            266,140

Change in accumulated other
   comprehensive income                                  -           -              -           6,742          -              6,742

Release of ESOP shares                                   -       3,391              -               -      3,749              7,140
                                                 ---------   ---------   ------------   -------------   --------          ---------

Balance, March 31, 1998                       $  6,616,363   1,897,160      1,043,829          41,892    (82,908)         9,516,336
                                                 =========   =========   ============   =============   ========          =========

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                                                                 1998             1997
                                                                                 ----             ----
Cash flows from operating activities:
 Net earnings                                                              $   443,568          385,352
 Adjustments to reconcile net earnings to net cash
  provided by operating activities:
    Depreciation, amortization and accretion                                    69,033           61,210
    Provision for loan losses                                                   10,000                -
    ESOP compensation expense                                                    7,140                -
    Change in:
     Interest receivable                                                       (75,887)         (96,024)
     Other assets                                                              (30,502)          13,406
     Interest payable                                                          138,949           (7,574)
     Other liabilities                                                         203,829            7,489
                                                                           -----------       ----------
       Net cash provided by operating activities                               766,130          363,859
                                                                           -----------       ----------
Cash flows from investing activities:
  Purchases of securities available for sale                                (4,845,000)      (2,491,328)
  Purchases of other investments                                                     -          (29,900)
  Proceeds from calls and maturities of securities
    available for sale                                                       2,982,440          690,795
  Net change in loans                                                       (2,061,016)      (2,560,535)
  Purchases of bank premises and equipment                                     (77,951)        (450,373)
                                                                           -----------       ----------
             Net cash used by investing activities                          (4,001,527)      (4,841,341)
                                                                           -----------       ----------
Cash flows from financing activities:
 Net change in deposits                                                     16,495,502        2,758,604
 Proceeds from FHLB advances                                                         -        1,250,000
 Net change in federal funds purchased and other borrowed money              5,132,273         (481,229)
 Repayment of note payable                                                      (2,944)               -
 Proceeds from exercise of options and warrants                                266,140            8,320
                                                                           -----------      -----------
          Net cash provided by financing activities                         21,890,971        3,535,695
                                                                           -----------      -----------

  Net change in cash and cash equivalents                                   18,655,574         (941,787)

  Cash and cash equivalents at beginning of period                           5,011,990        6,588,647
                                                                           -----------      -----------

  Cash and cash equivalents at end of period                               $23,667,564        5,646,860
                                                                           ===========      ===========

                COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY



                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)




(1)  BASIS OF PRESENTATION


     The consolidated financial statements included the accounts of Community Financial Corporation and its wholly owned subsidiary, Georgia State Bank (the "Bank").


     The financial information furnished herein reflects all adjustments which are, in the opinion of management, necessary to present a fair statement of the results of operations and financial position for the periods covered herein. All such adjustments are of a normal recurring nature.


(2)  CASH AND CASH EQUIVALENTS


     For presentation in the financial statements, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.


(3)  COMPREHENSIVE INCOME


     In 1997, the Financial Accounting and Standards Board issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Bank has elected to present comprehensive income in a separate consolidated statement of comprehensive income. Accumulated other comprehensive income is solely related to the net of tax effect of unrealized gains and losses on securities available for sale.

                                                                      APPENDIX D

       [LETTERHEAD OF BROWN, BURKE CAPITAL PARTNERS, INC. APPEARS HERE]


                                                                   July 22, 1998


Board of Directors
Community Financial Corporation
620 Fontaine Road
Mableton, GA  30059

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the shareholders and optionholders of Community Financial Corporation (the "Company"), from a financial point of view, of the per share purchase price and terms (the "Per Share Purchase Price and Terms") provided for in the Agreement and Plan of Merger (the "Merger Agreement") dated June 8, 1998 between the Company and Alabama National BanCorporation ("ANB"). The Merger Agreement provides for a merger (the "Merger") of the Company and ANB pursuant to which the common shareholders of the Company will receive 0.351807 ANB common shares (the "Exchange Ratio") for each fully diluted common share. Optionholders shall receive 0.351807 option shares to purchase ANB common stock for each option share currently held, the exercise price of which shall be the current exercise price divided by the Exchange Ratio.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to ANB and the Company. We have also reviewed certain other information, including financial forecasts and budgets, provided to us by ANB and the Company, and have discussed with the Company's management the business and prospects of the Company.

We have also considered certain financial and stock market data of ANB and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate

Board of Directors
Community Financial Corporation
July 22, 1998
Page Two


in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of ANB's and the Company's managements as to the future financial performance of ANB and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of ANB or the Company and we have assumed that the aggregate allowances for loan losses for ANB and the Company are adequate to cover such losses. We have solicited third party indications of interest in acquiring the Company and have considered the results of that solicitation in arriving at our opinion.


It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the ANB common stock necessarily will be when the ANB common stock is issued to the stockholders of the Company upon consummation of the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

We agree to the inclusion of this opinion letter in the Proxy
Statement/Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Purchase Price and Terms of the Merger are fair to the common shareholders and optionholders of the Company from a financial point of view.


Very truly yours,


/s/ BROWN, BURKE CAPITAL PARTNERS, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation, as amended, of ANB contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to ANB or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Bylaws of ANB require ANB to indemnify any person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director of ANB or any other corporation, including the subsidiary banks of ANB, for which he served as such at the request of ANB. Directors are entitled to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of ANB's Certificate of Incorporation described in the preceding paragraph. Directors are also entitled to have ANB advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

  In addition to the Bylaws of ANB, Section 145(c) of the DGCL requires ANB to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above which has arisen prior to July 1, 1997. The Delaware General Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

  The Board of Directors of ANB also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended indemnification rights to all of its executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS:

     2.1  Agreement and Plan of Merger dated as of June 8, 1998, is found at
          Appendix A to the Proxy Statement included in Part I hereof.
     4.1  Certificate of Incorporation, filed as Exhibit 3.1 to Registrant's
          Registration Statement on Form S-1 (No. 33-83800), is incorporated herein by reference.
     4.1A Certificate of Amendment of Certificate of Incorporation; filed as Exhibit
          3.1A to the Registrant's Annual Report on Form 10-K for the year ended
          December 31, 1996 (No. 0-25160), is incorporated herein by reference.
     4.1B Certificate of Merger, filed as Exhibit 3.1B to the Registrant's Annual
          Report on Form 10-K for the year ended December 31, 1997 (No. 0-25160), is incorporated herein by reference.
     4.1C Certificate of Amendment of Certificate of Incorporation dated April 24,
          1998; filed as Exhibit 3.1C to the Registrant's Quarterly Report on Form
          10-Q for the quarter ended March 31, 1998 (No. 0-25160) is incorporated herein by reference.

     4.2 Bylaws, filed as Exhibit 3.2 to Registrant's Registration Statement on
         Form S-1 (No. 33-83800), is incorporated herein by reference.
     5.1 Opinion of Maynard, Cooper & Gale, P.C. re legality dated July 24, 1998.
     8.1 Opinion of Maynard, Cooper & Gale, P.C. re tax matters dated July 23,
         1998.
    13.1 Registrant's 1997 Annual Report on Form 10-K for the year ended December
         31, 1997 (No. 0-25160), is incorporated herein by reference.
    21.1 Subsidiaries of Registrant.
    23.1 Consent of PricewaterhouseCoopers LLP
    23.2 Consent of Ernst & Young LLP.
    23.3 Consent of Porter Keadle Moore LLP.
    23.4 Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re legality filed as Exhibit 5.1 hereto.
    23.5 Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re tax matters filed as Exhibit 8.1 hereto.
    23.6 Consent of Brown, Burke Capital Partners, Inc.
    24.1 Power of Attorney (contained on signature page of the Registration
         Statement).
    99.1 Form of Proxy to be used at Community Financial Corporation annual meeting.

  (b) FINANCIAL STATEMENT SCHEDULES. All Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are inapplicable and therefore have been omitted.

  (c) Information pursuant to Items 4(b) is included in the Prospectus.

ITEM 22. UNDERTAKINGS.

  (a) 1. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  2. Insofar as an indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  3. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BIRMINGHAM, ALABAMA, ON THE 20TH DAY OF JULY, 1998.

                                          Alabama National BanCorporation

                                               /s/ John H. Holcomb, III
                                          By:__________________________________
                                                   John H. Holcomb, III,
                                               Chairman and Chief Executive
                                                          Officer

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JOHN H. HOLCOMB, III AND VICTOR E. NICHOL, JR., AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED BELOW.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


    /s/ John H. Holcomb, III         Chairman, Chief Executive       July 20, 1998
____________________________________ Officer, and Director
        John H. Holcomb, III         (Principal Executive
                                     Officer)

    /s/ Victor E. Nichol, Jr.        President and Chief             July 20, 1998
____________________________________ Operating Officer, and
       Victor E. Nichol, Jr.         Director

   /s/ William E. Matthews, V        Executive Vice President and    July 20, 1998
____________________________________ Chief Financial Officer
       William E. Matthews, V        (Principal Financial
                                     Officer)

     /s/ James S. Parks, Jr.         Senior Vice President-          July 20, 1998
____________________________________ Finance, Treasurer
        James S. Parks, Jr.          (Principal Accounting
                                     Officer)

      /s/ T. Morris Hackney          Director                        July 20, 1998
____________________________________
         T. Morris Hackney

        /s/ John D. Johns            Director                        July 20, 1998
____________________________________
           John D. Johns

    /s/ John J. McMahon, Jr.         Director                        July 20, 1998
____________________________________
        John J. McMahon, Jr.


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ C. Phillip McWane          Director                        July 20, 1998
____________________________________
         C. Phillip McWane

    /s/ William D. Montgomery        Director                        July 20, 1998
____________________________________
       William D. Montgomery

     /s/ Drayton Nabers, Jr.         Director                        July 20, 1998
____________________________________
        Drayton Nabers, Jr.

    /s/ G. Ruffner Page, Jr.         Director                        July 20, 1998
____________________________________
        G. Ruffner Page, Jr.

     /s/ W. Stancil Starnes          Director                        July 20, 1998
____________________________________
         W. Stancil Starnes

        /s/ Dan M. David             Vice Chairman and Director      July 21, 1998
____________________________________
            Dan M. David

        /s/ C. Lloyd Nix             Director                        July 22, 1998
____________________________________
            C. Lloyd Nix
      /s/ William E. Sexton          Director                        July 21, 1998
____________________________________
         William E. Sexton